AULT ALLIANCE, INC.
11411 Southern Highlands Parkway, Suite 240
Las Vegas, Nevada 89141

July 24, 2023

To the Holders of Common Stock of Ault Alliance, Inc.:

Ault Alliance, Inc. (“Ault”) is hereby distributing shares of common stock and warrants to purchase common stock of Imperalis Holding Corp. d/b/a TurnOnGreen, Inc. (“TurnOnGreen”), a publicly traded company engaged in the design, development, manufacture and sale of power system solutions and electric vehicle charging stations, on a pro rata basis to the holders of Ault common stock pursuant to the enclosed prospectus (the “Distribution”).

The prospectus sets forth information about TurnOnGreen, its organization, business and properties and the background of its March 2022 stock purchase involving Ault’s subsidiaries Imperalis Holding Corp. and TurnOnGreen, Inc., together with historical and pro forma financial statements. Due to the importance of the information contained in this document, you are urged to read it carefully.

As explained in the prospectus, on July 10, 2023, each holder of record of Ault common stock on June 26, 2023, the first record date for the Distribution, received 40 shares of TurnOnGreen common stock and 40 warrants each to purchase one share of TurnOnGreen common stock for every share of Ault common stock held as of such date. Based on the current outstanding shares of Ault, each holder of record of Ault common stock on July 24, 2023, the second record date for the Distribution, is receiving 15 shares of TurnOnGreen common stock and 15 warrants each to purchase one share of TurnOnGreen common stock for every share of Ault common stock held as of such date. Ault intends to subsequently distribute in one distribution or multiple distributions to Ault stockholders additional shares of TurnOnGreen common stock and warrants to purchase additional shares of TurnOnGreen common stock to such stockholders at the close of business on a future date or future dates to be set by Ault, each to be a record date for the Distribution, that will bring the distributions to a total of 140,000,000 shares of TurnOnGreen common stock and warrants to purchase 140,000,000 shares of TurnOnGreen common stock. Accordingly, in order to be entitled to receive the full benefits of the Distribution, you must be a holder of record of Ault common stock on each record date. No fractional shares of TurnOnGreen common stock are being issued. In lieu of receiving fractional shares, holders of Ault common stock who would otherwise be entitled to receive fractional shares of TurnOnGreen common stock will be receiving cash for their fractional interests.

The shares and warrants of TurnOnGreen that you are receiving have been registered with the Securities and Exchange Commission, which permits you, subject to certain securities laws and rules discussed in the prospectus, to sell these securities from time to time in either public or privately negotiated transactions. This prospectus is being sent as information to all Ault stockholders of record on each record date for the Distribution. Holders are not required to do anything to become entitled to participate in this Distribution.

Sincerely,

/s/ Milton C. (Todd) Ault III

MILTON C. (TODD) AULT III
Executive Chairman

PROSPECTUS	Filed Pursuant to Rule 424(b)(3) Registration No. 333-267897

Imperalis Holding Corp.

(d/b/a TurnOnGreen, Inc.)

56,405,175 Shares of Common Stock and
Warrants to Purchase 56,405,175 Shares of Common Stock

 (and 56,405,175 Shares of Common Stock Underlying the Warrants)

This prospectus relates to the shares of common stock, par value $0.001 per share, and warrants to purchase common stock of Imperalis Holding Corp., a Nevada corporation d/b/a TurnOnGreen, Inc. (“Imperalis” or “TurnOnGreen”), which, as described in this prospectus, are to be distributed as a dividend payable to the stockholders of record of common stock, par value $0.001 per share, of Ault Alliance, Inc., a Delaware corporation (“Ault”), at the close of business on July 24, 2023, the second record date for the distributions (the “Second Record Date”). Previously, on July 10, 2023, Ault distributed to each Ault stockholder 40 shares of TurnOnGreen common stock and 40 warrants each to purchase one share of TurnOnGreen common stock for every share of Ault common stock owned of record by such stockholder at the close of business on June 26, 2023, which resulted in an aggregate distribution of 58,610,760 shares of TurnOnGreen common stock and 58,610,760 warrants each to purchase one share of TurnOnGreen common stock (the “First Distribution”). Based on the current outstanding shares of Ault, on or about August 7, 2023, Ault will distribute to each Ault stockholder 15 shares of TurnOnGreen common stock and 15 warrants each to purchase one share of TurnOnGreen common stock for every share of Ault common stock owned of record by such stockholder at the close of business on the Second Record Date (the “Second Distribution”). Ault intends to subsequently distribute in one distribution or multiple distributions to Ault stockholders additional shares of TurnOnGreen common stock and warrants to purchase additional shares of TurnOnGreen common stock to such stockholders at the close of business on a future date or future dates to be set by Ault, each to be a record date for the distributions, that will bring the distributions to a total of 140,000,000 shares of TurnOnGreen common stock and warrants to purchase 140,000,000 shares of TurnOnGreen common stock. The First Distribution, the Second Distribution and any subsequent distribution are collectively referred to as the “Distribution.” Accordingly, in order to be entitled to receive the full benefits of the Distribution, a stockholder must be a holder of record of Ault common stock on each record date. No fractional shares of TurnOnGreen common stock will be issued in the Distribution. In lieu of receiving fractional shares, holders who would otherwise be entitled to receive fractional shares of TurnOnGreen common stock in the Distribution will receive cash for their fractional interests. For Ault stockholders who own Ault common stock in registered form, in most cases the transfer agent, acting as the distribution agent, will credit their shares of TurnOnGreen common stock and warrants to book-entry accounts established to hold their TurnOnGreen common stock and warrants. The distribution agent will mail such stockholders a statement reflecting their TurnOnGreen common stock and warrant ownership shortly after each distribution date. For stockholders who own Ault common stock through a broker, bank or other nominee, their shares of TurnOnGreen common stock and warrants will be credited to their accounts by that broker, bank or other nominee. The warrants will be issued in registered form under a warrant agency agreement between the warrant agent and us. The warrants will initially be represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC. Computershare Inc. and its affiliate, Computershare Trust Company, N.A., are acting as warrant agent for the warrants (the “Warrant Agent”).

The Distribution to which this prospectus relates will be made in accordance with the Securities Purchase Agreement, dated March 20, 2022, as amended (the “Purchase Agreement”), among Ault, Imperalis and TurnOnGreen, Inc., a Nevada corporation and wholly owned subsidiary of Ault (“TOGI”), pursuant to which all of the outstanding shares of common stock of TOGI were sold by Ault and its affiliates to Imperalis (the “Acquisition”). On the basis of the number of shares of TurnOnGreen common stock outstanding on each record date, 140,000,000 shares of TurnOnGreen common stock, representing 81.1% of its outstanding shares of common stock as of the record date of the First Distribution, will be distributed when the Distribution is effected in full. After the Distribution is effected, Ault will own, directly or indirectly, approximately 69.8% of the outstanding shares of TurnOnGreen common stock based on the number of shares outstanding on the record date of the First Distribution.

As of the record date of the First Distribution, Ault beneficially owned, directly or indirectly, 94.7% of the outstanding shares of TurnOnGreen common stock. TurnOnGreen common stock is quoted on the Pink Open Market (Current Information), operated by OTC Markets Group Inc., under the symbol IMHC. The last reported sale price of TurnOnGreen common stock, as quoted on the Pink Open Market on July 24, 2023, was $0.02 per share. Quotes of stock trading prices on any over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. See “Trading and Dividend Information.”

The shares of TurnOnGreen common stock and warrants which are the subject of the Distribution have been registered under the Securities Act of 1933, since Ault is deemed by the Securities and Exchange Commission to be an underwriter with respect to the Distribution.

As of September 6, 2022, TurnOnGreen was no longer deemed to be a shell company as defined under Rule 405 of the Securities Act of 1933. However, stockholders who currently hold shares of TurnOnGreen (i.e., the current Imperalis) or who will own shares underlying the warrants to be distributed cannot rely on the provisions of Rule 144 for the resale of their shares until certain additional conditions are met.

STOCKHOLDERS SHOULD BE AWARE OF CERTAIN RISKS RELATED TO THE OWNERSHIP OF TURNONGREEN COMMON STOCK. SEE “RISK FACTORS.”

_______________________

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is July 24, 2023.

No person is authorized to give any information or make any representation not contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus, or an offer or solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any exchange or sale hereunder shall, under any circumstances, create any implication that there has been no change in the information contained herein or in the affairs of TurnOnGreen or TOGI since the date as of which information is furnished or the date hereof.

_______________________

Market, Industry and Other Data

This prospectus contains estimates, projections and other information concerning market, industry and other data. We obtained this data from our own internal estimates and research and from academic and industry research, publications, surveys, and studies conducted by third parties, including governmental agencies. In some cases, we do not expressly refer to the sources from which this data is derived. This data involves a number of assumptions and limitations, is subject to risks and uncertainties, and is subject to change based on various factors, including those discussed in the section of this prospectus titled “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

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PROSPECTUS SUMMARY

The following is a brief summary of certain information contained elsewhere in this prospectus. This summary is not intended to be complete and is qualified in all respects by reference to the more detailed information appearing in this prospectus, including the documents incorporated by reference herein. Unless otherwise indicated or where the context otherwise requires, references to “TurnOnGreen,” the “Company,” ”we,” ”us” and “our” shall mean the combined entity of Imperalis, which currently conducts its business as TurnOnGreen (together with its subsidiaries) in connection with the Distribution, and references to “Imperalis” and “TOGI” shall mean each respective corporation as it existed prior to the Acquisition.

The Company

TurnOnGreen Overview

TurnOnGreen, through its wholly owned subsidiaries Digital Power Corp. (“Digital Power”) and TOG Technologies, Inc. (“TOG Technologies”), is engaged in the design, development, manufacture and sale of highly engineered, feature-rich, high-grade power conversion and power system solutions for mission-critical applications and processes. For more than 50 years, Digital Power has been devoted to the perfection of power solution products that have enabled customer innovation in complex applications covering a wide range of industries. A natural outgrowth of its development of these power systems has been TOG Technologies’ effort to apply the company’s proprietary core power technologies to optimizing the design and performance of electric vehicle (“EV”) charging solutions. TOG Technologies began commercial sales of its product line of high-speed charging solutions in mid-2021. We believe that our charging solutions represent an entire generation of new chargers due to dramatic improvements in terms of size reduction in electronic circuitry and higher output density. We also believe that, by leveraging our experience and expertise in power conversion and generation, we can rapidly become a leader in the high growth EV charging solution market.

Digital Power

At Digital Power, we provide a comprehensive range of integrated power system solutions that are designed to meet the diverse and precise needs of our customers with the highest levels of efficiency, flexibility and scalability. We design, develop and manufacture custom power systems to meet performance and/or form factor requirements that cannot be met with standard products. These power system solutions are designed to function reliably in harsh environments associated with defense and aerospace applications, while also being utilized for applications ranging from industrial and telecommunications equipment to medical instrumentation. Our power products are highly adaptive and feature digital power management and soft configurations to allow achieving the highest power efficiency and agility to meet the requirements of both our customers and our original equipment manufacturers (“OEMs”). In addition to our custom power system solutions, we also provide a wide range of industry-standard power products. These products include our AC/DC Open-Frame product series, which are among the industry’s leading switchers in terms of power efficiency and deployed in a highly compact form factor, modular power series that supports configurable multiple DC outputs, high power and high voltage laser power supply products designed to meet unique requirements of medical, dental and industrial pulsed energy systems, high performance and high power data center power supplies, semiconductor fab equipment power source supplies, desktop adaptor power supplies and customized AC/DC and DC/DC ruggedized power supplies.

TOG Technologies

We recently formed TOG Technologies following more than two years of engineering design and product prototypes to provide EV drivers of all types with easy access to convenient, reliable and high-speed EV charging solutions. TOG Technologies offers Level 2 AC charging infrastructure for use in single family homes, multi-family unit developments, parking garages and lots, commercial retail properties and fleet environments. TOG Technologies provides Level 3 DC fast charger infrastructure for high traffic, high density urban, suburban, exurban locations, and portable microgrid charging infrastructure. Prior to August 2021, Digital Power operated the EV business presently conducted by TOG Technologies. Our EV charging solutions are designed to address the expected rapid expansion of infrastructure required to support broad adoption of EVs globally. With more than 50 years of expertise in power technology, we provide EV charging solutions to enable the eMobility of tomorrow. Our innovative charging solutions produce a full charge for an EV with a 250-mile range battery in approximately 30 minutes. We provide a wide range of EV charging solutions, including a Level 2 AC charging product line compatible with the SAE J1772 standard, and a Level 3 DC fast charging product line compatible with the Combined Charging System (“CCS”) standard and the CHArge de MOve (“CHAdeMO”) standard.

Our network is capable of natively charging (i.e., charging without an adapter) all EV models and supports all charging standards currently available in the United States. Our network can serve a wide variety of private, retail, commercial and fleet customers. Our charging systems maintain the highest standards in the market and are backed by an internationally recognized certificate of safety and performance. We anticipate rapid growth in the number of EVs in North America and we intend to expand our network of charging stations to accommodate this growth while prioritizing development of locations with favorable traffic and utilization characteristics.

Below are renderings of our EV charging products and related services.

Our strategy is to be the supplier of choice across numerous markets that require high-quality power system solutions where custom design, superior product, high quality, time to market and competitive prices are critical to business success. We believe that we provide advanced custom product design services to deliver high-grade products that reach a high level of efficiency and density and can meet rigorous environmental requirements. Our customers benefit from a direct relationship with us that supports all their needs for designing and manufacturing power solutions and products. By implementing our proprietary core technology, including process implementation in integrated circuits, we can provide cost reductions to our customers by replacing their existing power sources with our custom design cost-effective products.

Looking ahead, our mission is to maintain our core business and existing relationships while leveraging the experience and expertise we have gained in the development of power system solutions to introduce best-in-class EV charging solutions. By offering best-in-class EV charging solutions, as well as a convenient, reliable and affordable EV charging e-mobility network through TOG Technologies, we intend to drive sustainable growth and continue to be a recognized and trusted provider of advanced power technology.

Our Power System Markets and Customers

We sell our power systems as integrated solutions to diverse customers for a wide range of applications in the global markets and sectors we serve, including medical and healthcare, defense and aerospace, and industrial and telecommunications. We also sell our products as stand-alone products to our commercial customers and, most recently, we have started to roll out our EV charger products to consumers. Our current commercial customer base consists of approximately 220 companies, which are served through our direct sales groups and our strategic partner channels. Our power supply products and related services sold through Digital Power accounted for all of our operating revenues in the three months ended March 31, 2023 and the years ended December 31, 2022, and 2021. During these time periods, approximately 89.5%, 87.3% and 87.6% of our revenues, respectively, were generated from customers located in North America. The key industries for these products include the following:

Medical and Healthcare. Our power solutions are ideal for healthcare and medical applications that require a high level of reliability and performance due to their quality, output power and high-power density. Our power supplies meet the rigorous medical safety requirements and major industrial safety standards related to such products to major industrial safety standards, including the EN60601-1 safety standard and the 4th edition Electromagnetic Compatibility (“EMC”) compliance requirements, and help medical device and system manufacturers speed compliance testing of their own products. Our qualification testing facilities are also approved by various safety agencies to test and qualify power products to be used in medical devices. We have obtained the medical quality management systems ISO 13485 certification to support rigorous design requirements and high-quality manufacturing of our medical power systems. Our medical power products help OEMs minimize the risk of encountering unexpected development problems outside of their own areas of expertise. The typical applications for our power products in the medical and healthcare industry include portable oxygen concentrators, patient monitoring systems, pulsed lasers drivers for dental and surgical treatment, DNA sequencers, medical beds and ultrasounds. Revenues from the medical and healthcare industry accounted for approximately 36%, 22% and 32% of all revenues received from our power supply products during the three months ended March 31, 2023 and the years ended December 31, 2022, and 2021, respectively.

Defense and Aerospace. We offer a broad range of rugged power solutions for the defense and aerospace market. These solutions feature the ability to withstand harsh environments. For more than 50 years, we have been providing rugged commercial off the shelf (“COTS”) products and custom power solutions designed end-to-end for military and aerospace applications. We offer a wide variety of units designed to comply with the most demanding United States and international Military Standards (“MIL-STDs”). Our military products meet all relevant military standards in accordance with the Defense Standardization Program Policies and Procedures. This includes specifications related to space, weight, output power, electromagnetic compatibility, power density and multiple output requirements, all of which we meet due to decades of experience held by our engineering teams. Certain of our products that are specifically designed, modified, configured or adapted for military systems are subject to the United State International Traffic in Arms Regulations (“ITAR”), which are administered by the U.S. Department of State. We obtain required export licenses for any exports subject to ITAR. Our defense manufacturing facilities are compliant with the international Quality Management System standard for the Aviation, Space and Defense (“AS&D”) AS9100. The typical applications for our power products in the defense and aerospace industry include mobile and ground communications, naval power conversion, automated test and simulation equipment for weapon systems, combat and airborne power supplies, radar arrays power source, tactical gyro position and navigation systems and active protection of tactical vehicles. Revenues from the defense and aerospace industry accounted for approximately 22%, 30% and 22% of all revenues received from our power supply products during the three months ended March 31, 2023 and the years ended December 31, 2022, and 2021, respectively.

Industrial and Telecommunications. We build products for custom and standard applications used in industrial and telecommunication markets and set the standard in flexibility, efficiency and reliability. Our compact, high-density and flexible power supplies and power converters allow optimal performance, boost functionality and decrease costs. Due to the breadth of our experience, our products have proven to easily meet stringent design requirements. Our industrial power solutions are designed to stand up to the extreme temperatures, input surges, vibration and shock found through uses such as industrial automation, material handling, industrial lasers, robotics, agriculture, oil and gas, mining and outdoor applications. Our technology is designed for superior thermal management, reliability, EMI/EMC specifications and power density, with rugged performance that is typically unavailable in standard power supplies. The typical applications for our power products in the industrial and telecommunications industry include packaging equipment, laboratory and diagnostic equipment, industrial laser drivers, datacenter computing and turbomachinery control solutions. Revenues from the industrial and telecommunications industry accounted for approximately 42%, 48% and 46% of all revenues received from our power supply products during the three months ended March 31, 2023 and the years ended December 31, 2022, and 2021, respectively.

Our Growth Strategies

We sell our power products and charging solutions in the form of hardware, recurring network subscriptions, extended warranty purchases and related services. We will continue to optimize our operating model, combining high-quality power and charging hardware and related services with appealing business models for our customers. We believe that this approach creates significant customer network effects and provides the potential for recurring revenue. Key elements of our growth strategies include:

•	Continue to Innovate and Enhance Our EV Products. While maintaining our core business of power system solutions for our existing markets, we intend to support the company’s growth by continuing to release advanced, new power technologies with respect to our eMobility network and EV charging infrastructures. Specifically, we intend to take advantage of a significant increase in eMobility market opportunities that we expect to see over the next five to ten years for our non-networked and networked Level 2 chargers and our high-power Level 3 DC fast charging solutions. We intend to invest in EV charging station components for use in connection with installations of charging solutions at customer sites. We will expand our eMobility charging services through our TurnOnGreen Served (“TOGS”) Software Platform as a Service (“PaaS”) for commercial and fleet customers and continue to design and develop innovative products and services leveraging our knowledge of power electronics technology and advanced charging network management.

•	Develop Our Strategic Partnership Network. To achieve our goals – particularly with respect to the rapid deployment of our EV charging products – we will evaluate and enter into strategic partnerships that facilitate our ability to bring best-in-class solutions to a wider network of EV drivers than we would be able to reach on our own. Since the launch of TOG Technologies, we have entered into several strategic agreements, including non-exclusive territorial distribution agreements with Total Energy Solutions Company, LLC, EV-olution Charging Systems and CED National Accounts to market, resell and promote our EV charging products, a marketing agreement with Best Western International, Inc., under which Best Western may promote our products to its independently-owned hotels and hotel affiliates through our participation in Best Western’s endorsed supplier program, and a site license agreement with Sunrise Hills Commercial Association in California to deploy a number of EV chargers.

•	Expand Within Existing Customers. We are focused on maintaining our customer retention model, which encourages existing customers to increase their utilization of our products and to renew their subscriptions due to the expansion of our network. We expect additional growth to result from the breadth of ecosystem integrations that are enabled through our TurnOnGreen Network. This eMobility network would integrate platforms such as in-vehicle infotainment systems, consumer mobile applications, payment systems, mapping tools, home automation assistants, fleet fuel cards and residential utility programs.

•	Make Opportunistic Investments in Marketing. We intend to continue to aggressively market and sell our core power products through our existing domestic and international markets, with an emphasis on the North American market. We also intend to generate revenues by our eMobility charging services through various partnership and business models to reach new customers, in each case coordinated through our dedicated sales groups.

•	Pursue Strategic Acquisitions for Growth. Through selective acquisitions of or investments in complementary businesses, products, services and technologies in the power system solutions and EV charging industries, we aim to broaden our existing product and technology base, build on our long-standing industry relationships and enhance our ability to penetrate new markets. Along with our controlling stockholder, we are experienced at evaluating prospective operations in order to increase efficiencies and capitalize on market and technological synergies. We currently have no commitments or agreements with respect to any such acquisitions or investments.

•	Enter in Cooperative Partnerships with Site Hosts. Partnering with commercial property owners to expand public charging infrastructure is a key driver of revenue for our company. Working with select hotels, golf courses, museums, hospitals, universities, and other high volume long dwell time EV destinations through revenue sharing agreements, we offer to fund and build the EV charging infrastructure while operating the EV chargers and retaining the majority of the revenue generated through energy use sales for a contracted period of time. Under the cooperative model, we seek to recoup infrastructure costs through grant and rebate programs, energy sales and/or the sale of carbon credits generated through the use of accredited machines.

The Distribution

The TOGI Acquisition

On March 20, 2022, Ault, Imperalis and TOGI entered into a Securities Purchase Agreement (the “Acquisition Agreement”). Pursuant to the Acquisition Agreement, Ault agreed to (i) deliver to Imperalis all of the outstanding shares of common stock of TOGI held by Ault (the “Acquisition”) and (ii) forgive and eliminate the intracompany accounts between Ault and TOGI evidencing historical equity investments made by Ault to TOGI, in the approximate amount of $36,000,000, in consideration for the issuance by Imperalis to Ault of 25,000 shares of a new issue of series A convertible redeemable preferred stock having an aggregate liquidation preference of $25,000,000 and the right to vote with Imperalis common stock on an as-converted basis. On September 5, 2022, Ault, Imperalis and TOGI entered into an amendment to the Agreement (the “Amendment”), pursuant to which Imperalis agreed to (i) use commercially reasonable efforts to effectuate a distribution by Ault of 140,000,000 shares of common stock beneficially owned by Ault (the “Distribution”) and (ii) to issue to Ault warrants to purchase an equivalent number of shares of common stock to be issued in the Distribution (the “Warrants”). The closing of the Acquisition occurred on September 6, 2022, following Ault’s delivery to Imperalis of audited historical financial statements of TOGI and satisfaction of other customary closing conditions. Immediately following the closing of the Acquisition, TOGI became a wholly owned subsidiary of Imperalis. The outstanding shares of common stock of Imperalis remained outstanding and unaffected following the closing of the Acquisition, as were outstanding warrants and stock options to purchase Imperalis common stock. Through an upstream merger, TOGI was subsequently merged with and into Imperalis. Additionally, Imperalis dissolved its dormant subsidiary. Subsequently, Imperalis filed a d/b/a certificate in the State of Nevada under the name TurnOnGreen, Inc.

Prior to the Acquisition, Ault owned 80.0% of the outstanding shares of Imperalis common stock. As a result of receiving shares of series A convertible redeemable preferred stock of Imperalis, Ault’s beneficial ownership of TurnOnGreen’ voting shares increased to 94.7% of all voting shares as of the date of this prospectus. Pursuant to the Acquisition Agreement, Ault acknowledged that it would distribute to its stockholders of record some or all of the shares of Imperalis common stock owned by it. Because Ault controlled each of Imperalis and TOGI, the Acquisition was accounted for as a reorganization of entities under common control. See “Introduction — The TOGI Acquisition.”

The Distribution

The management of Ault, after extended study and analysis, has concluded that it is in the best interests of Ault and its stockholders for Ault to divest a substantial portion of its interest in TurnOnGreen by distributing 81.1% (140,000,000 shares) of all outstanding shares of TurnOnGreen common stock and an equal number of warrants to purchase shares of TurnOnGreen common stock in the Distribution. At the time of the Distribution, TurnOnGreen will comprise all of Ault’s power system solutions operations and assets. Imperalis is a publicly traded company and had operated in the past through three since discontinued subsidiaries in diverse businesses.

After the Distribution is effected, TurnOnGreen will continue to report Digital Power and TOG Technologies on a consolidated basis and Ault will continue to include TurnOnGreen on a consolidated basis so long as required under generally accepted accounting principles in the United States.

Reasons for the Distribution

In the opinion of the Board of Directors of Ault, the Distribution is in the best interests of Ault and its stockholders. The principal considerations that led Ault to conclude that it should divest a substantial portion of its interest in TurnOnGreen are (i) Ault’s desire to establish both itself and TurnOnGreen as distinct investment alternatives in the financial community, (ii) the lack of an appropriate fit between the power system and EV charging solutions businesses of TOGI and Ault’s primary bitcoin mining operations and between the future strategic directions of both companies, (iii) the manufacturing and high-end engineering nature of TOGI’s business, in part, in mature industries, and (iv) the resulting differences in TurnOnGreen’s and Ault’s financing strategies.

Manner of the Distribution

On July 10, 2023 (the “First Distribution Date”), Ault distributed to holders of record of Ault common stock on June 26, 2023 (the “First Distribution Record Date”), without any consideration being paid by such holders, 40 shares of TurnOnGreen common stock and 40 warrants each to purchase one share of TurnOnGreen common stock for every share of Ault common stock held on the First Distribution Record Date, which resulted in an aggregate distribution of 58,610,760 shares of TurnOnGreen common stock and 58,610,760 warrants each to purchase one share of TurnOnGreen common stock (the “First Distribution”). Based on the current outstanding shares of Ault, on or about August 7, 2023 (the “Second Distribution Date”), Ault will distribute to holders of record of Ault common stock on July 24, 2023 (the “Second Distribution Record Date”), without any consideration being paid by such holders, 15 shares of TurnOnGreen common stock and 15 warrants each to purchase one share of TurnOnGreen common stock for every share of Ault common stock held on the Second Distribution Record Date (the “Second Distribution”). Ault intends to subsequently distribute in one distribution or multiple distributions to holders of record of Ault common stock on a future date or future dates to be set by Ault, each to be a distribution record date, without any consideration being paid by such holders, additional shares of TurnOnGreen common stock and warrants to purchase additional shares of TurnOnGreen common stock to such stockholders at the close of business on each such distribution record date that will bring the distributions to a total of 140,000,000 shares of TurnOnGreen common stock and warrants to purchase 140,000,000 shares of TurnOnGreen common stock. The First Distribution, the Second Distribution and any subsequent distribution are collectively referred to as the “Distribution.” In order to be entitled to receive the full benefits of the Distribution, a stockholder must be a holder of record of Ault common stock on each distribution record date.

For Ault stockholders who own Ault common stock in registered form, in most cases the transfer agent will credit their shares of TurnOnGreen common stock and warrant certificates to book-entry accounts established to hold their TurnOnGreen common stock and warrants. The distribution agent will mail these stockholders a statement reflecting their TurnOnGreen common stock and warrant ownership shortly after each distribution date. For stockholders who own Ault common stock through a broker, bank or other nominee, their shares of TurnOnGreen common stock and warrants will be credited to their accounts by that broker, bank or other nominee. The warrants will be issued in registered form under a warrant agency agreement between the Warrant Agent and us. The warrants will initially be represented only by one or more global warrants deposited with the Warrant Agent, as custodian on behalf of DTC and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC. See “The Distribution — Manner of the Distribution.”

Market Price and Trading

TurnOnGreen common stock is quoted on the Pink Open Market (Current Information), operated by OTC Markets Group Inc., under the symbol IMHC. The last reported sale price for TurnOnGreen common stock, as quoted on the Pink Open Market, was $0.02 on July 24, 2023. Quotes of stock trading prices on any over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. Application has been submitted to have the shares of TurnOnGreen common stock to be received in the Distribution listed for quotation on the OTCQB Market. See “Trading and Dividend Information.”

Results of the Distribution

Subsequent to the Distribution, Ault will continue to beneficially own approximately 379,000 shares of TurnOnGreen common stock and 25,000 shares of series A convertible redeemable preferred stock, representing 69.8% of the then outstanding voting shares of TurnOnGreen based on the number of shares outstanding on the First Distribution Record Date, and remain TurnOnGreen’s largest stockholder on a voting basis.

Relationship between Ault and TurnOnGreen after the Distribution

After the Distribution, Ault may continue to perform certain administrative services for TurnOnGreen. These services will include certain use of Ault’s management information system, assistance in the preparation of SEC filings and federal and state tax returns and handling of certain cash management services.

Our Board of Directors consists of three members: Amos Kohn, Marcus Charuvastra and Douglas Gintz. Although none of our directors is currently a director of Ault, Mr. Kohn previously served as a director of Ault until 2020 and Mr. Gintz currently serves as the Chief Technology Officer of Ault. Our Chief Financial Officer, David J. Katzoff, currently serves as Ault’s Senior Vice President of Finance. See “Directors and Executive Officers of TurnOnGreen.”

Federal Income Tax Aspects of the Distribution

If the fair market value of the TurnOnGreen common stock and warrants to purchase shares of common stock distributed to Ault stockholders exceeds the tax basis of such TurnOnGreen common stock (in the hands of Ault), then Ault will recognize gain in the amount of such excess to the same extent as if such TurnOnGreen common stock and warrants were sold to Ault stockholders at fair market value. It is also anticipated that the TurnOnGreen common stock and warrants distributed to Ault stockholders in respect of their Ault stock will be taxable to such stockholders as a dividend to the extent of Ault’s earnings and profits. See “The Distribution — Federal Income Tax Aspects of the Distribution.” Stockholders are urged to consult their own advisors.

Risks Affecting Our Business

Stockholders should be aware of certain risks related to ownership of shares of TurnOnGreen common stock and warrants. Below are the principal factors that make ownership in the company speculative.

•	We have a history of annual net losses which may continue and which may negatively impact our ability to achieve our business objectives.

•	Our business model will continue to evolve as we focus on our EV charging operating segment, which will increase the complexity of our business and place significant strain on our management, personnel, operations, systems, technical performance, financial resources and internal financial control and reporting functions.

•	Our growth strategy through acquisitions and partnerships involves a significant degree of risk, and some of the companies that we have identified as acquisition targets or strategic partners may not have a developed business or are experiencing inefficiencies and losses.

•	If we fail to anticipate and adequately respond to rapid technological changes in our industry, our business would be materially and adversely affected.

•	Our future results will depend on our ability to maintain and expand our existing sales channels and to put our marketing, business development and sales functions in place.

•	We depend upon a few major customers for most of our revenues, and the loss of any of these customers, or the substantial reduction in the quantity of products that any of them purchase from us, would significantly reduce our revenues.

•	We are heavily dependent on our senior management, and a loss of a member of our senior management team could adversely affect our existing operations and future development.

•	Our technology is generally unpatented and others may seek to copy it.

•	The Covid-19 pandemic has negatively impacted the global economy and has impacted our supply chain for computer chips and other electronic components and material parts from vendors, particularly as a result of disruptions from the temporary suspension of operations in locations where components are manufactured or held for distribution.

•	We rely on charging station manufacturers and other partners, and a loss of any such partner or interruption in the partner’s production could have a material adverse effect on our business.

•	We are dependent upon our and our contract manufacturers’ ability to timely procure electronic components.

•	Our future results will depend on our ability to establish, maintain and expand our manufacturers’ representative OEM relationships and our other relationships.

•	We depend on international operations for a substantial portion of our manufacturing components and products. These activities are subject to the uncertainties associated with international business operations, including trade barriers and other restrictions.

•	We face intense industry competition, price erosion and product obsolescence, which could reduce our profitability, and many of our competitors are larger and have greater financial and other resources than we do.

•	As long as Ault maintains a significant interest in our company, your ability to influence matters requiring shareholder approval will be limited, and our historical financial information as a subsidiary of Ault may not be representative of our results as an independent public company.

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The price of our common stock may have little or no relationship to the historical bid prices of our common stock on the Pink Open Market (Current Information). There is currently only a limited trading market for the TurnOnGreen common stock and there can be no assurance as to the extent of the trading market that will develop following the Distribution.

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Until September 6, 2022, we were a shell company and stockholders cannot rely on the provisions of Rule 144 for the resale of their shares until certain additional conditions are met. See “Risk Factors.”

Corporate Information

We were incorporated in Nevada in April 2005 under the original name of Coloured (US) Inc. We changed our corporate name to Imperalis Holding Corp. in March 2011. We have filed a d/b/a certificate in the State of Nevada under the name TurnOnGreen, Inc. As a result of having no business or revenues from at least 2005 through September 6, 2022, we were previously deemed a shell company. As of September 6, 2022, we are no longer a shell company. The principal executive offices of TurnOnGreen are located at 1421 McCarthy Blvd., Milpitas, California 95035 and its telephone number is (510) 657-2635. TurnOnGreen maintains a corporate website at www.turnongreen.com.

Investors and others should note that TurnOnGreen uses social media to communicate with the public about the company, its products, new product developments and other matters. Any information that TurnOnGreen considers to be material to an evaluation of the company will be included in filings on the SEC website, http://www.sec.gov, and may also be disseminated using TurnOnGreen’s investor relations website, which can be found at http://www.turnongreen.com, and press releases. However, TurnOnGreen encourages investors, the media and others interested in the company to also review its social media channels.

TurnOnGreen does not incorporate the information on, or accessible through, its website into this prospectus, and you should not consider any information on, or that can be accessed through, its website a part of this prospectus.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in the Exchange Act. We may take advantage of certain of the scaled disclosures available to smaller reporting companies so long as the market value of our voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

RISK FACTORS

Stockholders should be aware of certain risks related to the ownership of shares of TurnOnGreen common stock including those set forth below.

Risks Related to the Company and Financial Condition

We have a history of annual net losses which may continue and which may negatively impact our ability to achieve our business objectives.

As of March 31, 2023 and December 31, 2022, we had cash of $0.02 million and $0.1 million, respectively, and working capital of $(0.2) million and $0.7 million, respectively. We have incurred recurring losses, anticipate continuing losses, and reported losses available to common stockholders for the three months ended March 31, 2023 and the year ended December 31, 2022 of $1.5 million and $4.9 million, respectively. In the past, we have financed our operations principally through investment by Ault, our current parent company. There can be no assurance that, even if our revenues increase, future operations will result in net income. Our failure to increase our revenues or improve our gross margins will harm our business. We may not be able to sustain or increase profitability on a quarterly or annual basis in the future. If our revenues grow more slowly than we anticipate, our gross margins fail to improve or our operating expenses exceed our expectations, our operating results will suffer. The prices we charge for our products may decrease, which would reduce our revenues and gross margins and harm our business. If we are unable to sell our products at acceptable prices relative to our costs, or if we fail to develop and introduce on a timely basis new products from which we can derive additional revenues, our financial results will suffer. These factors raise substantial doubt regarding our ability to continue as a going concern for at least one year after April 5, 2023, the date that our audited consolidated financial statements for the year ended December 31, 2022 were issued.

Our business model will continue to evolve as we focus on our EV charging operating segment, which will increase the complexity of our business.

Our business model has evolved in the past and will continue to do so as we focus on our EV charging operating segment. In prior years we have added additional types of services and product offerings and in some cases, we have modified or discontinued those services and product offerings. We intend to continue to try to offer additional types of products or services, including with respect to our EV charging products and services, and we do not know whether any of them will be successful. From time to time we have also modified aspects of our business model relating to our product mix. We do not know whether these or any other modifications will be successful. The additions and modifications to our business have increased the complexity of our business and placed significant strain on our management, personnel, operations, systems, technical performance, financial resources, and internal financial control and reporting functions. Future additions to or modifications of our business are likely to have similar effects. Further, any new business or website we launch that is not favorably received by the market could damage our reputation or our brand. The occurrence of any of the foregoing could have a material adverse effect on our business.

We will need, but may be unable to obtain, funding following the Distribution on satisfactory terms, which could dilute our stockholders and investors, or impose burdensome financial restrictions on our business.

We have relied upon cash from financing activities and in the future, we hope to rely on revenues generated from operations to fund all of the cash requirements of our activities. However, it is extremely unlikely that we will be able to generate any significant cash from our operating activities in the foreseeable future. Future financings may not be available on a timely basis, in sufficient amounts or on terms acceptable to us, if at all. Any debt financing or other financing of securities senior to our common stock will likely include financial and other covenants that will restrict our flexibility. Any failure to comply with these covenants may cause an event of default and acceleration of the obligation to pay the debt, which would have a material adverse effect on our business, prospects, financial condition and results of operations and we could lose our existing sources of funding and impair our ability to secure new sources of funding. You should not assume that Ault will support us financially in the future. There can be no assurance that we will be able to generate any further investor interest in our securities or other types of funding, in which case you would likely lose the entirety of the value of our shares that will be distributed to you.

Our acquisition growth strategy is subject to a significant degree of risk.

Our growth strategy through acquisitions involves a significant degree of risk. Some of the companies that we have identified as acquisition targets may not have a developed business or are experiencing inefficiencies and incur losses. Therefore, we may lose our investment in the event that these companies’ businesses do not develop as planned or that they are unable to achieve the anticipated cost efficiencies or reduction of losses.

Further, in order to implement our growth plan, we have hired additional staff and consultants to review potential investments and implement our plan. As a result, we have substantially increased our infrastructure and costs. If we fail to quickly find new companies that provide revenue to offset our costs, we will continue to experience losses. No assurance can be given that our product development and investments will produce sufficient revenues to offset these increases in expenditures.

If we make any acquisitions, they may disrupt or have a negative impact on our business.

Whenever we make acquisitions, we could have difficulty integrating the acquired companies’ personnel and operations with our own. In addition, the key personnel of the acquired business may not be willing to work for us. We cannot predict the effect expansion may have on our core business. Regardless of whether we are successful in making an acquisition, the negotiations could disrupt our ongoing business, distract our management and employees and increase our expenses. In addition to the risks described above, acquisitions are accompanied by several inherent risks, including, without limitation, the following:

•	The possibility that senior management and/or management of future acquired companies terminate their employment prior to or shortly following our completion of integration;
•	difficulty of integrating acquired products, services or operations;
•	integration of new employees and management into our culture while maintaining focus on operating efficiently and providing consistent, high-quality goods and services;
•	potential disruption of the ongoing businesses and distraction of our management and the management of acquired companies;
•	unanticipated issues with transferring customer relationships;
•	complexity associated with managing our combined company;
•	difficulty of incorporating acquired rights or products into our existing business;
•	difficulties in disposing of the excess or idle facilities of an acquired company or business and expenses in maintaining such facilities;
•	difficulties in maintaining uniform standards, controls, procedures and policies;
•	potential impairment of relationships with employees and customers as a result of any integration of new management personnel;
•	potential inability or failure to achieve additional sales and enhance our customer base through cross-marketing of the products to new and existing customers;
•	effect of any government regulations which relate to the business acquired; and
•	potential unknown liabilities associated with acquired businesses or product lines, or the need to spend significant amounts to retool, reposition or modify the marketing and sales of acquired products or the defense of any litigation, whether or not successful, resulting from actions of the acquired company prior to our acquisition.

Our business could be severely impaired if and to the extent that we are unsuccessful in addressing any of these risks or other problems encountered in connection with any acquisition, many of which cannot be presently identified. If we fail to satisfactorily address them, these risks and problems could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations.

Our business and operations are growing, and if we fail to effectively manage our growth, our business and operating results could be harmed.

We have experienced, and may continue to experience, growth in our operations. This has placed, and may continue to place, significant demands on our management, operational and financial infrastructure. If we do not manage our growth effectively, the quality of our products and services could suffer, which could negatively affect our operating results. To effectively manage our growth, we must continue to improve our operational, financial and management controls and reporting systems and procedures. These systems improvements may require significant capital expenditures and management resources. Failure to implement these improvements could hurt our ability to manage our growth and our financial position.

There is no assurance of successful expansion of operations.

Our significant increase in the scope and the scale of our operations, including the hiring of additional personnel, has resulted in significantly higher operating expenses. We anticipate that our operating expenses will continue to increase. Expansion of our operations may also make significant demands on our management, finances and other resources. Our ability to manage the anticipated future growth, should it occur, will depend upon a significant expansion of our accounting and other internal management systems and the implementation and subsequent improvement of a variety of systems, procedures and controls. We cannot assure that significant problems in these areas will not occur. Failure to expand these areas and implement and improve such systems, procedures and controls in an efficient manner at a pace consistent with our business could have a material adverse effect on our business, financial condition and results of operations. We cannot assure that attempts to expand our marketing, sales, manufacturing and customer support efforts will succeed or generate additional sales or profits in any future period. As a result of the expansion of our operations and the anticipated increase in our operating expenses, along with the difficulty in forecasting revenue levels, we expect to continue to experience significant fluctuations in its results of operations.

We may be unable to successfully expand our production capacity, which could result in material delays, quality issues, increased costs and loss of business opportunities, which may negatively impact our product margins and profitability.

Part of our future growth strategy is to increase our production capacity to meet increasing demand for our goods. Assuming we obtain sufficient funding to increase our production capacity, any projects to increase such capacity may not be constructed on the anticipated timetable or within budget. We may also experience quality control issues as we implement any production upgrades. Any material delay in completing these projects, or any substantial cost increases or quality issues in connection with these projects could materially delay our ability to bring our products to market and adversely affect our business, reduce our revenue, income and available cash, all of which could harm our financial condition.

If we fail to anticipate and adequately respond to rapid technological changes in our industry, including evolving industry-wide standards, in a timely and cost-effective manner, our business, financial condition and results of operations would be materially and adversely affected.

The markets in which we operate are characterized by technological changes. Such changes, including evolving industry standards, changes in customer requirements and new product introductions and enhancements, could render our products obsolete. Accordingly, we are required to constantly monitor and anticipate technological changes in our industry and develop new product offerings and technologies or adapt or modify our existing offerings and technologies to keep pace with technological advances in our industry and remain competitive.

Our ability to implement our business strategy and continue to grow our revenues will depend on a number of factors, including our continuing ability to:

•	identify emerging technological trends in our current and target markets;
•	identify additional uses for our existing technology to address customer needs in our current and future markets;
•	enhance our offerings by adding innovative features that differentiate our offerings from those of our competitors; and
•	design, develop, manufacture, assemble, test, market and support new products and enhancements in a timely and cost-effective manner.

We believe that, to remain competitive in the future, we will need to continue to invest significant financial resources in developing new offerings and technologies or to adapt or modify our existing offerings and technologies, including through internal product design and development, strategic acquisitions and joint ventures or other arrangements. However, these efforts may be more costly than we anticipate and there can be no assurance that they will be successful.

To the extent our customers adopt such new technology in place of our products, the sales of our products may be adversely affected. Such competition may also increase pricing pressure for our products and adversely affect the revenues from such products.

Our future success depends upon our ability to develop, and market differentiated, leading-edge power conversion products for larger customers as well as off-grid power generation and distribution technologies, potentially contributing to lengthy product development and sales cycles that may result in significant expenditures before revenues are generated.

The power system industry and the industries in which many of our customers operate are characterized by intense competition, rapid technological change, quickened product obsolescence, and price erosion for mature products, each of which could have an adverse effect on our results of operations. The development of new, innovative products is often a complex, time-consuming and costly process involving significant investment in research and development, with no assurance of return on investment. Although we have introduced many products over recent years, there can be no assurance we will be able to continue to develop and introduce new and improved products and power system concepts in a timely or efficient manner. Similarly, there can be no assurance that recently introduced or to be developed products will achieve customer acceptance.

Our future success depends substantially upon customer acceptance of our innovative products and services. As we have been in the early stages of market penetration for our EVSE infrastructure and eMobility service, we have experienced lengthy periods during which we have focused our product development efforts on the specific requirements of a limited number of large customers, followed by further periods of delay before meaningful purchase orders are received. As a result, we may incur significant product development expenses, as well as significant sales and marketing expenses, before we generate the related revenues for these products.

We cannot offer any assurance that the markets we currently serve will grow in the future, our power products, including EVSE infrastructure and services, will meet respective market requirements, or we can maintain adequate gross margins or operating profits in these markets.

Our future results will depend on our ability to maintain and expand our existing sales channels and to build out our marketing, business development and sales functions.

To grow our business, we must add new customers for our products in addition to retaining and increasing sales to our current customers. Currently, we have a limited sales force focused on establishing relationships with customers that we expect to expand over time. We have historically relied on key executives to drive growth through return business with existing customers. Building out marketing, business development and sales functions in all operating subsidiaries is critical to drive significant growth in line with our strategic plans. We plan to contract for marketing services to improve our websites, manage public relations and optimize our social media presence. Failure to recruit and retain the business development and sales personnel to execute on outreach and capture of new business, or the failure of those new hires or marketing services to perform as expected, will limit our ability to achieve our growth targets.

The sale of our products is dependent upon our ability to satisfy the proprietary requirements of our customers.

We depend upon a relatively narrow range of products for the majority of our revenue. Our success in marketing our products is dependent upon their continued acceptance by our customers. In some cases, our customers require that our products meet their own proprietary requirements. If we are unable to satisfy such requirements, or forecast and adapt to changes in such requirements, our business could be materially harmed.

We depend upon a few major customers for a majority of our revenues, and the loss of any of these customers, or the substantial reduction in the quantity of products that they purchase from us, would significantly reduce our revenues.

We currently depend upon a few major OEMs and other customers for a significant portion of our revenues. Given the nascent stage of the industry, a limited number of contractual commercial customers and OEM partners currently account for a substantial portion of our income. Our operating projections are currently contingent on our performance under our commercial contracts with, medical and healthcare, defense and aerospace, and industrial and telecommunications customers. We expect that a majority of our sales outside of our new eMobility market may continue to come from a concentrated number of commercial customers and OEM partners. We expect a substantial portion of our revenues in the near future to be from our eMobility market and as a result, to be subject to any risks specific to those entities and the jurisdictions and markets in which they operate, including their ability to develop a portfolio of EV charging infrastructure models and attract customers for those models. We may be unable to accomplish our business plan to diversify and expand our customer and OEM partner base by attracting a broad array of customers and OEM partners, which could negatively affect our business, results of operations and financial condition.

If our major OEM customers reduce or cancel their orders scaling back some of their activities, our revenues would be significantly reduced. Further, diversions in the capital spending of certain of these customers to new network elements have and could continue to lead to their reduced demand for our products, which could, in turn, have a material adverse effect on our business and results of operations. If the financial condition of one or more of our major customers should deteriorate, or if they have difficulty acquiring investment capital due to any of these or other factors, a substantial decrease in our revenues would likely result. We are dependent on the electronic equipment industry, and accordingly will be affected by the impact on that industry of current economic conditions.

Substantially all of our existing customers are in the electronic equipment industry, and they manufacture products that are subject to rapid technological change, obsolescence, and large fluctuations in demand. This industry is further characterized by intense competition and volatility. The OEMs serving this industry are pressured for increased product performance and lower product prices. OEMs, in turn, make similar demands on their suppliers, such as us, for increased product performance and lower prices. Such demands may adversely affect our ability to successfully compete in certain markets or our ability to sustain our gross margins.

We anticipate growing international sales for a portion of our revenues, for which there can be no assurance.

Sales to customers outside of North America accounted for 10.5% and 20.3% of revenues for the three months ended March 31, 2023 and the year ended December 31, 2022, respectively. Despite the percentage decrease, we expect that international sales will represent an increasing portion of our total revenues. International sales are subject to the risks of international business operations as described above, as well as generally longer payment cycles, greater difficulty collecting accounts receivable and currency restrictions.

Our backlog is subject to reduction and cancellation and unavailability of raw materials used in our products, which could negatively impact our revenues and results of operations.

Backlog represents products or services that our customers have committed by contract to purchase from us. Many of the orders that comprise our backlog may be canceled by our customers, and we cannot be certain that the amount of our backlog does not exceed the level of orders that will ultimately be delivered. Moreover, cancellations of purchase orders or reductions of product quantities in existing contracts could substantially and materially reduce backlog and, consequently, future revenues. Our failure to replace orders for canceled backlog or replace decreased backlog could negatively impact our revenues and results of operations. Further, disruption in the supply chain of electronic components and material parts used as raw materials in our products may affect our ability to manufacture products which could substantially reduce backlog.

Although we depend on sales of our legacy products for a meaningful portion of our revenues, these products are mature, and their sales will decline.

A relatively large portion of our sales have historically been attributable to our legacy products. We expect that these products may continue to account for a meaningful percentage of our revenues for the foreseeable future. However, these sales are declining. Although we are unable to predict future prices for our legacy products, we expect that prices for these products will continue to be subject to significant downward pressure in certain markets for the reasons described above. Accordingly, our ability to maintain or increase revenues will be dependent on our ability to expand our customer base, increase unit sales volumes of these products and successfully, develop, introduce and sell new products such as custom design and value-added products. We cannot assure you that we will be able to expand our customer base, increase unit sales volumes of existing products or develop, introduce and/or sell new products.

We are heavily dependent on our senior management, and a loss of a member of our senior management team could cause our stock price to suffer.

If we lose the services of Amos Kohn, our Chief Executive Officer, Marcus Charuvastra, our President, Douglas Gintz, our Chief Technology Officer, and/or certain key employees, we may not be able to find appropriate replacements on a timely basis, and our business could be adversely affected. Our existing operations and continued future development depend to a significant extent upon the performance and active participation of these individuals and certain key employees. Although we have entered into employment agreements with Mr. Kohn and we may enter into employment agreements with Mr. Charuvastra and additional key employees in the future, we cannot guarantee that we will be successful in retaining the services of these individuals. If we were to lose any of these individuals, we may not be able to find appropriate replacements on a timely basis and our financial condition and results of operations could be materially adversely affected.

If we are unable to identify, attract, train and retain qualified personnel, especially our design and technical personnel, our business and results of operations would be materially and adversely affected, and we may not be able to effectively execute our business strategy.

Our performance and future success largely depends on our continuing ability to identify, attract, train, retain and motivate qualified personnel, including our management, sales and marketing, finance and in particular our engineering, design and technical personnel. For example, we currently have a limited number of qualified personnel for the assembling and testing processes. We do not know whether we will be able to retain all these personnel as we continue to pursue our business strategy. Our engineering, design and technical personnel represent a significant asset. The competition for qualified personnel in our industry is intense and constrains our ability to attract qualified personnel. The loss of the services of one or more of our key employees, especially of our key engineering, design and technical personnel, or our inability to attract, retain and motivate qualified personnel, could have a material adverse effect on our business, financial condition and operating results.

Our technology is generally unpatented, and others may seek to copy it.

We operate in an industry in which the ability to compete depends on the development or acquisition of proprietary technologies that must be protected to preserve the exclusive use of such technologies. We devote substantial resources to establish and protect our proprietary rights. This protection, however, may not prevent competitors from independently developing products similar or superior to our products. We may be unable to protect our IP that competitors could restrict or replicate, of which may have a material adverse effect on our competitive position. In addition, the intellectual property laws of foreign countries may not protect our rights to the same extent as those of the United States.

We generally do not patent technology developed by us and we cannot be sure that others will not independently develop the same or similar technology or otherwise obtain access to our technology. To protect our rights in these areas, we require all employees, consultants and others who work for or with us to enter into confidentiality agreements. We cannot be sure, however, that these agreements will provide meaningful protection for our trade secrets, know-how or other information in the event of any unauthorized use, misappropriation or disclosure.

Failure of our information technology infrastructure to operate effectively could adversely affect our business.

We depend heavily on information technology infrastructure to achieve our business objectives. If a problem occurs that impairs this infrastructure, the resulting disruption could impede our ability to record or process orders, manufacture and ship in a timely manner, or otherwise carry on business in the normal course. Any such events could cause us to lose customers or revenue and could require us to incur significant expenses to remediate.

Our insurance coverage and indemnity may be insufficient to cover potential liabilities we may face due to the risks inherent in the products and services we provide.

We are exposed to liabilities that are unique to the products and services we provide. A significant portion of our business relates to designing, developing and manufacturing, components, integrated assemblies and subsystems for advanced defense, medical, transportation, industrial, technology and communications systems and products. New technologies associated with these systems and products may be untested or unproven. Components of certain defense systems and products we develop are inherently dangerous. Failures of satellites, missile systems, air traffic control systems, homeland security applications and aircraft have the potential to cause loss of life and extensive property damage. In most circumstances, we may receive indemnification from the government end users of our defense offerings in the United States, the United Kingdom and Israel. In addition, failures of products and systems that we manufacture or distribute for medical devices, transportation controls or industrial systems also have the potential to result in loss of life, personal injury and/or extensive property damage.

While we maintain insurance for certain risks, the amount of our insurance coverage may not be adequate to cover all claims or liabilities, and we may be forced to bear substantial costs from an accident or incident. It also is not possible for us to obtain insurance to protect against all operational risks and liabilities. Substantial claims resulting from an incident in excess of government indemnity and our insurance coverage would harm our financial condition, results of operations and cash flows. Moreover, any accident or incident for which we are liable, even if fully insured, could negatively affect our standing with our customers and the public, thereby making it more difficult for us to compete effectively, and could significantly impact the cost and availability of adequate insurance in the future.

Risks Related to Our EV Charging Business and the EV Charging Industry

We are dependent upon our and our contract manufacturers’ ability to timely procure electronic components.

Because of the global economy, many raw material vendors have reduced capacities, closed production lines and, in some cases, even discontinued their operations. As a result, there is a global shortage of certain electronic or mineral components, which may extend our production lead-time and our production costs. Some materials are no longer available to support some of our products, thereby requiring us to search for cross materials or, even worse, redesign some of our products to support currently available materials. Such redesign efforts may require certain regulatory and safety agency re-submittals, which may cause further production delays. While we have initiated actions that we believe will limit our exposure to such problems, the dynamic business conditions in many of our markets may challenge the solutions that have been put in place, and issues may recur in the future.

In addition, most of our products are manufactured, assembled and tested by third party subcontractors and contract manufacturers located in Asia, and particularly China. While we have had relationships with many of these third parties in the past, we cannot predict how or whether these relationships will continue in the future. In addition, changes in management, financial viability, manufacturing demand or capacity, or other factors, at these third parties could hurt our ability to manufacture our products.

We may not be able to procure necessary key components or raw materials, or we may purchase excess raw material inventory or unusable inventory, which increases the risk of reserve charges to reduce the value of any inventory deemed excess or obsolete, thereby reducing our profitability.

The power systems industry, and the electronics industry as a whole, can be subject to pronounced, lengthy business cycles and otherwise subject to sudden and sharp changes in demand. Our success is, in part, dependent on our ability to forecast and procure inventories of components and materials to match production schedules and customer delivery requirements. Many of our products require raw materials supplied by a limited number of vendors and, in some instances, a single vendor. During certain periods, key components or materials required to build our products may become unavailable in the timeframe required for us to meet our customers’ needs. Our inability to secure sufficient raw materials to manufacture products for our customers has reduced, in the past, our revenue and profitability and could do so again.

We may choose, and have chosen, to mitigate our inventory risks by increasing the levels of inventory for certain products, components and materials. Such increased inventory levels may increase the potential risk for excess or obsolete inventories, should our forecasts fail to materialize or if there are negative factors impacting our customers’ end markets, leading to order cancellation. If we identify excess inventory or determine certain inventory is obsolete (i.e., unusable), we likely will record additional inventory reserves (i.e., expenses representing the write-off of the excess or obsolete inventory), which could have an adverse effect on our gross margins and on our operating results.

We depend on international operators for a substantial portion of our components and products.

We purchase a substantial portion of our components from foreign manufacturers and have a substantial portion of our commercial products assembled, packaged and tested by subcontractors located outside the United States. These activities are subject to the uncertainties associated with international business operations, including trade barriers and other restrictions, changes in trade policies, governmental regulations, currency exchange fluctuations, reduced protection for intellectual property, war and other military activities, terrorism, changes in social, political, or economic conditions, and other disruptions or delays in production or shipments, any of which could have a materially adverse effect on our business, financial condition, and/or operating results.

Although no assurance can be given that future disruptions will not occur, to date, we have not experienced any disruptions due to our reliance on foreign manufacturers. In the future, if any one of our foreign manufacturers experiences an extensive disruption in the production of the products that we need, we will have to pursue alternative plans of production, such as finding an alternative manufacturer to produce those products affected by such disruption. Alternative manufacturers that produce the products that we need do exist. Nonetheless, having to locate an alternative supplier may cause a material disruption in our ability to produce and supply products to our customers. If we have to pursue alternative plans of production, it could have a materially adverse effect on our business, financial condition, and operating results.

Potential tariffs or a global trade war could increase the cost of our products, which could adversely impact the competitiveness of our products and our financial results.

Since 2018, the United States has imposed tariffs on certain imports from China. If the U.S. administration imposes additional tariffs, or if additional tariffs or trade restrictions are implemented by the United States or other countries, the cost of our products manufactured in China and imported into the United States or other countries could increase, which in turn could adversely affect the demand for these products and have a material adverse effect on our business and results of operations. As of the date of this prospectus, tariffs have not materially adversely affected the purchase price of our products manufactured in China and imported into the United States.

Changes to fuel economy standards may negatively impact the EV market and thus the demand for our products and services.

As regulatory initiatives have required an increase in the mileage capabilities of cars, consumption of renewable transportation fuels, such as ethanol and biodiesel, and consumer acceptance of EVs and other alternative vehicles has been increasing. If fuel efficiency of non-electric vehicles continues to rise, whether as the result of regulations or otherwise, and affordability of vehicles using renewable transportation fuels improves, the demand for electric and high energy vehicles could diminish. Regulatory bodies may also adopt rules that substantially favor certain alternatives to petroleum-based propulsion over others, which may not necessarily be EVs. This may impose additional obstacles to the purchase of EVs or the development of a more ubiquitous EV market. Finally, the current litigation between the state of California and the National Highway Transit Safety Administration could impact California’s ability to set fuel economy standards that encourage the adoption of EVs and are followed by many other states. If any of the above causes or contributes to consumers or businesses to no longer purchase EVs or purchase them at a lower rate, it would materially and adversely affect our business, operating results, financial condition and prospects.

The EV market currently benefits from the availability of rebates, tax credits and other financial incentives from governments, utilities and others to offset the purchase or operating cost of EVs and EV charging stations. The reduction, modification, or elimination of such benefits could cause reduced demand for EVs and EV charging stations, which would adversely affect our financial results.

The U.S. federal government, foreign governments and some state and local governments provide incentives to end users and purchasers of EVs and EV charging stations in the form of rebates, tax credits, and other financial incentives, such as payments for regulatory credits. The EV market relies on these governmental rebates, tax credits, and other financial incentives to lower the effective price of EVs and EV charging stations to customers. However, these incentives may expire on a particular date, end when the allocated funding is exhausted, or be reduced or terminated as a matter of regulatory or legislative policy. For example, on August 16, 2022, President Biden signed the Inflation Reduction Act, which includes thousands of dollars in tax credits and rebates for consumers who buy electric vehicles, install solar panels or make other energy-efficient upgrades to their homes. However, makers of EV’s may well increase their prices for such vehicles by an equal amount, thereby removing any benefit that a prospective customer may have been eligible to receive.

We also derive other revenue from regulatory credits. If government support of these credits declines, our ability to generate this other revenue in the future would be adversely affected. The availability of such credits may decline even with general governmental support of the transition to EV infrastructure. For example, in September 2020, California Governor Gavin Newsom issued Executive Order N-79-20 (the “EO”), announcing a target for all in-state sales of new passenger cars and trucks to be zero-emission by 2035. On August 25, 2022, the California Air Resources Board issued the Advanced Clean Cars II, a rule that establishes a year-by-year roadmap so that by 2035 100% of new cars and light trucks sold in California will be zero-emission vehicles, including plug-in hybrid electric vehicles. The regulation codifies the light-duty vehicle goals set out in the EO.

While the EO calls for the support of EV infrastructure, the form of this support is unclear. If California or other jurisdictions choose to adopt regulatory mandates instead of establishing or continuing green energy credit regimes for EV infrastructure, our revenue from these credits would be adversely impacted.

Our business is subject to risks associated with construction, cost overruns and delays, and other contingencies that may arise in the course of completing installations, and such risks may increase in the future as we expand the scope of such services with other parties.

We do not typically install charging stations at customer sites. These installations are often performed by our partners or electrical contractors with an existing relationship with the customer and/or knowledge of the site. The installation of charging stations at a particular site is generally subject to oversight and regulation in accordance with state and local laws and ordinances relating to building codes, safety, environmental protection and related matters, and frequently requires various local and other governmental approvals and permits that may vary by jurisdiction. In addition, building codes, accessibility requirements or regulations may hinder EV charger installation because they end up costing the developer or installer more in order to meet the code requirements. Meaningful delays or cost overruns may impact our recognition of revenue in certain cases and/or impact customer relationships, either of which could impact our business and profitability.

Further, we may install charging stations at customer sites or manage contractors, primarily as part of offering customers a turnkey solution. Working with contractors may require us to obtain licenses or require us or our customers to comply with additional rules, working conditions and other union requirements, which can add costs and complexity to an installation project. In addition, if these contractors are unable to provide timely, thorough and quality installation-related services, customers could fall behind their construction schedules leading to liability or cause customers to become dissatisfied with the solutions we offer, and our overall reputation would be harmed.

If we fail to offer high-quality support to charging station owners and drivers, our business and reputation will suffer.

Once a customer has installed our charging stations and subscribed to our services, station owners and drivers will rely on us to provide support services to resolve any issues that might arise in the future. Rapid and high-quality customer support is important so station owners can provide charging services and drivers can receive reliable charging for their EVs. The importance of high-quality customer support will increase as we seek to expand our business and pursue new customers and geographies. If we do not quickly resolve issues and provide effective support, our ability to retain customers or sell additional products and services to existing customers could suffer and our brand and reputation could be harmed.

We rely on charging station manufacturing and other partners, and a loss of any such partner or interruption in the partner’s production could have a material adverse effect on our business.

If we experience a significant increase in demand for our charging stations and services, or if we need to replace an existing supplier, it may not be possible to supplement or replace them on acceptable terms, which may undermine our ability to deliver products to customers in a timely manner. For example, it may take a significant amount of time to identify a manufacturer that has the capability and resources to build charging stations in sufficient volume. Identifying suitable suppliers and manufacturers could be an extensive process that requires us to become satisfied with their quality control, technical capabilities, responsiveness and service, financial stability, regulatory compliance, and labor and other ethical practices. Accordingly, a loss of any significant suppliers or manufacturers, or an interruption in their production, could have an adverse effect on our business, financial condition and operating results.

Moreover, the bi-directional EV charging station market as a whole is relatively new and charging station manufacturers are even more limited and requirements are evolving. Though we work with multiple vendors, it is likely that at the time a new product is launched, and new requirements are rolled out, we may rely on a single vendor. Certifications might also be delayed, as tests are not always available at the time of commercial launch. Certain of these requirements might at times apply to technology inside the vehicles, in which case such risks could also be pushed on the vehicle OEMs. To the extent we rely on a single supplier, the risks to us would be intensified.

Our future results are dependent on our ability to establish, maintain and expand our manufacturers’ representative OEM relationships and our other relationships.

We market and sell our products through domestic and international OEM relationships and other distribution channels, such as manufacturers’ representatives and distributors. Our future results are dependent on our ability to establish, maintain and expand our relationships with OEMs as well as with manufacturers’ representatives and distributors to sell our products. If, however, the third parties with whom we have entered into such OEM and other arrangements should fail to meet their contractual obligations, cease doing, or reduce the amount of their business with us or otherwise fail to meet their own performance objectives, customer demand for our products could be adversely affected, which would have an adverse effect on our revenues.

We rely on third-party vendors and subcontractors for supply of components, assemblies, and services and, therefore, cannot control the availability or quality of such components, assemblies, and services. Any interruptions in goods provided by these third parties may impair our ability to support our customers.

We depend on third-party vendors and subcontractors to supply components, assemblies and services used to manufacture our products, some of which are supplied by a single vendor. We have experienced shortages of certain semiconductor and electronic components and delays in service delivery, have incurred additional and unexpected costs to address the shortages and delays, and have experienced our own delays in production and shipping.

If suppliers or subcontractors cannot provide their products or services on time or to our specifications, we may not be able to meet the demand for our products and our delivery times may be negatively affected. In addition, we cannot directly control the quality of the products and services provided by third parties. In order to expand revenue, we likely will need to identify and qualify new suppliers and subcontractors to supplant or replace existing suppliers and subcontractors, which may be a time-consuming and expensive process. In addition, any qualification of new suppliers may require customers of our products utilizing products and services from new suppliers and service providers to undergo a re-qualification process. Such circumstances likely would lead to disruptions in our production, increased manufacturing costs, delays in shipping to our customers, and/or increases in prices paid to third parties for products and services.

We rely on a third-party partner to provide certain manufacturing steps associated with some of our proprietary process to support our power products and solutions. This process, developed with the third-party partners, involves complex printed circuit board assembly, advanced environmental conditioning and accelerated testing performed on equipment developed by us or the third-party partners. An important, differentiating benefit of this proprietary process is that it does not generate problematic effluent, resulting in an environmentally safe approach to our products with minimal waste. We have entered into agreements with a third-party partner for production and transfer of technologies and process know-how, including the purchase of the enabling equipment developed by the third-party partner.

To date, we have successfully relied upon this third-party partner to perform these manufacturing steps, although we have experienced delivery delays associated with the third-party partner’s volume constraints. This experience caused us to accelerate our schedule for establishing our own high-volume capabilities in-house, modifying, in 2020, our construction plans to accommodate a dedicated, on-premises metal surface finishing facility. We expect to rely on our third-party partner for production requirements through the installation and qualification for production of our products. We also expect to rely on our third-party partner in the future for surge capacity requirements.

In the event one of our third-party vendors experiences a cybersecurity incident, we have taken steps to mitigate potential damages to our operations by diversifying our sources of supply to such an extent that we have the ability to move production of a product impacted by such cybersecurity incident to an alternative third-party vendor. Due to our diverse sources of supply, we do not believe that cybersecurity incidents at the third-party vendor level of our supply chain will have a material impact on our business. However, if our third-party partner experiences a cybersecurity incident, our operations related to manufacturing associated with some of our proprietary processes supporting our power products and solutions could be disrupted, or otherwise negatively affected. If we are unable to procure alternatives in a timely and efficient manner and on acceptable terms, or at all, third-party supply unavailability could result in customer dissatisfaction, regulatory scrutiny and damage to our reputation and brand, and other consequences that could adversely affect our business.

We are dependent on information technology in our operations and the failure of such technology may adversely affect our business. Potential security breaches of our information technology systems, including cyber-attacks, could lead to liability or could damage our reputation and financial results.

Although no assurance can be given that future disruptions will not occur, to date we have not experienced problems with the operations of our current technology systems or the technology systems of third parties on which we rely. In the future, we may experience such problems, as well as with the development and deployment of new information technology systems, which could adversely affect, or even temporarily disrupt, all or a portion of our operations until resolved. Inabilities and delays in implementing new systems can also affect our ability to realize projected or expected cost savings. Any systems failures could impede our ability to timely collect and report financial results in accordance with applicable laws.

Information technology system and/or network disruptions could harm the company’s operations. Failure to effectively prevent, detect and recover from security breaches, including cyber-attacks, could result in the misuse of company assets, unauthorized use or publication of our trade secrets and confidential business information, disruption to the company, diversion of management resources, regulatory inquiries, legal claims or proceedings, reputational damage, loss of sales, reduction in value of our investment in research and development, among other costs to the company. Although we have not experienced any attempts to gain unauthorized access to our information technology systems on which we maintain proprietary and confidential information, in the future, we may experience such attempts. The risk of a security breach or disruption, particularly through cyber-attacks, or cyber intrusion, including by computer hackers, and cyber terrorists, has generally increased as cyber-attacks have become more prevalent and harder to detect and fight against. Additionally, outside parties may attempt to access our confidential information through other means, for example by fraudulently inducing our employees to disclose confidential information. We actively seek to prevent and detect any unauthorized access. These threats are also continually evolving and, as a result, might become increasingly difficult to detect. In addition, as a result of the Covid-19 pandemic, the increased prevalence of employees working from home may exacerbate any cybersecurity risks. Despite the implementation of network security measures and our efforts, it is possible that our information technology system could be penetrated by outside parties.

We face intense industry competition, price erosion and product obsolescence, which, in turn, could reduce our profitability.

We operate in an industry that is generally characterized by intense competition. We believe that the principal bases of competition in our markets are breadth of product line, quality of products, stability, reliability and reputation of the provider, along with cost. Quantity discounts, price erosion, and rapid product obsolescence due to technological improvements are therefore common in our industry as competitors strive to retain or expand market share. Product obsolescence can lead to increases in unsaleable inventory that may need to be written off and, therefore, could reduce our profitability. Similarly, price erosion can reduce our profitability by decreasing our revenues and our gross margins. In fact, we have seen price erosion over the last several years on most of the products we sell, and we expect additional price erosion in the future.

If we are unable to satisfy our customers’ specific product quality, certification or network requirements, our business could be disrupted, and our financial condition could be harmed.

Our customers demand that our products meet stringent quality, performance and reliability standards. We have, from time to time, experienced problems in satisfying such standards. Defects or failures have occurred in the past, and may in the future occur, relating to our product quality, performance and reliability. From time to time, our customers also require us to implement specific changes to our products to allow these products to operate within their specific network configurations. If we are unable to remedy these failures or defects or if we cannot effect such required product modifications, we could experience lost revenues, increased costs, including inventory write-offs, warranty expense and costs associated with customer support, delays in, or cancellations or rescheduling of, orders or shipments and product returns or discounts, any of which would harm our business.

Risks Related to Our Relationship with Ault

As long as Ault controls us, your ability to influence matters requiring stockholder approval will be limited.

After the Distribution is effected in full, Ault will own approximately 379,000 shares of our common stock and 25,000 shares of our series A convertible redeemable preferred stock, representing approximately 69.8% of the combined voting power of our outstanding common stock based on the number of shares outstanding on the First Distribution Record Date. For so long as Ault beneficially owns shares of our common stock representing at least a majority of the votes entitled to be cast by the holders of outstanding common stock, and potentially even a number of beneficially owned shares that falls short of a majority, Ault will be able to elect all of the members of our board of directors. For so long as any of the shares of Series A Preferred Stock remains issued and outstanding, Ault will have the ability to appoint a majority of our board of directors.

In addition, until such time as Ault beneficially owns shares of our common stock representing less than a majority of the votes entitled to be cast by the holders of outstanding common stock, Ault will have the ability to take stockholder action without the vote of any other stockholder and without having to call a stockholder meeting, and stockholders will not be able to affect the outcome of any stockholder vote during this period. As a result, Ault will have the ability to control all matters affecting us, including:

•	the composition of our Board and, through our Board, any determination with respect to our business plans and policies;
•	any determinations with respect to mergers, acquisitions and other business combinations;
•	our acquisition or disposition of assets;
•	our financing activities;
•	changes to our articles of incorporation and bylaws;
•	corporate opportunities that may be suitable for us and Ault;
•	determinations with respect to enforcement of rights we may have against third parties, including with respect to intellectual property rights;
•	the payment of dividends on our common stock;
•	the number of shares available for issuance under our stock plan for our prospective and existing employees; and
•	the strategy, direction and objectives of our business.

It should be noted that Ault may not require beneficial ownership amounting to an outright majority to control or very strongly influence any of the above matters, in part because many stockholders would not attend, whether in person or not, any of our stockholder meetings(s). If Ault does not provide any requisite consent allowing us to conduct such activities when requested, we will not be able to conduct such activities and, as a result, our business and our operating results may be harmed.

Ault’s voting control and its additional rights described above may discourage transactions involving a change of control of us, including transactions in which you as a holder of our common stock might otherwise receive a premium for your shares over the then-current market price. Ault is not prohibited from selling a controlling interest in us to a third party and may do so without your or our approval and without providing for a purchase of your shares of common stock. Accordingly, your shares of common stock may be worth less than they would be if Ault did not maintain voting control over us or have the additional rights described above.

Ault’s interests and objectives as a stockholder may not align with, or may even directly conflict with, your interests and objectives as a stockholder. For example, Ault may be more or less interested in us entering into a transaction or conducting an activity due to the impact such transaction or activity may have on Ault as a company, independent of us. In such instances, Ault may exercise its control over us in a way that is beneficial to Ault, and you will not be able to affect the outcome so long as Ault continues to hold a majority of the outstanding shares entitled to vote. Even if Ault were to reduce its ownership below a majority of the aggregate voting power of the common stock, it could still retain effective control of our company provided that it maintained a significant number of our outstanding common stock.

In the event Ault is acquired or otherwise undergoes a change of control, any acquirer or successor will be entitled to exercise the voting control and contractual rights of Ault and may do so in a manner that could vary significantly from what Ault would have done or not done.

Our historical financial information as a subsidiary of Ault may not be representative of our results as an independent public company.

The historical financial information we have included in this prospectus does not necessarily reflect what our financial position, results of operations or cash flows would have been had we been an independent entity during the historical periods presented. The historical costs and expenses reflected in our consolidated financial statements include an allocation for certain corporate functions historically provided by Ault, including tax, accounting, treasury, legal, human resources, compliance, insurance, sales and marketing services. The historical financial information is not necessarily indicative of what our results of operations, financial position, cash flows or costs and expenses will be in the future. We have not made pro forma adjustments to reflect many significant changes that will occur in our cost structure, funding and operations as a result of our transition to becoming a public company, including changes in our employee base, potential increased costs associated with reduced economies of scale and increased costs associated with being a publicly traded, stand-alone company. For additional information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and notes thereto.

After the Distribution, we will be a much smaller company than Ault, which could result in increased costs because of a decrease in our purchasing power and difficulty maintaining existing customer relationships and obtaining new customers.

Prior to the Distribution, we were able to take advantage of Ault’s size and purchasing power in procuring goods, technology and services, including insurance, employee benefit support and audit and other professional services. While this may continue in some ways with Ault as a significant stockholder, we are a much smaller company than Ault, and we cannot assure you that once we become independent, we will have access to financial and other resources comparable to those available to us prior to the Distribution. As a stand-alone company, we may be unable to obtain office space, goods, technology and services at prices or on terms as favorable as those available to us prior to the Distribution, which could increase our costs and reduce our profitability. Likewise, we may find it more difficult to attract and retain high quality employees as a smaller company than we could as a wholly owned subsidiary of Ault, which could impact our results of operations. Our future success also depends on our ability to develop and maintain relationships with customers. Our reduced relationship with Ault and our smaller relative size after the Distribution may make it more difficult to develop and maintain relationships with customers, which could adversely affect our prospects.

Risks Relating to the Distribution and Ownership of Our Common stock

We may not achieve the benefits expected from the Distribution and may be more susceptible to adverse events.

 We expect that, as a company independent from Ault, we will be able to grow organically and through acquisitions. Nonetheless, we may not be able to achieve any of these benefits. Further, by separating from Ault, there is a risk that we may be more susceptible to adverse events than we would have otherwise experienced as a subsidiary of Ault. As a subsidiary of Ault, we enjoyed certain benefits, including economies of scope and scale in costs, employees and business relationships. These benefits may not be as readily achievable as a smaller, stand-alone company.

There is a limited public market for our common stock, and there may be a large number of sales after the Distribution.

Although our common stock has been publicly traded since 2007, due to the relatively few number of shares held in the “public float,” the relatively few number of stockholders and the infrequency of trading, there is currently only a limited trading market for the our common stock and there can be no assurance as to the extent of the trading market that will develop following the Distribution.

Immediately after the Distribution, it is possible that there may be a larger number of sellers than purchasers of our common stock, as new stockholders may not be interested in owning an interest in our company attempt to sell their shares of our common stock. If such a situation exists, the price of our common stock would likely be adversely affected.

An active, liquid trading market for our common stock does not currently exist and may not develop after this offering, and as a result, you may not be able to sell your common stock at or above the public offering price, or at all.

A relatively inactive trading market exists for our common stock on the Pink Open Market (Current Information). No assurance can be given as to the following:

•	that we will be successful in causing our common stock to become listed on the OTCQB Market or, in the future, any national securities exchange such as The Nasdaq Capital Market or NYSE American;

•	the likelihood that a more active trading market for shares of our common stock will develop or be sustained;

•	the liquidity of any such market;

•	the ability of our stockholders to sell their shares of common stock; or

•	the price that our stockholders may obtain for their shares of common stock.

If an active market does not develop for our common stock or is not maintained, the market price of our common stock may decline and you may not be able to sell your shares. The market price of our common stock may be highly volatile and subject to wide fluctuations. Our financial performance, government regulatory action, tax laws, interest rates and market conditions in general could have a significant impact on the future market price of our common stock.

Although Ault intends to effect the Distribution in more than one part, with shares of common stock and warrants to purchase common stock of TurnOnGreen being distributed on each distribution date, (i) Ault may not be able to complete the Distribution in full due to certain factors and (ii) changes in the number of outstanding shares of Ault from one distribution record date to a subsequent distribution record date may cause the number of Ault shares required to be held of record to receive shares of common stock and warrants to change, which may not result in an equal or proportionate allocation of value to Ault stockholders who are only holders of Ault common stock on a subsequent distribution record date.

Ault intends to effect the Distribution in more than one part, with shares of common stock and warrants to purchase common stock of TurnOnGreen being distributed to certain holders of record of Ault common stock on each distribution date. However, factors such as market conditions, regulatory requirements, unforeseen legal or financial constraints, or changes in Ault’s strategic objectives may lead to the decision not to effect the Distribution in full. If this occurs, certain holders of Ault common stock may not receive the anticipated benefits they would have received from the Distribution had it been effected in full. In addition, the size of the distributions will be different and the number of shares of Ault common stock that an Ault stockholder is required to own of record to receive TurnOnGreen shares and warrants to purchase TurnOnGreen common stock in the distributions may vary due to changes in the number of outstanding shares of Ault. The potential incomplete or uneven distribution of value could result in disparities in the ownership interests and economic benefits among Ault stockholders. Ault stockholders who do not receive shares in the First Distribution may face delays or uncertainties in obtaining ownership in the subsidiary or participating in its potential future growth and performance.

The price of our common stock may have little or no relationship to the historical bid prices of our common stock on the Pink Open Market (Current Information).

There has been no public market for our capital stock other than on the Pink Open Market (Current Information). Given the limited history of sales and the lack of publicly available information about our business, financing and financial results available, among other factors, this information may have little or no relation to broader market demand for our common stock and thus the price of our common stock. As a result, you should not rely on these historical sales prices as they may differ materially from subsequent prices of our common stock following the Distribution.

Future sales, or the perception of future sales, of a substantial amount of our shares of common stock could depress the trading price of our common stock.

If we or our stockholders sell substantial amounts of our shares of common stock in the public market following the Distribution or if the market perceives that these sales could occur, the market price of shares of our common stock could decline. These sales may make it more difficult for us to sell equity or equity-linked securities in the future at a time and price that we deem appropriate, or to use equity as consideration for future acquisitions.

We have 750,000,000 shares of common stock and 50,000,000 shares of “blank check” preferred stock authorized. As of the First Distribution Record Date, we had 172,694,837 shares of common stock outstanding. Of these shares, 32,315,939 shares of common stock are currently held by unaffiliated stockholders. However, these figures do not take into account issuances of common stock that we may make between now and each distribution date, including those subject to conversion of Ault’s preferred stock, nor does it account for any other shares that may be issued, including but not limited to such shares awarded under a management incentive plan that we intend to establish before the Distribution.

The rights of the holders of common stock may be impaired by the potential issuance of preferred stock.

Our articles of incorporation give our board of directors the right to create new series of preferred stock. As a result, the board of directors may, without stockholder approval, issue preferred stock with voting, dividend, conversion, liquidation or other rights which could adversely affect the voting power and equity interest of the holders of common stock. Preferred stock, which could be issued with the right to more than one vote per share, could be utilized as a method of discouraging, delaying or preventing a change of control. The possible impact on takeover attempts could adversely affect the price of our common stock. Although we have no present intention to issue any shares of preferred stock in addition to those issued to Ault in the Acquisition, we may issue such shares in the future.

Because we do not intend to pay dividends on our common stock, you must rely on stock appreciation for any return on your investment.

We presently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. As a result, you must rely on stock appreciation and a liquid trading market for any return on your investment. If an active and liquid trading market does not develop, you may be unable to sell your shares of common stock at the time you would like to sell.

Anti-takeover provisions in our charter documents could discourage, delay or prevent a change in control of our company and may affect the trading price of our common stock.

Our corporate documents and Nevada law contain provisions that may enable our board of directors to resist a change in control of our company even if a change in control were to be considered favorable by you and other stockholders. These provisions authorize the issuance of “blank check” preferred stock that could be issued by our board of directors to help defend against a takeover attempt. Further, Nevada law prohibits large stockholders, in particular those owning 10% or more of our outstanding voting stock, from merging or consolidating with us except under certain circumstances. These provisions and other provisions under Nevada law could discourage, delay or prevent a transaction involving a change in control of our company. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and cause us to take other corporate actions you desire.

The regulation of penny stocks by the SEC and FINRA may have an effect on the tradability of our securities.

Our shares of common stock are currently quoted on the Pink Open Market (Current Information). Our common stock is subject to a Securities and Exchange Commission rule that imposes special sales practice requirements upon broker-dealers who sell such securities to persons other than established customers or accredited investors. For purposes of the rule, the phrase “accredited investors” means, in general terms, institutions with assets in excess of $5,000,000, or individuals having a net worth in excess of $1,000,000 or having an annual income that exceeds $200,000 for the past two years (or that, when combined with a spouse’s income, exceeds $300,000).

For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell our securities and also may affect the ability of sellers to sell their securities in any market that might therefore develop.

In addition, the Securities and Exchange Commission has adopted a number of rules to regulate “penny stocks.” Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Exchange Act. Because our securities constitute “penny stocks” within the meaning of the rules, the rules would apply to us and to our securities. The rules may further affect the ability of owners of our common stock to sell our securities in any market that might develop for them.

Stockholders should be aware that, according to the Securities and Exchange Commission, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) “boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

The shares of our common stock may be thinly traded on the Pink Open Market, meaning that the number of persons interested in purchasing our shares of common stock at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven, early stage company such as ours or purchase or recommend the purchase of our shares of common stock until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares of common stock is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on the price of our common stock.

Until September 6, 2022, we were a shell company and, as such, stockholders cannot rely on the provisions of Rule 144 for the resale of their shares until certain conditions are met.

We were a shell company as defined under Rule 405 of the Securities Act of 1933 until the Acquisition. As securities issued by a former shell company, the securities issued by us can only be resold pursuant to an effective registration statement and not by utilizing the provisions of Rule 144 until certain conditions are met, including that: (i) we are subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, (ii) we have filed all required reports under the Exchange Act of the preceding 12 months and (iii) one year has elapsed since we filed “Form 10” information (e.g. audited financial statements, management information and compensation, stockholder information, etc.).

Thus, a stockholder of ours is not able to sell its shares until such time as a registration statement for those shares is filed or we have remained current on our Exchange Act filings for 12 months and we have filed the information as would be required by a “Form 10” filing.

If securities analysts do not publish research or reports about our business or if they publish negative evaluations of our stock, the price of our common stock could decline.

The trading market for our common stock will rely in part on the research and reports that industry or financial analysts publish about us or our business. We do not currently have and may never obtain research coverage by industry or financial analysts. If no or few analysts commence coverage of us, the trading price of our common stock could decrease. Even if we do obtain analyst coverage, if one or more of the analysts covering our business downgrade their evaluations of our stock, the price of our common stock could decline. If one or more of these analysts cease to cover our stock, we could lose visibility in the market for our common stock, which in turn could cause our stock price to decline.

Our charter provides for limitations of director liability and indemnification of directors, officers and employees.

Our articles of incorporation limit the liability of directors to the maximum extent permitted by Nevada law. Nevada law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

•	breach of their duty of loyalty to us or our stockholders;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases, or redemptions as provided in the Nevada Revised Statutes; or

•	transaction from which the directors derived an improper personal benefit.

These limitations of liability do not apply to liabilities arising under the federal or state securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission.

Our bylaws provide that we will indemnify our directors, officers and employees to the fullest extent permitted by law. Our bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability in our articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might provide a benefit to us and our stockholders. Our results of operations and financial condition may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

General Risk Factors

If we fail to establish and maintain an effective system of internal control over financial reporting, we may not be able to report our financial results accurately or prevent fraud. Any inability to report and file our financial results accurately and timely could harm our reputation and adversely impact the trading price of our common stock.

Effective internal control over financial reporting is necessary for us to provide reliable financial reports and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed. As a result, our small size and any current internal control deficiencies may adversely affect our financial condition, results of operations and access to capital. We have carried out an evaluation under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, of the effectiveness of the design and operation of our disclosure controls and procedures as of December 31, 2022. Based on such evaluation, our principal executive officer and principal financial officer concluded that our disclosure controls and procedures were not effective at the reasonable assurance level due to the material weaknesses described below.

A material weakness is a deficiency, or a combination of deficiencies, within the meaning of Public Company Accounting Oversight Board (“PCAOB”) Audit Standard No. 5, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. Management has identified the following material weaknesses which have caused management to conclude that as of December 31, 2022, our internal control over financial reporting (“ICFR”) was not effective at the reasonable assurance level:

•	We do not have sufficient resources in our accounting function, which restricts our ability to gather, analyze and properly review information related to financial reporting, including fair value estimates, in a timely manner. Due to our size and nature, segregation of all conflicting duties may not always be possible and may not be economically feasible. However, to the extent possible, the initiation of transactions, the custody of assets and the recording of transactions should be performed by separate individuals. The company's primary user access controls to ensure appropriate authorization and segregation of duties that would adequately restrict user and privileged access to the financially relevant systems and data to appropriate personnel were not designed and/or implemented effectively.
•	The insufficient resources in our accounting function also resulted in a deficiency over design and implementation of effective revenue recognition policies, procedures and controls with respect to the identification, timing and treatment of various new contracts with customers.
•	Management also concluded that there was a deficiency in internal controls over financial reporting relating to the accounting treatment for complex financial instruments which resulted in the failure to properly account for such instruments, specifically with respect to the classification and proper accounting treatment of preferred shares.
•	We did not design and maintain effective controls associated with related party transactions and disclosures. The controls in place were not designed at a sufficient level of precision or rigor to effectively prepare and review the complete customer listing in such manner as to identify and properly disclose the nature and financial data of all our related party relationships.

Management evaluated the impact of our failure to have segregation of duties, inadequacy in design of revenue recognition policies and procedures, failure to properly account for and provide adequate disclosures of complex financial instruments and deficiency in identification and a disclosure of related party transactions and concluded that these control deficiencies represented material weaknesses.

While management evaluates the effectiveness of our internal controls on a regular basis, these controls may not always be effective. There are inherent limitations on the effectiveness of internal controls, including collusion, management override, and failure in human judgment. In addition, control procedures are designed to reduce rather than eliminate business risks. In the event our Chief Executive Officer or Chief Financial Officer, our certifying officers under the Sarbanes-Oxley Act of 2002 (the “SOX”), or our independent registered public accounting firm determines our internal controls over financial reporting are not effective as defined under Section 404 of SOX, we may be unable to produce reliable financial reports or prevent fraud, which could materially harm our business. In addition, we may be subject to sanctions or investigation by government authorities or self-regulatory organizations, such as the SEC or the Financial Industry Regulatory Authority (“FINRA”). Any such actions could affect investor perceptions of our company and result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements, which could cause the market price of our common stock to decline or limit our access to capital.

We have begun to implement the actions noted below (including appropriate staffing to execute such actions) in the following areas to strengthen our internal control over financial reporting in an effort to remediate the material weaknesses.

Inventory. We have enhanced the design of existing controls and implemented new controls over the accounting, processing and recording of inventory. Specifically, we have strengthened the design of the management review control over inventory-in-transit. We have implemented processes to ensure timely identification and evaluation of inventory cut-off, and we are requiring additional accountability from counterparties on the accuracy of incoming and outgoing shipment documentation. We have deployed information system enhancements and have made better use of current system capabilities in order to improve the accuracy of inventory cut-off, reporting and reconciliation. In addition, we have been creating an assembly bill of materials (“BOM”) in our business software to facilitate efficient and accurate manufacturing and provide proper recording of raw materials inventory. The BOM structure ultimately minimizes inventory inaccuracies and production delays, and we have been increasing cycle counting of inventory used in production to improve accuracy. Lastly, we have recently hired a material specialist whose responsibility is to maintain inventory records.

Revenue Recognition. We intend on enhancing the design of existing controls and implement new controls over the review of the application and recording of revenue for customer contracts under the guidance outlined in ASC 606. We also intend on implementing more thorough reviews of contracts by evaluating contractual terms and determining whether certain contracts should be consolidated, involve related parties and the proper timing of revenue recognition. These reviews will include more comprehensive contractual analysis from our legal team while ensuring qualified resources are involved and adequate oversight is performed during the internal technical accounting review process.

Accounts Receivable. We intend on enhancing the design of existing controls and implement new controls over the processing and review of accounts receivable billings. We plan to supplement our accounting staff with more experienced personnel. We will also evaluate information system capabilities in order to reduce the manual calculations within this business process.

Complex Financial Instruments. We will design and implement controls to properly identify and implement the proper accounting treatment and classifications of our complex financial instruments to ensure our equity accounting and treatment is in accordance with U.S. generally accepted accounting principles. We intend to accomplish this by implementing more thorough reviews of certain details regarding all rights, penalties, record holders and negative covenants of the financial instruments in order to apply the correct accounting guidance (liabilities vs. equity vs. temporary equity).

While these actions and planned actions are subject to ongoing management evaluation and will require validation and testing of the design and operating effectiveness of internal controls over a sustained period of financial reporting cycles, we are committed to the continuous improvement of our internal control over financial reporting. We will continue to diligently review our internal control over financial reporting.

Our operating results may vary from quarter to quarter.

Our operating results have in the past been subject to quarter-to-quarter fluctuations, and we expect that these fluctuations will continue, and may increase in magnitude, in future periods. Demand for our products is driven by many factors, including the availability of funding for our products in our customers’ capital budgets. There is a trend for some of our customers to place large orders near the end of a quarter or fiscal year, in part to spend remaining available capital budget funds. Seasonal fluctuations in customer demand for our products driven by budgetary and other concerns can create corresponding fluctuations in period-to-period revenues, and we therefore cannot assure you that our results in one period are necessarily indicative of our revenues in any future period. In addition, the number and timing of large individual sales and the ability to obtain acceptances of those sales, where applicable, have been difficult for us to predict, and large individual sales have, in some cases, occurred in quarters subsequent to those we anticipated, or have not occurred at all. The loss or deferral of one or more significant sales in a quarter could harm our operating results for such quarter. It is possible that, in some quarters, our operating results will be below the expectations of public market analysts or investors. In such events, or in the event adverse conditions prevail, the market price of our common stock may decline significantly.

Many of our competitors are larger and have greater financial and other resources than we do.

Our products compete and will compete with similar if not identical products produced by our competitors. These competitive products could be marketed by well-established, successful companies that possess greater financial, marketing, distribution personnel, and other resources than we do. Using said resources, these companies can implement extensive advertising and promotional campaigns, both generally and in response to specific marketing efforts by competitors. They can introduce new products to new markets more rapidly. In certain instances, competitors with greater financial resources may be able to enter a market in direct competition with us, offering attractive marketing tools to encourage the sale of products that compete with our products or present cost features that consumers may find attractive.

Existing or new competitors may develop products or technologies that more effectively address the demands of our customers and markets with enhanced performance, features and functionality or lower cost. Larger competitors frequently seek to maintain market share and protect customer relationships through heavily discounted pricing, which we may not be able to match. If we fail to develop and commercialize leading-edge technologies and products that are cost effective and maintain high standards of quality and introduce them to the market on a timely basis, our competitive position and results of operations could be materially adversely affected.

Changes in the U.S. tax and other laws and regulations may adversely affect our business.

The U.S. government may revise tax laws, regulations or official interpretations in ways that could have a significant adverse effect on our business, including modifications that could reduce the profits that we can effectively realize, or that could require costly changes to those operations, or the way in which they are structured. For example, the effective tax rates for most U.S. companies reflect the fact that income earned and reinvested outside the U.S. is generally taxed at local rates, which may be much lower than U.S. tax rates. If we expand abroad and there are changes in tax laws, regulations or interpretations that significantly increase the tax rates on non-U.S. income, our effective tax rate could increase, and our profits could be reduced. If such increases resulted from our status as a U.S. company, those changes could place us at a disadvantage to our non-U.S. competitors if those competitors remain subject to lower local tax rates.

Our sales and profitability may be affected by changes in economic, business and industry conditions.

If the economic climate in the United States or abroad deteriorates, customers or potential customers could reduce or delay their technology investments. Reduced or delayed technology and entertainment investments could decrease our sales and profitability. In this environment, our customers may experience financial difficulty, cease operations and fail to budget or reduce budgets for the purchase of our products and professional services. This may lead to longer sales cycles, delays in purchase decisions, payment and collection, and can also result in downward price pressures, causing our sales and profitability to decline. In addition, general economic uncertainty and general declines in capital spending in the information technology sector make it difficult to predict changes in the purchasing requirements of our customers and the markets we serve. There are many other factors which could affect our business, including:

•	the introduction and market acceptance of new technologies, products and services;
•	new competitors and new forms of competition;
•	the size and timing of customer orders (for retail distributed physical product);
•	the size and timing of capital expenditures by our customers;
•	adverse changes in the credit quality of our customers and suppliers;
•	changes in the pricing policies of, or the introduction of, new products and services by us or our competitors;
•	changes in the terms of our contracts with our customers or suppliers;
•	the availability of products from our suppliers; and
•	variations in product costs and the mix of products sold.

These trends and factors could adversely affect our business, profitability and financial condition and diminish our ability to achieve our strategic objectives.

Our limited ability to protect our proprietary information and technology may adversely affect our ability to compete, and our products could infringe upon the intellectual property rights of others, resulting in claims against us, the results of which could be costly.

Many of our products consist entirely or partly of proprietary technology owned by us. Although we seek to protect our technology through a combination of copyrights, trade secret laws and contractual obligations, these protections may not be sufficient to prevent the wrongful appropriation of our intellectual property, nor will they prevent our competitors from independently developing technologies that are substantially equivalent or superior to our proprietary technology. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the United States. In order to defend our proprietary rights in the technology utilized in our products from third party infringement, we may be required to institute legal proceedings, which would be costly and would divert our resources from the development of our business. If we are unable to successfully assert and defend our proprietary rights in the technology utilized in our products, our future results could be adversely affected.

Although we attempt to avoid infringing known proprietary rights of third parties in our product development efforts, we may become subject to legal proceedings and claims for alleged infringement from time to time in the ordinary course of business. Any claims relating to the infringement of third-party proprietary rights, even if not meritorious, could result in costly litigation, divert management’s attention and resources, require us to reengineer or cease sales of our products or require us to enter into royalty or license agreements which are not advantageous to us. In addition, parties making claims may be able to obtain an injunction, which could prevent us from selling our products in the United States or abroad.

If we ship products that contain defects, the market acceptance of our products and our reputation will be harmed and our customers could seek to recover their damages from us.

Our products are complex, and despite extensive testing, may contain defects or undetected errors or failures that may become apparent only after our products have been shipped to our customers and installed in their network or after product features or new versions are released. Any such defect, error or failure could result in failure of market acceptance of our products or damage to our reputation or relations with our customers, resulting in substantial costs for us and our customers, as well as the cancellation of orders, warranty costs and product returns. In addition, any defects, errors, misuse of our products or other potential problems within or out of our control that may arise from the use of our products could result in financial or other damages to our customers. Our customers could seek to have us pay for these losses. Although we maintain product liability insurance, it may not be adequate.

The elimination of monetary liability against our directors, officers and employees under law and the existence of indemnification rights for or obligations to our directors, officers and employees may result in substantial expenditures by us and may discourage lawsuits against our directors, officers and employees.

Our articles of incorporation contain a provision permitting us to eliminate the personal liability of our directors to us and our stockholders for damages for the breach of a fiduciary duty as a director or officer to the extent provided by Nevada law. We may also have contractual indemnification obligations under any future employment agreements with our officers. The foregoing indemnification obligations could result in us incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup. These provisions and the resulting costs may also discourage us from bringing a lawsuit against directors and officers for breaches of their fiduciary duties and may similarly discourage the filing of derivative litigation by our stockholders against our directors and officers even though such actions, if successful, might otherwise benefit us and our stockholders.

Failure to build our finance infrastructure and improve our accounting systems and controls could impair our ability to comply with the financial reporting and internal controls requirements for publicly traded companies.

As a public company, we will operate in an increasingly demanding regulatory environment, which requires us to comply with SOX, the rules and regulations of the SEC, expanded disclosure requirements, accelerated reporting requirements and more complex accounting rules. Company responsibilities required by SOX include establishing corporate oversight and adequate internal control over financial reporting and disclosure controls and procedures. Effective internal controls are necessary for us to produce reliable financial reports and are important to help prevent financial fraud. Commencing with our fiscal year ending 2024, we must perform system and process evaluation and testing of our internal controls over financial reporting to allow management to report on the effectiveness of our internal controls over financial reporting in our Form 10-K filing for that year, as required by Section 404 of SOX. We have never been required to test our internal controls within a specified period and, as a result, we may experience difficulty in meeting these reporting requirements in a timely manner.

We anticipate that the process of building our accounting and financial functions and infrastructure will require significant additional professional fees, internal costs and management efforts. We expect that we will need to implement a new internal system to combine and streamline the management of our financial, accounting, human resources and other functions. However, such a system would likely require us to complete many processes and procedures for the effective use of the system or to run our business using the system, which may result in substantial costs. Any disruptions or difficulties in implementing or using such a system could adversely affect our controls and harm our business. Moreover, such disruption or difficulties could result in unanticipated costs and diversion of management attention. In addition, we may discover weaknesses in our system of internal financial and accounting controls and procedures that could result in a material misstatement of our financial statements. Our internal control over financial reporting will not prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.

If we are not able to comply with the requirements of Section 404 of SOX in a timely manner, or if we are unable to maintain proper and effective internal controls, we may not be able to produce timely and accurate financial statements. If we cannot provide reliable financial reports or prevent fraud, our business and results of operations could be harmed, investors could lose confidence in our reported financial information and we could be subject to sanctions or investigations by the SEC or other regulatory authorities.

The effects of the Covid-19 pandemic have materially affected how we and our customers are operating our businesses, and the duration and extent to which this will impact our future results of operations and overall financial performance remains uncertain.

The Covid-19 pandemic has continued to affect many countries, upending entire supply chains of many important industries. In the attempt to control this pandemic, governments have imposed actions to assist limiting the spread of the disease, including orders to lockdowns, shelter-in-place, travel restrictions, and mandated business closures, have adversely affected workforces, organizations, customers, economies, and financial markets globally, leading to an economic downturn and increased market volatility. Our operations have been affected by a range of external factors related to the Covid-19 pandemic that are not within our control. The epidemic is having a very significant impact the electronics sector, with key manufacturers either completely closed following the orders issued by local governments or having to operate in an environment with inadequate numbers of staff at manufacturing units to maintain the security of their personnel. For example, many cities, counties, states and countries have imposed or may impose a wide range of restrictions on the physical movement of our employees, partners, and customers to limit the spread of Covid-19. The Covid-19 pandemic have a substantial impact on electronics manufactures. Many electronics manufactures are in dire need of electronics materials and materials required to support the manufacturing of products as well as staff to maintain core functions. The productivity of our employees and partners, a continued substantial impact on the attendance of our employees, or a continued and substantial impact on the ability of our customers to purchase our offerings, is likely to lead to our results of operations and overall financial performance may being harmed. The duration and extent of the impact from the Covid-19 pandemic depends on future developments that cannot be accurately predicted at this time, such as the severity and transmission rate of the virus, the extent and effectiveness of containment actions, the disruption caused by such actions, and the impact of these and other factors on our employees, customers, partners, vendors and the global economy. If we are not able to respond to and manage the impact of such events effectively, our business will be harmed. For more information with respect to the Covid-19 pandemic and its impact on our business, see “Management’s Discussion and Analysis of Financial Condition and Results of Operation – Impact of Coronavirus on Our Operations.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. Such forward-looking statements include statements regarding, among others, (a) our expectations about possible business combinations, (b) our growth strategies, (c) our future financing plans, and (d) our anticipated needs for working capital. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “approximate,” “estimate,” “believe,” “intend,” “plan,” “budget,” “could,” “forecast,” “might,” “predict,” “shall” or “project,” or the negative of these words or other variations on these words or comparable terminology. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. These statements may be found in this prospectus.

Forward-looking statements are based on our current expectations and assumptions regarding our business, potential target businesses, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements as a result of various factors, including, without limitation, changes in local, regional, national or global political, economic, business, competitive, market (supply and demand) and regulatory conditions and the following:

•	adverse economic conditions;
•	our ability to effectively execute our business plan;
•	inability to raise sufficient additional capital to operate our business;
•	our ability to manage our expansion, growth and operating expenses;
•	our ability to evaluate and measure our business, prospects and performance metrics;
•	our ability to compete and succeed in highly competitive and evolving industries;
•	our ability to respond and adapt to changes in technology and customer behavior;
•	our ability to protect our intellectual property and to develop, maintain and enhance a strong brand; and
•	other specific risks referred to in the section entitled “Risk Factors.”

We caution you therefore that you should not rely on any of these forward-looking statements as statements of historical fact or as guarantees or assurances of future performance.

Information regarding market and industry statistics contained in this prospectus is included based on information available to us that we believe is accurate. It is generally based on academic and other publications that are not produced for purposes of securities offerings or economic analysis. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services. Except as required by U.S. federal securities laws, we have no obligation to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements.

INTRODUCTION

The Company

Prior to the Acquisition and related transactions described below, Imperalis was deemed to be a shell company having previously engaged in diverse industries through three subsidiaries whose businesses were discontinued in 2020, and having no continuing operating business or revenues. TOGI, which became a wholly owned subsidiary of Imperalis on September 6, 2022 as a result of the Acquisition and thereafter merged with and into Imperalis, is engaged, through its wholly owned subsidiaries Digital Power Corp. (“Digital Power”) and TOG Technologies, Inc. (“TOG Technologies”), in the design, development, manufacture and sale of highly engineered, feature-rich, high-grade power conversion and power system solutions for mission-critical applications and processes. For more than 50 years, Digital Power has been devoted to the perfection of power solution products that have enabled customer innovation in complex applications covering a wide range of industries. A natural outgrowth of the development of these power systems has been TOG Technologies’ effort to apply such proprietary core power technologies to optimizing the design and performance of electric vehicle (“EV”) charging solutions. TOG Technologies began commercial sales of its product line of high-speed charging solutions in mid-2021. Currently, TurnOnGreen’s only operations consist of the historical TOGI power system solutions and EV charging businesses.

Imperalis was incorporated in the State of Nevada on April 5, 2005. TOGI was incorporated in the State of Nevada in January 2020 and has been operating continuously (through Digital Power) since 1969. The principal executive offices of TurnOnGreen are located at 1421 McCarthy Blvd., Milpitas, California 95035, its telephone number is (510) 657-2635 and its corporate website is at www.turnongreen.com.

The Imperalis Stock Purchase

On December 16, 2021, Ault entered into a Stock Purchase Agreement (the “Purchase Agreement”) with the majority stockholders of Imperalis. Pursuant to the Purchase Agreement, Ault purchased 129,363,756 shares of Imperalis common stock from the stockholders, representing approximately 80% of the then outstanding shares of Imperalis common stock, which figure excludes the approximately 11,000,000 shares issued to Ault Lending, LLC (formerly Digital Power Lending, LLC) (“Ault Lending”), a wholly owned subsidiary of Ault, upon its conversion of the Imperalis Note discussed below. The Imperalis stockholders received in consideration for their shares an aggregate of approximately $200,000 in cash. The transaction resulted in a change in control of Imperalis. All of the shares purchased by Ault under the Purchase Agreement have been registered on a registration statement in connection with the Distribution.

Prior to entering into the Purchase Agreement, on December 15, 2021, Ault Lending entered into an exchange agreement with Imperalis pursuant to which Imperalis issued to Ault Lending a convertible promissory note (the “Imperalis Note”) in the principal amount of $101,529, in exchange for prior promissory notes, dated August 18, 2021 and November 5, 2021, issued by Imperalis to Ault Lending in the aggregate principal amount of $100,000, which had accrued, unpaid interest of $1,529 as of December 15, 2021. The terms of the Imperalis Note provide for (i) an interest rate at 10% per annum, (ii) a maturity date of December 15, 2023, and (iii) conversion of the principal, together with accrued but unpaid interest thereon, into shares of Imperalis common stock at Ault Lending’s option at a conversion price of $0.01 per share. On October 12, 2022, Ault Lending received 10,990,142 shares of Imperalis common stock upon the conversion of principal and accrued interest on the Imperalis Note in the aggregate amount of $109,901. Substantially all of the shares received by Ault Lending upon conversion of the Imperalis Note have been registered on a registration statement in connection with the Distribution.

The TOGI Acquisition

On March 20, 2022, Ault, Imperalis and TOGI entered into a Securities Purchase Agreement (the “Acquisition Agreement”). Pursuant to the Acquisition Agreement, Ault agreed to (i) deliver to Imperalis all of the outstanding shares of common stock of TOGI held by Ault (the “Acquisition”) and (ii) forgive and eliminate the intracompany accounts between Ault and TOGI evidencing historical equity investments made by Ault to TOGI in the approximate amount of $36,000,000, in consideration for the issuance by Imperalis to Ault of 25,000 shares of a new issue of series A convertible redeemable preferred stock having an aggregate liquidation preference of $25,000,000 and the right to vote with Imperalis common stock on an as-converted basis. The closing of the Acquisition occurred on September 6, 2022, following Ault’s delivery to Imperalis of audited historical financial statements of TOGI and satisfaction of other customary closing conditions. Immediately following the closing of the Acquisition, TOGI became a wholly owned subsidiary of Imperalis. The outstanding shares of common stock of Imperalis remained outstanding and unaffected following the closing of the Acquisition, as were outstanding warrants and stock options to purchase Imperalis common stock. Through an upstream merger, TOGI was subsequently merged with and into Imperalis. Additionally, Imperalis dissolved its dormant subsidiary. Subsequently, Imperalis filed a d/b/a certificate in the State of Nevada under the name TurnOnGreen, Inc.

Prior to the Acquisition, Ault owned 80.0% of the outstanding shares of Imperalis common stock. As a result of receiving shares of series A convertible redeemable preferred stock of Imperalis, Ault’s beneficial ownership of Imperalis’ voting shares increased to 94.7% of all voting shares, including the approximately 11,000,000 shares issued to Ault Lending upon conversion of the Imperalis Note. Pursuant to the Acquisition Agreement, Ault acknowledged that it would distribute to its stockholders of record some or all of the shares of Imperalis common stock owned by it. Because Ault controlled each of Imperalis and TOGI, the Acquisition was accounted for as a reorganization of entities under common control. TurnOnGreen’s pro forma financial statements included in this prospectus have been adjusted to give effect to the Acquisition on such basis. See “Introduction — The TOGI Acquisition.”

THE DISTRIBUTION

The management of Ault, after extended study and analysis, has concluded that it is in the best interests of Ault and its stockholders for Ault to divest a substantial portion of its interest in TurnOnGreen. After investigating available alternatives, Ault has decided to divest such interest by distributing 81.1% (140,000,000 shares) of all outstanding shares of TurnOnGreen common stock in the Distribution. Ault will be deemed by the SEC to be an underwriter with respect to the Distribution. At the time of the Distribution, TurnOnGreen will comprise all of Ault’s power system and EV charging solutions operations and assets. TurnOnGreen is a publicly traded company whose shares are quoted on the Pink Open Market (Current Information), operated by OTC Markets Group Inc.

Reasons for the Distribution

The principal considerations that led Ault to conclude that it should divest a substantial portion of its interest in TOGI are (i) Ault’s desire to establish both itself and TOGI as distinct investment alternatives in the financial community, (ii) the lack of an appropriate fit between the power system and EV charging solutions business of TOGI and Ault’s primary bitcoin mining operations and between the future strategic directions of both companies, (iii) the manufacturing and high-end engineering nature of TOGI’s business, in part, in mature industries, and (iv) the resulting differences in TOGI’s and Ault’s financing strategies.

Manner of the Distribution

In order to effect the Distribution, on the First Distribution Date, Ault transferred to Computershare Trust Company, N.A., as distribution agent (the “Agent”) for holders of record of Ault common stock at the close of business on the distribution record dates, 58,610,760 shares of TurnOnGreen common stock. Such shares were distributed to Ault stockholders on the First Distribution Date, without any consideration being paid by such holders, on the basis of 40 shares of TurnOnGreen common stock for every share of Ault common stock held on the First Distribution Record Date. On or before the Second Distribution Date, Ault will transfer to the Agent a number of shares of TurnOnGreen common stock equal to the number of shares to be distributed in the Second Distribution. Such shares will be distributed to Ault stockholders on the Second Distribution Date, without any consideration being paid by such holders, on the basis of 15 shares of TurnOnGreen common stock for every share of Ault common stock held on the Second Distribution Record Date. For any subsequent distribution, Ault will transfer to the Agent a number of shares of TurnOnGreen common stock equal to the number of shares to be distributed in such subsequent distribution. Such shares will be distributed to Ault stockholders on a distribution date to be set by Ault, without any consideration being paid by such holders, on an equal basis that will result in the distribution of a total of 140,000,000 shares of TurnOnGreen common stock, assuming the Distribution is effected in full.

Further, on the First Distribution Date, TurnOnGreen issued and delivered to Ault, and Ault then delivered to the Agent, at the close of business on the First Distribution Record Date, warrants to purchase 58,610,760 shares of TurnOnGreen common stock. Such warrants were distributed to Ault stockholders on the First Distribution Date, without any consideration being paid by such holders, on the basis of 40 warrants each to purchase one share of TurnOnGreen common stock for every share of Ault common stock held on the First Distribution Record Date. On or before the Second Distribution Date, TurnOnGreen will issue and deliver to Ault, and Ault will then deliver to the Agent, at the close of business on the Second Distribution Record Date, warrants to purchase a number shares of TurnOnGreen common stock equal to the number of shares to be distributed in the Second Distribution. Such warrants will be distributed to Ault stockholders on the First Distribution Date, without any consideration being paid by such holders, on the basis of 15 warrants each to purchase one share of TurnOnGreen common stock for every share of Ault common stock held on the Second Distribution Record Date. For any subsequent distribution, TurnOnGreen will issue and deliver to Ault, and Ault will then deliver to the Agent, at the close of business on a distribution record date to be set by Ault, warrants to purchase a number of shares of TurnOnGreen common stock equal to the number of shares to be distributed in such subsequent distribution. Such warrants will be distributed to Ault stockholders on a distribution date to be set by Ault, without any consideration being paid by such holders, on an equal basis that will result in the issuance of warrants to purchase a total of 140,000,000 shares of TurnOnGreen common stock, assuming the Distribution is effected in full. Each warrant issued, or to be issued, in connection with the Distribution is, or will be, exercisable for the purchase of one share of TurnOnGreen common stock at an exercise price of $0.10 per share (the “Exercise Price”). The warrants are immediately exercisable upon issuance and will expire on the five-year anniversary of the First Distribution Record Date. See “Description of TurnOnGreen Capital Stock – TurnOnGreen Warrants.”

Based on the number of shares of Ault common stock outstanding on the First Distribution Record Date, 140,000,000 shares of TurnOnGreen common stock, representing 81.1% of its then outstanding shares, and warrants to purchase common stock in an equal number, will be distributed assuming the Distribution is effected in full. Accordingly, in order to be entitled to receive the full benefits of the Distribution, a stockholder must be a holder of record of Ault common stock on each distribution record date. No certificates or scrip representing fractional shares of TurnOnGreen common stock will be issued as part of the Distribution. In lieu of receiving fractional shares, holders who would otherwise be entitled to receive a fractional share of TurnOnGreen common stock will receive cash for such fractional interest. Such cash will be derived from the sale of fractional interests by the Agent on behalf of holders otherwise entitled to fractional shares. The Agent, as promptly as practicable after each distribution date, will sell all fractional share interests on the Pink Open Market, or under certain circumstances to TurnOnGreen, at then prevailing prices and distribute the net proceeds to stockholders entitled thereto. See “Federal Income Tax Aspects of the Distribution.”

The Distribution will be made in book-entry form. For Ault stockholders who own Ault common stock in registered form, in most cases the transfer agent will credit their shares of TurnOnGreen common stock and warrant certificates to book-entry accounts established to hold their TurnOnGreen common stock and warrants. Book-entry refers to a method of recording stock ownership in our records in which no physical certificates are issued. The Agent will mail these stockholders a statement reflecting their TurnOnGreen common stock and warrant ownership shortly after each distribution date. For stockholders who own Ault common stock through a broker, bank or other nominee, their shares of TurnOnGreen common stock and warrants will be credited to their accounts by that broker, bank or other nominee. The warrants will be issued in registered form under the warrant agency agreement between the Warrant Agent and us. The warrants will initially be represented only by one or more global warrants deposited with the Warrant Agent, as custodian on behalf of DTC and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC. Each share of TurnOnGreen common stock that is distributed will be validly issued, fully paid and nonassessable. See “Description of TurnOnGreen Capital Stock.” Following the Distribution, stockholders whose shares are held in book-entry form may request the transfer of their shares of TurnOnGreen common stock to a brokerage or other account at any time, without charge.

No holder of Ault common stock will be required to pay any cash or other consideration for the shares of TurnOnGreen common stock and warrants to be received by them in the Distribution or to surrender or exchange their respective shares in order to receive shares of TurnOnGreen common stock and warrants.

Market Price and Trading

TurnOnGreen common stock is quoted on the Pink Open Market (Current Information), operated by OTC Markets Group Inc., under the symbol IMHC. The last reported sale price for TurnOnGreen common stock, as quoted on the Pink Open Market, was $0.02 on July 24, 2023. Quotes of stock trading prices on any over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. Application has been submitted to have the shares of TurnOnGreen common stock to be received in the Distribution listed for quotation on the OTCQB Market. See “Trading and Dividend Information.”

Results of the Distribution

Subsequent to the Distribution, Ault will continue to beneficially own approximately 379,000 shares of TurnOnGreen common stock, and 397,077,510 shares of TurnOnGreen common stock underlying the series A convertible redeemable preferred stock, representing approximately 69.8% of the outstanding voting shares of TurnOnGreen based on the number of shares outstanding on the First Distribution Record Date, and remain TurnOnGreen’s largest stockholder on a voting basis.

Relationship between Ault and TurnOnGreen after the Distribution

After the Distribution, Ault will continue to perform certain administrative services for TurnOnGreen. These services will include certain use of Ault’s management information systems, assist in the preparation of federal and state tax returns and handling of certain cash management services.

Our Board of Directors consists of three members: Amos Kohn, Marcus Charuvastra and Douglas Gintz. Although none of our directors is currently a director of Ault, Mr. Kohn previously served as a director of Ault until 2020 and Mr. Gintz currently serves as the Chief Technology Officer of Ault. Our Chief Financial Officer, David J. Katzoff, currently serves as Ault’s Senior Vice President of Finance. See “Management of TurnOnGreen.”

Federal Income Tax Aspects of the Distribution

THE FOLLOWING IS A SUMMARY OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION. THIS SUMMARY DOES NOT DISCUSS TAX CONSEQUENCES TO CATEGORIES OF HOLDERS ENTITLED TO SPECIAL TREATMENT UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), INCLUDING, WITHOUT LIMITATION, FOREIGN PERSONS, TAX-EXEMPT ORGANIZATIONS, INSURANCE COMPANIES, FINANCIAL INSTITUTIONS AND DEALERS IN STOCKS AND SECURITIES. NO RULINGS WILL BE SOUGHT FROM THE INTERNAL REVENUE SERVICE WITH RESPECT TO THE FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO SPECIFIC TAX CONSEQUENCES TO THEM OF THE DISTRIBUTION.

If the fair market value of the TurnOnGreen common stock distributed to Ault stockholders exceeds the tax basis of such TurnOnGreen common stock (in the hands of Ault), then Ault will recognize gain in the amount of such excess to the same extent as if such TurnOnGreen common stock were sold to Ault stockholders at fair market value. It is also anticipated that the TurnOnGreen common stock distributed to Ault stockholders in respect of their Ault stock will be taxable to such stockholders as a dividend to the extent of Ault’s earnings and profits.

Resale of TurnOnGreen Common Stock Received in the Distribution; Affiliates

The TurnOnGreen common stock to be received in the Distribution will be freely transferable under the Securities Act of 1933, as amended (the “Securities Act”), except for shares of TurnOnGreen common stock issued to any affiliates (as such term is defined under the Securities Act) of TurnOnGreen at the time of the Distribution. Affiliates may not sell their TurnOnGreen common stock acquired in connection with the Distribution except pursuant to an effective registration statement under the Securities Act covering such shares, in compliance with Rule 144 promulgated under the Securities Act or any other applicable exemption from the registration requirements of the Securities Act. Persons who may be deemed to be affiliates of TurnOnGreen generally include individuals or entities that control or are controlled by or under the common control with TurnOnGreen and include certain officers and directors of TurnOnGreen, as well as the principal stockholders of TurnOnGreen. This prospectus may not be used by such affiliates for the purpose of resale of the TurnOnGreen common stock that they may so receive.

USE OF PROCEEDS

We will not receive any proceeds in the Distribution unless the Ault stockholders who receive the warrants elect to exercise them for cash, in which case we could receive a minimum of $14 million if all of the warrants are exercised for cash. We intend to use those proceeds, if any, for general corporate purposes.

TRADING AND DIVIDEND INFORMATION

Our common stock is quoted on the Pink Open Market (Current Information), operated by OTC Markets Group Inc., under the symbol IMHC.

The last reported sale price for our common stock, as quoted on the Pink Open Market, was $0.02 on July 24, 2023. Quotes of stock trading prices on any over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

We have never declared or paid dividends on our common stock and do not anticipate paying dividends on our common stock at any time in the foreseeable future. The terms of our series A preferred stock prohibit us from paying dividends on all classes of stock junior to such stock (including our common stock) while shares of our series A preferred stock remain outstanding. See “Description of TurnOnGreen Capital Stock – TurnOnGreen Series A Preferred Stock.”

Application has been submitted to have our shares of common stock to be received in the Distribution listed for quotation on the OTCQB Market.

As of September 6, 2022, we were no longer a shell company under Rule 405 of the Securities Act. However, because we have been a shell company, a person selling restricted or control securities may not use Rule 144 unless certain conditions have been met. Rule 144(i) provides that Rule 144 may only become available for the resale of securities by a person selling restricted or control securities that were originally issued by a shell company if certain conditions are met. These conditions are: (a) that the issuer is no longer a shell company; (b) that the issuer is an SEC reporting company; (c) that the issuer has filed all required reports during the preceding 12 months; and (d) has filed current Form 10 information with the SEC reflecting that it is no longer a shell company.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and the notes thereto appearing elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to several factors, including those discussed in the sections entitled “Risk Factors” and “Special Note Regarding Forward-Looking Statements,” and elsewhere in this prospectus.

Plan of Operations

We are an emerging electric vehicle (“EV”) electrification infrastructure solutions and premium custom power products company, through our wholly owned subsidiaries Digital Power Corporation (“DPC”) and TOG Technologies Inc. (“TOGT”), design, develop, manufacture and sell highly engineered, feature-rich, high-grade-power conversion and power system solutions to diverse industries and markets including e-Mobility, medical, military, telecommunications, and industrial as well as design and provide a line of advanced EV charging solutions. Through DPC, we provide solutions which leverage a combination of low leakage power emissions, very high-power density with power efficiency, flexible design leveraging customized firmware and short time to market. Our designed and manufactured, highly engineered, precision power conversion and control solutions serve mission-critical applications and processes. Through TOGT, we market and sell a line of scalable EV residential, commercial and ultra-fast charging products and comprehensive charging management software and network services. The business represents a natural outgrowth from our proprietary core power technologies to optimizing the design and performance of EV charging solutions.

Our strategy is to be the supplier of choice across numerous markets that require high-quality power system solutions where custom design, superior product, high quality, time to market and competitive prices are critical to business success. We believe that we provide advanced custom product design services to deliver high-grade products that reach a high level of efficiency and density and can meet rigorous environmental requirements. Our customers benefit from a direct relationship with us that supports all their needs for designing and manufacturing power solutions and products. By implementing our proprietary core technology, including process implementation in integrated circuits, we can provide cost reductions to our customers by replacing their existing power sources with our custom design cost-effective products.

On March 20, 2022, IMHC entered into a Securities Purchase Agreement (the “Agreement”) with TurnOnGreen, Inc., a Nevada corporation (“TOGI”), a then wholly owned subsidiary of Ault. Pursuant to the Agreement, at the Closing, which occurred on September 6, 2022, the Parent delivered to us all of the outstanding shares of common stock of TOGI held by the Parent, and in consideration for the issuance by IMHC to the Parent (the “Acquisition”) of an aggregate of 25,000 newly designated shares of Series A Preferred Stock (the “Series A Preferred Stock”), with each such share having a stated value of $1,000. The Series A Preferred Stock has an aggregate liquidation preference of $25 million, is convertible into shares of our common stock at the Parent’s option, is redeemable by the Parent, and entitles the Parent to vote with the common stock on an as-converted basis. Immediately following the Acquisition, TOGI became our wholly owned subsidiary, and subsequent thereto, TOGI was merged with and into our company, pursuant to which TOGI ceased to exist. TurnOnGreen continues to be led by its Chief Executive Officer, Amos Kohn and its President, Marcus Charuvastra.

Factors Affecting Our Performance

We believe that the growth of our business and our future success depend on various opportunities, challenges, trends and other factors, including the following:

•	Our business model is evolving and we will need to invest a substantial amount of operating capital on an ongoing basis to support our EV charging solutions business. We expect to use the largest portion of any capital we may be able to raise to purchase EV components and inventory in connection with future sales and installations. To the extent that the capital expenditure requirements of our EV charging solutions business are greater than anticipated, any funds we have will be unavailable for our other operations. It is likely that we will need substantial additional funds for our working capital and capital expenditure requirements as we grow our EV charging solutions business.

•

Our ability to provide our products and systems on a timely basis is dependent on our ability to procure critical electronic components. The current supply chain crisis in the global economy has led to delivery delays and shortages of certain electronic components and associated raw materials that we use in our products. This supply chain crisis continued throughout 2022, has extended our production time periods and delayed the timing of revenue recognition. The impact of parts shortages has been abrupt and, consequently, we estimate that our costs have increased by approximately 30 to 40% since 2020. We have also experienced decreases in demand for our products and services, deficiencies in the supply of raw materials, closures of manufacturing facilities, extended lead times to procure supplies and insufficient staffing. We believe this has been a contributing factor to the decline in our revenues by approximately 8% since 2020.

•	To date, our operations were financed principally through investments by Ault and took advantage of Ault’s size and purchasing power in procuring goods, technology and services, including insurance, employee benefit support and audit, and other professional services. Though Ault is now a controlling stockholder after the completion of the Acquisition, we may not have access to Ault’s financial and other resources in the future.

Results of Operations for the Three Months Ended March 31, 2023 and 2022

	2023	2022	Change ($)	Change (%)
Revenue	$876,000	$1,129,000	$(253,000)	(22)%
Cost of revenue	517,000	666,000	(149,000)	(22)%
Gross profit	359,000	463,000	(104,000)	(22)%
Operating expenses:
Research and development	119,000	206,000	(87,000)	(42)%
General and administrative	857,000	849,000	8,000	1%
Selling and marketing	392,000	341,000	51,000	15%
Total operating expenses	1,368,000	1,396,000	(28,000)	(2)%
Operating loss	(1,009,000)	(933,000)	76,000	8%
Other expense:
Interest	2,000	-	2,000	100%
Total other expense	2,000	-	2,000	100%
Net loss	(1,011,000)	(933,000)	(78,000)	8%
Preferred dividends	(500,000)	-
Net loss available to common stockholders	$(1,511,000)	$(933,000)

Revenue and Gross Profit

During the three month period ended March 31, 2023, we had decreased revenues of $253,000 and decreased gross profits of $104,000 compared to the three month period ended March 31, 2022, primarily due to our increased sales in the three month period ended March 31, 2022, related to a large project which was discontinued in 2022, that drove increased production and deliveries in 2022.

Net Loss and Operating Expenses

During the three months ended March 31, 2023, our net loss increased by $78,000 compared to the three month period ended March 31, 2022, primarily due to audit fees and overhead allocations increasing by $150,000, and $124,000, respectively, partially offset primarily by decreased payroll costs and safety license fees of $113,000 and $95,000, respectively.

Net Loss Available to Common Stockholders

During the third quarter of 2022, IMHC was combined with certain entities under the common control of our Parent. As part of this transaction, we issued preferred stock that accrues a dividend, which has resulted in an increase in the net loss available to common stockholders of $500,000 for the three month period ended March 31, 2023.

Results of Operations for the Years Ended December 31, 2022 and 2021

	2022	2021	Change ($)	Change (%)
Revenue	$5,522,000	$5,346,000	$176,000	3%
Cost of revenue	3,504,000	3,662,000	(158,000)	(4)%
Gross profit	2,018,000	1,684,000	334,000	20%
Operating expenses:
Research and development	697,000	504,000	193,000	38%
Selling and marketing	1,522,000	910,000	612,000	67%
General and administrative	3,963,000	2,072,000	1,891,000	91%
Depreciation	51,000	25,000	26,000	104%
Total operating expenses	6,233,000	3,511,000	2,722,000	78%
Operating loss	(4,215,000)	(1,827,000)	2,388,000	131%
Other expense:
Interest	5,000	-	5,000	100%
Total other expense	5,000	-	5,000	100%
Net loss	(4,220,000)	(1,827,000)
Preferred dividends	(639,000)	-
Net loss available to common stockholders	$(4,859,000)	$(1,827,000)

Revenue and Gross Profit

For the year ended December 31, 2022, we had increased revenues of $176,000 and increased gross profits of $334,000 compared to the year ended December 31, 2021, primarily due to increased sales to our higher margin defense industry customers and increased gross profit related to our EV L2 and L3 residential and commercial chargers of $78,000.

Net Loss and Operating Expenses

During the year ended December 31, 2022, our operating loss increased $2.4 million from the year ended December 31, 2021. During the year ended December 31, 2022, our gross profit increased $334,000 but was offset by increased operating expenses, which primarily consisted of rent, litigation, corporate overhead allocations, marketing, audit fees, and charger safety fees that increased by $857,000, $575,000, $480,000, $303,000, $257,000, and $251,000 respectively. The increases were driven by a new facility lease in 2022, litigation settlement accruals, an increase of our sponsoring and marketing efforts, corporate personnel and support, registration statement filings, the Acquisition completed in the third quarter of 2022 and obtaining certain required EV charger safety certificates.

Net Loss Available to Common Stockholders

During the year ended December 31, 2022, TOGI was merged with and into IMHC and subsequent thereto, TOGI ceased to exist. The Acquisition was treated as an asset acquisition. As part of the Acquisition we issued preferred stock that accrues a dividend, at a rate of 8% per year based on a 360-day year and a stated value of $25 million, which has increased the net loss available to common stockholders by $639,000.

Liquidity and Capital Resources

The accompanying consolidated financial statements have been prepared assuming that we will continue as a going concern. We have incurred recurring net losses and operations have not provided sufficient cash flows. We believe that we will continue to incur operating and net losses each quarter until at least the time we begin significant deliveries of our products. Our inability to continue as a going concern could have a negative impact on our company, including our ability to obtain needed financing. In view of these matters, there is substantial doubt about our ability to continue as a going concern. We intend to finance our future development activities and our working capital needs largely through the sale of equity securities with some additional funding from other sources, including term notes until such time as funds provided by operations are sufficient to fund working capital requirements. Our consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classifications of liabilities that might be necessary should we be unable to continue as a going concern. As of March 31, 2023 and December 31, 2022, we had cash and cash equivalents of $0.02 million and $0.1 million, respectively, and working capital of $(0.2) million and $0.7 million, respectively.

Critical Accounting Policies and Estimates

Our consolidated financial statements have been prepared in accordance with U.S. GAAP. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date, as well as the reported revenues and expenses recognized during the reporting period. Management bases its estimates on historical experience and on various other assumptions believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ from those estimates, and such differences could be material to our financial statements.

We believe that the accounting policies, as described in Note 1 (“Description of Business, Basis of Presentation and Summary of Significant Accounting Policies”) to the Notes to the Consolidated Financial Statements appearing elsewhere in this Annual Report on Form 10-K, are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.

Revenue Recognition

We recognize revenue under ASC 606, Revenue from Contracts with Customers. The core principle of this revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The following five steps are applied to achieve that core principle:

Step 1: Identify the contract with the customer;

Step 2: Identify the performance obligations in the contract;

Step 3: Determine the transaction price;

Step 4: Allocate the transaction price to the performance obligations in the contract; and

Step 5: Recognize revenue when the company satisfies a performance obligation.

We generate revenues from the sale of our products through a direct and indirect sales force. Our performance obligations to deliver products are satisfied at the point in time when products are received by the customer, which is when the customer obtains control over the goods. We provide standard assurance warranties, which are not separately priced, that the products function as intended. We primarily receive fixed consideration for sales of product. Some of our contracts with distributors include stock rotation rights after six months for slow moving inventory, which represents variable consideration. We use an expected value method to estimate variable consideration and constrain revenue for estimated stock rotations until it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur. To date, returns have been insignificant. Our customers generally pay within 30 days from their receipt of our invoices.

Because our product sales agreements have an expected duration of one year or less, we have elected to adopt the practical expedient in ASC 606-10-50-14(a) of not disclosing information about our remaining performance obligations. We have elected the practical expedient to not adjust the promised amount of consideration for the effects of a significant financing component to the extent that the period between when we transfer our promised good or service to the customer and when the customer pays in one year or less.

Segments

We operate in one business segment. Our Chief Executive Officer, who is the chief operating decision maker, views our operating performance on a consolidated basis as one segment providing comprehensive EV charging solutions, high-grade power systems and product solutions serving diverse industries and markets including defense and aerospace, medical and healthcare, telecommunications, industrial and e-Mobility.

Contractual Obligations

We had no contractual cash obligations as of March 31, 2023 and December 31, 2022.

Impact of Inflation

We believe that inflation has not had a material impact on our results of operations for the three months ended March 31, 2023 and 2022 or for the years ended December 31, 2022 and 2021. During fiscal year 2022, the impact of inflation on the company’s business was significant due to increases for materials and services throughout fiscal year 2022, which continued into the first quarter of 2023. The company believes this may continue to impact expenses during the remainder of fiscal 2023 and in future years. In an effort to mitigate various inflationary pressures, we intend to increase the price of hardware, software and services to our distributors and end-users commensurate with our cost of revenue. In our TOG Technologies business, we will also seek to take advantage of federal, state, municipal and utility rebate programs to offset certain inflationary pressures. Additionally, we plan on offering our employees and consultants a variety of remote work options and video conferencing tools to offset inflationary increases in fuel and travel costs.

Impact of Coronavirus on Our Operations

Our business has been disrupted and materially adversely affected by the outbreak of Covid-19. While the Covid-19 outbreak is no longer in its early stages, international stock markets continue to reflect the uncertainty associated with the slow-down in the global economies. The significant volatility in the stock market throughout 2022 was largely attributed to the effects of Covid-19 and the rise in global inflation. We continue to monitor and assess our business operations and system supports and the impact Covid-19 may have on our results and financial condition, but there can be no assurance that this analysis will enable us to avoid part of or all the impacts from the continuing spread of Covid-19 or its consequences, including downturns in business sentiment generally or in our sectors particularly.

The impact of the Covid-19 pandemic, including changes in consumer and business behavior, pandemic fears, market downturns, restrictions on business and individual activities, and geopolitical risks adverse outcomes with a global negative impact has created significant volatility in the global economy and has led to reduced economic activity. The spread of the Covid-19 pandemic has also created a disruption in the manufacturing, delivery and overall supply chain of power electronics manufacturing and suppliers and has led to a decrease in power electronics product sales in numerous markets around the world. Any sustained downturn in demand for power electronics products would harm our business. As described further below, we continue experiencing production constraints since 2020 that resulted in delays, inefficiencies, and higher costs, which, in the aggregate, had a detrimental influence on our financial results for the past eight quarters.

Our deliveries to and orders from the North American market in sectors we serve, including industrial, telecommunication, medical and healthcare, and defense and aerospace, have declined since early 2020 given reduced manufacturing activity, unavailability of electronic components and associated raw materials used in our power products. We believe domestic demand will further improve in future years once uncertainties are reduced and the recovery of the global supply chain, but we cannot predict when this will occur. The Covid-19 pandemic has also led to an increase in the price for certain parts and materials used in the production of our power electronics and EV charging solution products.

Trading conditions in China deteriorated through 2019 due to macroeconomic and trade-related uncertainties. At the beginning of 2020, trading conditions were significantly further affected by the Covid-19 pandemic, with much of the country’s manufacturing disrupted from January through April 2020. By late April 2020, after aggressive measures to contain the coronavirus, the Chinese government quickly implemented economic stimulus measures. We believe this volume was primarily associated with the stimulus spending of the Chinese government, although we also believe an unquantifiable amount of this volume may have been associated with accelerated purchasing by customers anticipating further deterioration of the trade relationship between China and the U.S., which, if it were to occur, could substantially limit purchases by such customers. By the end of 2022, the Covid-19 pandemic continued to substantially affect our supply chain. However, we cannot predict if or when circumstances may change, nor can we predict the amount by which bookings or shipments may change.

Impact on Our Supply Chain

The COVID-19 pandemic has caused, and continues to cause, disruptions to our supply chain. Global manufacturing operations have significantly deteriorated as a result of temporary suspensions in critical locations where electrical components are produced or held for distribution. These manufacturing disruptions combined with parts shortages are materially increasing the price of our supplies. The impact of parts shortages has been abrupt and, consequently, we estimate that our costs have increased by approximately 20% since 2020. We have also experienced decreases in demand for our products and services, deficiencies in supply of raw materials, closures of manufacturing facilities, extended lead times to procure supplies and insufficient staffing.

In an effort to mitigate the impact of supply chain disruptions to our operations, we have taken the following actions during the three months ended March 31, 2023 and the years ended December 31, 2022 and 2021:

•	increased the pricing of certain products commensurate with our costs;

•	replaced some products with products that generate higher profit margins;

•	qualified alternative suppliers of certain materials and components to replace suppliers that have suspended production of such materials and components;

•	redesigned certain products by reengineering main circuit boards to allow for alternative microchips and materials that are more readily available to purchase;

•	moved production of some products from certain contract manufacturers that were not shutdown to other contract manufacturers that we had previous business relationships with and that were not shutdown;

•	procured critical raw materials and manufactured products that we store as inventory in order to decrease our sales delivery response time; and

•	hired and continue to hire qualified personnel in response to certain staffing shortages.

We continue to closely monitor the operating performance and financial health of our customers, strategic channel partners and suppliers because an extended period of operational constraints brought about by the pandemic could cause financial hardship within our customer base and supply chain. Such hardship may continue to disrupt customer demand and limit our customers’ ability to meet their obligations to us. Similarly, such hardship within our supply chain could continue to restrict our access to critical electronic components and associated raw materials. Additionally, restrictions or disruptions of transportation systems, such as reduced availability of cargo transport by ship or air, could result in higher costs and inbound and outbound delays. Because much of the potential negative impact of the pandemic is associated with risks outside of our control, we cannot estimate the extent of such impact on our financial or operational performance, or when such impact might occur.

Recently Issued Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

BUSINESS OF TURNONGREEN

Imperalis

Prior to the Acquisition, Imperalis was a holding company headquartered in Las Vegas, Nevada. From 2017 to 2019, Imperalis had acquired and operated three businesses in diverse industries. These businesses attempted to develop a number of products but were not successful and, as a result of the continuing impact of the Covid-19 pandemic, Imperalis was forced to discontinue each of the businesses. Prior to the Acquisition, Imperalis had no current operations and was seeking to acquire a new business. Imperalis was deemed to be a shell company, as defined in Rule 12b-2 under the Securities Exchange Act of 1934.

Overview

TurnOnGreen, through its wholly owned subsidiaries Digital Power and TOG Technologies, is engaged in the design, development, manufacture and sale of highly engineered, feature-rich, high-grade power conversion and power system solutions for mission-critical applications and processes. For more than 50 years, Digital Power has been devoted to the perfection of power solution products that have enabled customer innovation in complex applications covering a wide range of industries. A natural outgrowth of its development of these power systems has been TOG Technologies’ effort to apply the company’s proprietary core power technologies to optimizing the design and performance of electric vehicle (“EV”) charging solutions. TOG Technologies began commercial sales of its product line of high-speed charging solutions in mid-2021. We believe that our charging solutions represent an entire generation of new chargers due to dramatic improvements in terms of size reduction in electronic circuitry and higher output density. We also believe that, by leveraging our experience and expertise in power conversion and generation, we can rapidly become a leader in the high growth EV charging solution market.

At Digital Power, we provide a comprehensive range of integrated power system solutions that are designed to meet the diverse and precise needs of our customers with the highest levels of efficiency, flexibility and scalability. We design, develop and manufacture custom power systems to meet performance and/or form factor requirements that cannot be met with standard products. These power system solutions are designed to function reliably in harsh environments associated with defense and aerospace applications, while also being utilized for applications ranging from industrial and telecommunications equipment to medical instrumentation. Our power products are highly adaptive and feature digital power management and soft configurations to allow achieving the highest power efficiency and agility to meet the requirements of both our customers and our original equipment manufacturers (“OEMs”). In addition to our custom power system solutions, we also provide a wide range of industry-standard power products. These products include our AC/DC Open-Frame product series, which are among the industry’s leading switchers in terms of power efficiency and deployed in a highly compact form factor, modular power series that supports configurable multiple DC outputs, high power and high voltage laser power supply products designed to meet unique requirements of medical, dental and industrial pulsed energy systems, high performance and high power data center power supplies, semiconductor fab equipment power source supplies, desktop adaptor power supplies and customized AC/DC and DC/DC ruggedized power supplies.

Our EV Charging Solutions

We recently formed TOG Technologies following more than two years of engineering design and product prototypes to provide EV drivers of all types with easy access to convenient, reliable and high-speed EV charging solutions. TOG Technologies offers Level 2 AC charging infrastructure for use in single family homes, multi-family unit developments, parking garages and lots, commercial retail properties and fleet environments. TOG Technologies provides Level 3 DC fast charger infrastructure for high traffic, high density urban, suburban, exurban locations, and portable microgrid charging infrastructure. Prior to August 2021, Digital Power operated the EV business presently conducted by TOG Technologies. Our EV charging solutions are designed to address the expected rapid expansion of infrastructure required to support broad adoption of EVs globally. With more than 50 years of expertise in power technology, we provide EV charging solutions to enable the eMobility of tomorrow. Our innovative charging solutions produce a full charge for an EV with a 250-mile range battery in approximately 30 minutes. We provide a wide range of EV charging solutions, including a Level 2 AC charging product line compatible with the SAE J1772 standard, and a Level 3 DC fast charging product line compatible with the Combined Charging System (“CCS”) standard and the CHArge de MOve (“CHAdeMO”) standard.

Our network is capable of natively charging (i.e., charging without an adapter) all EV models and supports all charging standards currently available in the United States. Our network can serve a wide variety of private, retail, commercial and fleet customers. Our charging systems maintain the highest standards in the market and are backed by an internationally recognized certificate of safety and performance. We anticipate rapid growth in the number of EVs in North America and we intend to expand our network of charging stations to accommodate this growth while prioritizing development of locations with favorable traffic and utilization characteristics.

Below are renderings of our EV charging products and related services.

Our strategy is to be the supplier of choice across numerous markets that require high-quality power system solutions where custom design, superior product, high quality, time to market and competitive prices are critical to business success. We believe that we provide advanced custom product design services to deliver high-grade products that reach a high level of efficiency and density and can meet rigorous environmental requirements. Our customers benefit from a direct relationship with us that supports all their needs for designing and manufacturing power solutions and products. By implementing our proprietary core technology, including process implementation in integrated circuits, we can provide cost reductions to our customers by replacing their existing power sources with our custom design cost-effective products.

Our Products and Markets

Power System Products and Technology

Power System Solutions. At Digital Power, we provide a comprehensive range of highly integrated power systems designed to meet the diverse and precise needs of our customers. We offer high-performance power systems to achieve the highest levels of efficiency, flexibility, and scalability for customers that require innovative technologies and customized solutions for critical applications and life-saving services. We design, develop, and manufacture custom power systems to meet performance and/or form factor requirements that cannot be met with standard products. These power system solutions are designed to function reliably in the harsh environments associated with defense and aerospace applications, while also being utilized for applications ranging from industrial equipment to medical instrumentation. We use integrated circuits and digital signal processor technology in our products, including with respect to our customized firmware. Our products are highly adaptive and feature soft configurations that in order to meet the requirements of both our customers and our OEMs.

Our power system solutions include a wide range of power switchers and power conversions products including, but not limited to, open-frame, Compact PCI, board-mount, rackmount, desktop, capacity charger, modular and custom power series. Our power conversion technology produces the highest industry power conversion efficiency result in the smallest form-factor and high-performance AC/DC power switchers and DC/DC power conversion products. These power switching products incorporate active power factor correction (“PFC”) and universal AC input, making them ideal for a range of global applications. Our products are being used in mission critical applications, lifesaving services in diverse markets including defense and aerospace, medical, telecommunications and industrial where high reliability, high efficiency and advance features are required while operating in harsh environments.

In most cases, when our customers contract with us to develop custom power solutions, these contracts will include two folds; non-recurring engineering (“NRE”) to charge our customers for custom product development and ii, multi-year, high-volume production and product sale contract of such custom developed product. These contracts result with high-margin, low competition and multi-years accurate sales plan while reducing our manufacturing costs. Although our customers pay for NRE, we maintain our intellectual property (“IP”) of the product we designed to allow us to secure the sale of such custom products through the lifetime of our customers’ customized application. We believe that this business model provides an incentive to our customers to be committed for long lifetime, ongoing and high-volume product orders.

Power Technology for High-Grade Power Products. We offer our feature rich based power rectifiers that support flexible configuration and high-grade design implementation. This includes innovative designs and implementation of digital power management improving power efficiently and customization of the product. It includes digital signal processor (“DSP”) controls for the power factor correction (“PFC”) and DC to DC conversing. The advanced power technology used in our products includes synchronous rectifiers, two-phase PFC, power management integrated circuits (“ICs”) and features such as hot plug capacity and intelligent current sharing. While some of our customers have special requirements that include a full custom design, other customers may require only certain electrical changes to standard power supply products, such as modified output voltages, unique status and control signals and mechanical repackaging tailored to fit the specific application. We offer a wide range of standard and modified standard products that can be easily integrated with any platform across our diversified market segments.

For example, our board mount converters are ideal for a range of consumer electronics, medical applications and industrial control applications. These AC/DC and DC/DC power supplies range from 10 to 9,000 watts, with operating temperatures from -40 to +85 degrees Celsius and include universal AC input and/or wide range of DC inputs that are widely used by our defense and aerospace customers and for uninterruptible power supplies (“UPS”) applications.

Value-Added Services. We also offer a range of AC/DC and DC/DC products that provide value to our customers due to the configuration we provide to fit each customer’s specific needs, which often require multiple voltage outputs. These custom products illustrate the benefits and flexibility of our modular approach to offer higher performance, higher power densities, lower costs and faster delivery than many competitive offerings. Our configurable products typically are used in a wide range of distributed power architecture implementations in defense and aerospace electronic systems, industrial and telecommunication applications, as well as medical and healthcare instrumentation and equipment. Such configurable products include our capacitor charger supplies, which support out powers from 50 watts to 9,000 watts, with configurable voltages from 500 volts to 3,000 volts.

Power System Markets

We sell our power systems as integrated solutions to our diverse customers for a wide range of applications in the global markets and sectors we serve, including medical and healthcare, defense and aerospace, and industrial and telecommunications. We also sell our products as stand-alone products to our commercial customers and, most recently, we have started to roll out our EV charger products to consumers. Our current commercial customer base consists of approximately 220 companies, which are served through our direct sales groups and our strategic partner channels. Our power supply products and related services sold through Digital Power accounted for all of our operating revenues in the three months ended March 31, 2023 and the years ended December 31, 2022, and 2021. During these time periods, approximately 89.5%, 87.3% and 87.6% of our revenues, respectively, were generated from customers located in North America. During the three months ended March 31, 2023, revenues from Europe did not account for any of our revenues and did not exceed 10% of our revenues in prior periods.

The key industries for our products include:

Medical and Healthcare. Our power solutions are ideal for healthcare and medical applications that require a high level of reliability and performance due to their quality, output power and high-power density. Our power supplies meet the rigorous medical safety requirements and major industrial safety standards related to such products to major industrial safety standards, including the EN60601-1 safety standard and the 4th Edition EMC compliance requirements, and help medical device and system manufacturers speed compliance testing of their own products. Our qualification testing facilities are also approved by various safety agencies to test and qualify power products to be used in medical devices. We have obtained the medical quality management systems ISO 13485 certification to support rigorous design requirements and high-quality manufacturing of our medical power systems. Our medical power products help OEMs minimize the risk of encountering unexpected development problems outside of their own areas of expertise. The typical applications for our power products in the medical and healthcare industry include portable oxygen concentrators, patient monitoring systems, pulsed lasers drivers for dental and surgical treatment, DNA sequencers, medical beds and ultrasounds. Revenues from the medical and healthcare industry accounted for approximately 36%, 22% and 32% of all revenues received from our power supply products during the three months ended March 31, 2023 and the years ended December 31, 2022, and 2021, respectively.

Defense and Aerospace. We offer a broad range of rugged power solutions for the defense and aerospace market. These solutions feature the ability to withstand harsh environments. For more than 50 years, we have been providing rugged COTS products and custom power solutions designed end-to-end for military and aerospace applications. We offer a wide variety of units designed to comply with the most demanding United States and international MIL-STDs. Our military products meet all relevant military standards in accordance with the Defense Standardization Program Policies and Procedures. This includes specifications related to space, weight, output power, electromagnetic compatibility, power density and multiple output requirements, all of which we meet due to decades of experience held by our engineering teams. Certain of our products that are specifically designed, modified, configured or adapted for military systems are subject to the United States ITAR, which are administered by the U.S. Department of State. We obtain required export licenses for any exports subject to ITAR. Our defense manufacturing facilities are compliant with the international Quality Management System standard for the AS&D AS9100. The typical applications for our power products in the defense and aerospace industry include mobile and ground communications, naval power conversion, automated test and simulation equipment for weapon systems, combat and airborne power supplies, radar arrays power source, tactical gyro position and navigation systems and active protection of tactical vehicles. Revenues from the defense and aerospace industry accounted for approximately 22%, 30% and 22% of all revenues received from our power supply products during the three months ended March 31, 2023 and the years ended December 31, 2022, and 2021, respectively.

Industrial and Telecommunications. We build products for custom and standard applications used in industrial and telecommunication markets and set the standard in flexibility, efficiency and reliability. Our compact, high-density and flexible power supplies and power converters allow optimal performance, boost functionality and decrease costs. Due to the breadth of our experience, our products have proven to easily meet stringent design requirements. Our industrial power solutions are designed to stand up to the extreme temperatures, input surges, vibration and shock found through uses such as industrial automation, material handling, industrial lasers, robotics, agriculture, oil and gas, mining and outdoor applications. Our technology is designed for superior thermal management, reliability, EMI/EMC specifications and power density, with rugged performance that is typically unavailable in standard power supplies. The typical applications for our power products in the industrial and telecommunications industry include packaging equipment, laboratory and diagnostic equipment, industrial laser drivers, datacenter computing and turbomachinery control solutions. Revenues from the industrial and telecommunications industry accounted for approximately 42%, 48% and 46% of all revenues received from our power supply products during the three months ended March 31, 2023 and the years ended December 31, 2022, and 2021, respectively.

The EV Charging Industry and Trends

The market for BEVs and HEVs has experienced significant growth in the past five years, and we believe that growth will increase dramatically over the next five years. As the economic and environmental costs of fossil fuel burning automobiles increases each year, consumer demand for vehicles with greater fuel efficiency, greater performance and with lower or no environmental emissions has also increased. With a variety of federal, state and municipal incentive programs for both EV drivers and electric vehicle supply equipment (“EVSE”) infrastructure construction, we anticipate a significant increase in the demand for BEVs and HEV charging solutions at home, work and in public.

We believe that the industry trends for sustained growth are favorable for us. Multiple states and municipalities have set ambitious Zero Emission Vehicle goals for the next ten years. In order to meet these goals, mandates for EV sales have been established by states like California, New York, Oregon, Washington and others.  While at the same time, oil and gas prices continue to rise, EV battery technology continues to improve and become more affordable. The average consumer cost to acquire an EV declined 13.5% from 2018 to 2019 and continues to fall as more automobile manufacturers introduce new EV models to the market each year, notwithstanding the fact that EVs are generally remain more expensive than ICE automobiles.

Automobile and battery manufacturers have substantially increased their efforts to offer EVs at a wider range of price points and to develop batteries with higher efficiencies and lower costs. According to Reuters, more than $300 billion has been invested or is committed for investment in the next five to ten years by global automobile OEMs. These investments will expand and put into mass production the EV offerings and associated technologies from such OEMs and optimize the global EV supply chain. Efforts to date by OEMs have already lowered the upfront costs of EVs, and we expect further price reductions over the next several model years. Bloomberg New Energy Finance estimates that most EVs will reach upfront cost parity with ICE vehicles by 2023 on an unsubsidized basis. As measured in terms of total cost of ownership (“TCO”), certain classes of EVs already are at or below parity with their ICE counterparts. As overall EV costs decline, more car makes, and models will reach TCO parity with their ICE equivalents and the TCO advantage for other types of EVs will expand. According to the Electric Drive Transportation Association, sales of plug-in vehicles since introduction to the market in 2010 is over 500,000 and according to a third-party research firm, sales are expected to grow by a factor of 12 to over 4,000,000 in 2025. The cost to maintain an EV is half of what it costs to maintain an ICE automobile. The cost to add 200 miles of range to an ICE car is roughly twice the cost of its all-electric counterpart. As multiple market conditions are favorable for growth, we believe that the number of EVs on the road in 2025 will exceed 4,000,000.

EV charging demand is a direct result of the number of EVs operating during a given period, miles traveled by such EVs and the efficiency of such EVs. The current market for fulfilling charging demand is bifurcated between Level 1 and Level 2 charging and high-powered Level 3 DC fast charging (“DCFC”) devices. The demand for different charging types is a function of the EV mix, owner demographics, locational factors, charger availability, pricing and EV use cases (i.e., private ownership, rideshare, delivery and municipally owned fleets). Lower-powered Level 1 and Level 2 charging are primarily used by EV owners with access to home, workplace and “play” charging, and currently account for the majority of personal EV charging. Level 2 charging is also used by certain fleets that have the ability to charge overnight, have a low daily mileage requirement and return to a centralized location daily. Current DCFC users primarily are drivers who need to charge away from home in central business districts, drivers who do not have access to home or workplace charging and high-mileage fleets that seek to minimize downtime and maximize miles traveled.

EV Charging Products

We formed TOG Technologies in August 2021 following more than two years of engineering design and product prototypes, to provide EV drivers of all types with easy access to convenient, reliable and high-speed charging. We offer a Level 2 AC charging infrastructure for use in single family homes, multi-family unit developments, commercial retail properties and fleet environments. TOG Technologies provides Level 3 DC fast charger infrastructure for high traffic, high density urban, suburban, exurban locations, and portable microgrid charging infrastructure. Our EV charging solutions are designed to address the expected rapid expansion of infrastructure required to support broad adoption of EVs globally. With more than 50 years of expertise in power technology, we provide EV charging solutions to enable the eMobility of tomorrow. Our innovative charging solutions produce a full charge for an EV with a 250-mile range battery in approximately 30 minutes. We provide a wide range of EV charging solutions, including a Level 2 AC charging product line compatible with the SAE J1772 standard, and a Level 3 DC fast charging product line compatible with the Combined Charging System Type 1 (“CCS1”) standard and the CHAdeMO standard.

The final barrier to widespread BEV and HEV adoption is the lack of EV charging infrastructure. We believe that the demand for EV charging is increasing each day. Utility companies are upgrading their grid infrastructure in preparation for the increased demand. We expect the demand from businesses, municipalities and individuals to outpace supply over the next five years, creating a highly favorable environment for EVSE companies. We therefore intend to generate revenues with TOG Technologies primarily through the sale of networked charging hardware, combined with cloud-based services that provide consumers with the ability to locate, reserve, authenticate and transact EV charging sessions including charging for used energy, which we refer to as our TOG Network or TOG Network Services. TOG Network Services, and an optional extended warranty, are billed as an annual subscription, and access to the network is available through each of our commercial charging ports. We expect that the revenue contribution for recurring TOG Network or extended warranty sales will equal the revenue contribution from one-time EV700, EVP700, EV1100 and EVP1100 charger sales for commercial use after approximately five years. TOG Technologies also offers a hardware portfolio powered by software, which cannot be accessed without a TOG Network charger-as-a-service (CaaS) subscription.

With a shared mission to do our part to fight climate change, our team strives to bring to established and emerging markets innovative solutions that provide value for the company and our stockholders. We provide green energy services to homeowners, business partners, and EV drivers, leveraging our highly efficient, flexible, and software-managed technologies to meet their needs for reliable and customized energy saving services. We benefit from newer technologies and by learning from the experience of our competition to offer smarter and better product and services to our markets.

Level 2 Charging Solutions for Single and Multi-Family Homes. Our Level 2 EV charging solutions for in-home usage feature the EV700, which is an ENERGY STAR certified state-of-the-art, plug and play SMART home charger that allows the addition of up to 200 miles of range in less than 8 hours of charging. Compatible with most EVs on the road today, including Tesla, the EV700 is an affordable upgrade to a standard Level 1 charger. The slim, modern design of the EV700 is ideal for installation in most garages and outdoor charging locations and comes equipped with standard NEMA 6-50, or optional NEMA 14-50, inlet plugs and works with a standard 200-240V appliance outlet, making it ideal for residential use. Additional key features of the EV700 include the following:

•	Compatibility with all EVs. The SAE J1772 charging connector that comes with the EV700 ensures compatibility with virtually all EVs, including Tesla models with the SAE J1772 adapters that are typically included with a Tesla purchase.

•	Savings with Every Charge. SMART features allow users to schedule charging an EV during off-peak hours using the EV700 Application on their iPhone or Android Phone. The EV700 can add more than 200 miles of range overnight at an optimal cost.

•	Restrict Access in Public Areas. The EV700 can be passcode protected, so only the unit owner or authorized user can initiate a charging session by entering the code on the LCD touch screen or by using the EV700 APP. This feature was added to address the needs of multi-family unit dwellers, hotels and home rental companies.

•	SMART RFID Programmable. The EV700 can be activated using the RFID cards that are included with the unit. Additional RFID cards can be programmed by the unit owner to initiate a charge.

•	All-Weather Design. The rugged metal, all-weather enclosure of the EV700 makes it the ideal smart charger for year-round, indoor and outdoor use.

Level 2 EV Charging Solutions for Businesses. We offer the TOG EVP700 and EVP1100 series of Level 2 EV SMART charging stations for deployment on public, commercial and private properties such as the workplace, multifamily units, hospitality, retail and municipalities. Our Level 2 commercial EV charging solutions support multiple users at the same time and offer operators the flexibility to set rates, send push notifications to drivers, and manage power settings. These networked charging units, which are eligible for city, state, federal and utility rebate programs, are built to last and provide businesses with an edge in attracting EV drivers. Our chargers are also tested and certified by Occupational Safety and Health Administration nationally recognized testing laboratories TÜV Rheinland and Underwriters Laboratories according to ANSI/UL standards and add up to 200 miles of range in 6 to 8 hours of charge time. Additional key features with respect to these products include:

•	Charging Speed. Our Level 2 chargers provide charging speeds up to nine times faster than Level 1 chargers.

•	Safety and Quality. These chargers are both durable and compact for usage in indoor and outdoor installations.

•	Compatibility. We provide a built-in SAE J1772 connector for compatibility with virtually all EVs.

•	Open Charge Point Protocol. We enable our customers to collect payments and manage charging activities via the open charge point protocol.

Level 3 DC Fast Charging Solutions for Commercial Use. Our Level 3 DC Fast Chargers are state-of-the-art EV charging units built for speed. The addition of up to 250 miles of range in a minimal charging time of minutes is ensured with unique air-cooling technology and dynamic power management options. Eligible for city, state and federal rebate programs and compatible with most EVs on the road today, our Level 3 DC Fast Chargers can take an EV battery charge to 80% in less than 30 minutes on average.

Our Level 3 DC Fast Chargers were developed for commercial properties that include car rental locations, auto dealerships, hotels, grocery and convenience stores, gas stations and other retail establishments. The Level 3 DC Fast Chargers support multiple users at the same time and offer operators the flexibility to set rates, manage power settings, and generate revenue through charging and advertisements. Additional key features with respect to the Level 3 DC Fast Chargers include:

•	All-Weather Design. The rugged metal all-weather enclosure makes the Level 3 DC Fast Chargers ideal for year-round use.

•	Charging Speeds. The Level 3 DC Fast Chargers are capable of charging an EV to 80% in less than 30 minutes on average, which is up to 16x faster than a 7kW Level 2 charger.

•	Dual Charging Ports. The Level 3 DC Fast chargers allow up to two EVs to be charged simultaneously with up to 180kW per charging port.

•	Open Charge Point Protocol. Our customers can view earnings and manage machines using the TurnOnGreen Dashboard that is accessible upon purchase.

•	Compatibility. We offer both CHAdeMO and CSS1 connectors in any configuration combination to ensure compatibility with virtually all EVs, including Tesla models through use of the appropriate CHAdeMO or CCS1 to Tesla adaptor.

DC/AC Hybrid DC/AC Fast Charger. The TurnOnGreen AC/DC Hybrid is a cutting-edge EV charging station that produces both DC and AC charges. Designed for mixed fleet application, such as school bus depots or car rental depots, it includes up to two Level 3 DC charging ports compatible with both CCS1 and CHAdeMO standards, and Level 2 AC charging ports compatible with the SAE J1772 standard. These products offer a unique air-cooling technology and dynamic power management system to deliver a state-of-the-art charging experience. The AC/DC Hybrid is also compatible with most EV models on the road today and can charge an EV battery from 20% to 80% in less than 30 minutes of charging time. Additional key features include:

•	All-Weather Design. The rugged metal all-weather enclosure of the AC/DC Hybrid chargers makes the products ideal for year-round outdoor use.

•	Dual Charging Formats. The AC/DC Hybrid chargers enable customers simultaneously to charge electrical vehicles utilizing the high power Level 3 DC fast charging ports as well as the Level 2 AC charging port.

•	Charging Speeds. The DC fast charging port can add 150 miles of range or even more in less than 30 minutes and the Level 2 charging port can add up to 40 of range miles in one hour on average.

•	Open Charge Point Protocol. As is the case with the Level 3 DC Fast Chargers, AC/DC Hybrid consumers may view earnings and manage machines using the TurnOnGreen Dashboard.

•	Compatibility. SAE J1772, CCS1 and CHAdeMO charging connectors are available with each charging station to ensure compatibility with virtually all EVs, including Tesla models with the appropriate CHAdeMO or CCS1 to Tesla adaptor.

EV Charging Revenue Model

EV Hardware Unit Sales. We recognize revenues through the sale of our charging solutions in the form of hardware sales, extended warranty purchases and recurring network subscriptions. We intend to employ various business models with customers for our EV charging unit sales based on which party bears the costs of installation, equipment and maintenance, and the relative percentages of the continuing, long-term revenue-sharing arrangement.

OEM Charging and Related Services. Through discussions with OEM partners, we are pioneering innovative revenue models to meet a wide variety of OEM objectives related to the availability of charging infrastructure and provisioning charging services for EV drivers. We are working with OEMs and their distribution networks to provide charging residential hardware and home installation services to drivers who have purchased or leased EVs who can also access our public network of chargers. This approach is designed to expand our residential and commercial charging infrastructure and to provide related services. We view our OEM relationships as a core customer-acquisition channel.

Retail Charging. We intend to sell electricity directly to EV drivers who access our publicly available networked chargers. We offer various pricing plans for customers. Drivers have the choice of charging either as members (with monthly fees and reduced per-minute pricing) through a subscription service, or as non-members. Drivers locate chargers through our mobile application, their vehicle’s in-dash navigation system, or third-party databases that license charger location information from us. We aim to install our chargers in parking spaces owned or leased by commercial or public entity site hosts that desire to provide our charging services at their locations. Commercial suite hosts include hotels, museums, wineries, retail centers, offices, medical complexes, airports and convenience stores. We believe that our offerings are well aligned with the goals of site hosts, as many commercial businesses increasingly view our charging capabilities as essential to attracting tenants, employees, customers and visitors, and to achieving sustainability goals. Site hosts will generally be able to obtain these benefits at no cost when partnering with us, as we are responsible for the installation and operation of chargers located on site host properties. In many cases, site hosts will earn additional revenue from license payments made by us in exchange for use of the sites.

Commercial Charging. High volume fleet customers, such as delivery services, auto dealerships, and rental car locations can install our charging infrastructure at selected locations as well as use our public network for opportunity charging when in transit. Pricing for charging services is to be negotiated directly between us and the fleet owner based on business needs and usage patterns of the fleet, and we will typically contract with and bill the fleet owner directly rather than the individual fleet drivers who utilize our chargers. Access to our public network enables fleet and rideshare operators to support mass adoption of transportation electrification and achieve sustainability goals while avoiding direct capital investments in charging infrastructure or the incurrence of operating costs associated with charging equipment.

Subscription Plans. We offer network subscription plans that provide end-users with access to a variety of network features, including an interactive online dashboard, remote charger management, end-user fee setting, energy consumption and revenue collection metrics, 24/7 monitoring, 4G cellular network or WIFI connectivity, power management and over-the-air firmware updates. Our subscription plans vary in length and cost based on the location and the type of EV chargers being installed at the particular location. The length of our subscriptions range from one year to ten years. Our end-users are billed on an annual basis, and the cost of our subscriptions range from $200 to $420 per year per charging port.

TOG Management App and Dashboard

Our TOG Software Platform as a Service (“PaaS”) is a comprehensive eMobility charging station management system used for managing our charging supply equipment and network charging services. We enable EV drivers to easily manage their charging services, locate and access EV charging stations and pay for EV charging. We also provide custom mobile apps and a desktop dashboard, creating custom experiences for our users and partners. Our innovative application programming interface platform unlocks access to scalable EV charging features, such as the ability to push relevant coupons to drivers when they plug in, the ability to tie charging to loyalty programs, and the ability to submit proof-of-use information for rebates from state and utility programs. Additional key features related to our management system include:

•	Energy Cost Optimization. Our customers can manage the duration of the charge in order to control energy costs, avoid demand surcharges and take advantage of the lowest energy charges.

•	Simplification of Operations. Our management system simplifies the deployment, management and optimization of charging for fleet operations.

•	Usage Tracking. Through our management system, customers can consolidate transaction history, including mobile app sessions, Text & Go sessions, RFID sessions, near field communication (NFC) sessions and a cloud-based payment gateway sessions.

•	Dynamic load balancing. Hardware-agnostic electric vehicle energy management system (“EVEMS”) based on group of chargers, and vehicle priority. The EVEMS allows installation of group of chargers on a limited electrical service feature automatic current adjustment based on the number of vehicles plugged into a group of chargers.

•	EV chargers Deployment. Control all deployed networked EV chargers from central hub enabling integrate essential EV charging data into our ERP system, managing revenue, users and energy outputs.

•	24/7 Customer Support. Human customer service agent is available 24/7 through the in-app messaging or toll-free number that is provided.

•	Remote Updates. The management system enables remote updates to software, firmware and features over the internet.

Our Growth Strategies

We sell our power products and charging solutions in the form of hardware, recurring network subscriptions, extended warranty purchases and related services. We will continue to optimize our operating model, combining high quality power and charging hardware and related services with appealing business models for our customers. We believe that this approach creates significant customer network effects and provides the potential for recurring revenue. Key elements of our growth strategies include:

•	Continue to Innovate and Enhance Our EV Products. While maintaining our core business of power system solutions for our existing markets, we intend to support the growth of the company by continuing to release advanced, new power technologies with respect to our eMobility network and EV charging infrastructures. Specifically, we intend to take advantage of a significant increase in eMobility market opportunities that we expect to see over the next five to ten years for our non-networked and networked Level 2 chargers and our high-power DC fast charging solutions. We intend to invest in EV charging station components for use in connection with installations of charging solutions at customer sites. We will expand our eMobility charging services through our TurnOnGreen Served (“TOGS”) PaaS for commercial and fleet customers and continue to design and develop innovative products and services leveraging our knowledge of power electronics technology and advanced charging network management.

•	Develop Our Strategic Partnership Network. In order to achieve our goals – particularly with respect to the rapid deployment of our EV charging products – we will evaluate and enter into strategic partnerships that facilitate our ability to bring best-in-class solutions to a wider network of EV drivers than we would be able to reach on our own. Since the launch of TOGI, we have entered into several strategic agreements, including non-exclusive territorial distribution agreements with Total Energy Solutions Company, LLC, EV-olution Charging Systems and CED National Accounts to market, resell and promote our EV charging products, a marketing agreement with Best Western International, Inc., under which Best Western may promote our products to its independently-owned hotels and hotel affiliates through our participation in Best Western’s endorsed supplier program, and a site license agreement with Sunrise Hills Commercial Association in California to deploy a number of EV chargers.

•	Expand within Existing Customers. We are focused on maintaining our customer retention model, which encourages existing customers to increase their utilization of our products and to renew their subscriptions due to the expansion of our network. We expect additional growth to result from the breadth of ecosystem integrations that are enabled through our TurnOnGreen Network. This eMobility network would integrate platforms such as in-vehicle infotainment systems, consumer mobile applications, payment systems, mapping tools, home automation assistants, fleet fuel cards and residential utility programs.

•	Make Opportunistic Investments in Marketing. We intend to continue to aggressively market and sell our core power products through our existing domestic and international markets, with an emphasis on the North American market. We also intend to generate revenues by our eMobility charging services through various partnership and business models to reach new customers, in each case coordinated through our dedicated sales groups.

•	Pursue Strategic Business Acquisitions for Growth. Through selective acquisitions of or investments in complementary businesses, products, services and technologies in the power system solutions and EV charging industries, we aim to broaden our existing product and technology base, build on our long-standing industry relationships and enhance our ability to penetrate new markets. Along with our controlling stockholder, we are experienced at evaluating prospective operations in order to increase efficiencies and capitalize on market and technological synergies. We currently have no commitments or agreements with respect to any such acquisitions or investments.

•	Enter into Cooperative Partnerships with Site Hosts. Partnering with commercial property owners to expand public charging infrastructure is a key driver of revenue for our company. Working with select hotels, golf courses, museums, hospitals, universities, and other high volume long dwell time EV destinations through revenue sharing agreements, we offer to fund and build the EV charging infrastructure while operating the EV chargers and retaining the majority of the revenue generated through energy use sales for a contracted period of time. Under the cooperative model, we seek to recoup infrastructure costs through grant and rebate programs, energy sales and/or the sale of carbon credits generated through the use of accredited machines.

Sales and Markets

We sell and market our products through a variety of sales channels. Our direct sales groups are dedicated to developing commercial and fleet sales in well-defined customer segments in specific geographic regions. Our channel partners, which include independent manufacturer representatives, distributors, resellers and marketers focus on e-commerce and business-to-business sales.  Our sales and marketing efforts target specific verticals and territories that we believe will have the highest demand for EVSE over the next five to ten year period. Our segment-based sales strategy focuses on developing a network of high-demand regional opportunities, strategic partnerships in commercial real estate development and other business development projects.

We have an internal marketing team that has built a digital and social media marketing program to increase brand awareness, product promotion and product sales. We have a variety of digital assets that can be easily shared across multiple platforms to help us scale sales quickly. We plan to market directly to consumers through our software applications, e-commerce platforms and digital advertising campaigns. We will also work across channels to help our distribution partners market our products and services by utilizing their ecommerce and social platforms.

Revenues of approximately $0.8 million and $1.1 million, or 94.2% and 97.1%, of total revenues were attributable to power electronics products under various OEM agreements in the three months ended March 31, 2023 and 2022, respectively, and approximately $5.2 million and $5.3 million, or 94.0% and 99.7%, of total revenues in the years ended December 31, 2022 and 2021, respectively. One customer accounted for more than 10% of our total revenues in 2022 and two customers each accounted for more than 10% of our total revenues in 2021.

Manufacturing and Supplies

Consistent with our strategy of focusing on custom designed, high-grade, flexible and configurable products to support our diverse applications in the markets we serve, we aim to maintain a high degree of flexibility in our manufacturing through the use of strategically focused contract manufacturer partners. These partnerships give us access to new markets and benefit our production processes, which are designed for high-mix and fast-line-charge and take advantage of technologies such as electronically controlled operating instructions, automated pick and place, automatic optical inspection and automatic testing. To achieve our high-quality and low-cost manufacturing goals with labor-intensive products, we have entered into strategic manufacturing agreements with certain contract manufacturers in the United States and Asia.

We strive to bring low cost and fast delivery production to our customers in a way that limits the impact on the natural environment. Our Asia manufacturing capabilities have provided the opportunity to not only sell but also manufacture high quality, energy efficient power systems for our global customers, with recognized standards, that we control and audit. We demonstrate through our manufacturing partners our attitude to the environment by holding our partners accountable for certain environmental-friendly standards for their manufacturing facilities. We are also continually improving our internal processes and monitoring the processes of our contract manufacturers to ensure the highest quality and consistent manufacturing of our power product solutions so that our customers can use our products right out of the box. Customer specific testing services are offered with custom designed test standards to simulate operation within our customer applications.

We are in compliance with international safety standards, which is critical for every application. By obtaining the ISO 9001 quality management system, we seek to offer total quality at every stage, from in-house design to manufacturing facilities around the world. Our contract manufacturing partners are also in compliance with such international safety standards and maintain the same ISO 9001 quality management system, as well as the ISO 14001 environmental management system, the ISO 13485 medical management system and the AS&D AS9100 quality management system. Such standards are the cornerstones of our integrated management system to drive continuous improvement of our product quality.

We maintain multiple sources of supply on all critical items and manage our purchasing commitments on a worldwide basis to leverage our purchasing strength. However, the Covid-19 pandemic could impact our supply chain for components we need for the products we sell, particularly as a result of mandatory shutdowns in locations where such components are manufactured or held for distribution.

Product Design and Development

Our product design and development efforts are primarily directed toward developing new products in conjunction with our strategy of continuing to introduce advanced product solutions for the markets we serve and to expand our business into emerging markets based on our disruptive power technology.

Our engineering groups are strategically located around the world to facilitate communication with, and access to, our worldwide customer base and manufacturing facilities. This collaborative approach facilitates partnerships with customers for technical development efforts and enables us to develop technological products that support complex and evolving markets such as eMobility, cloud computing, military and aerospace. On occasion, we execute non-disclosure agreements with customers to help develop proprietary, next generation products designed for rapid deployment. We also sponsor memberships in technical organizations that allow our engineers to participate in developing standards for emerging technologies. We believe that this participation is critical in establishing credibility and a reputable level of expertise in the marketplace, as well as to position us among industry leaders in new product development.

Our internal product design and development programs have also been augmented by third party development programs with engineering partners to achieve the best technological and product design results for specific customer product applications. In June 2021, we entered into a partnership agreement with ChargeLab, Inc. to design, build and publish cross-platform mobile experiences for residential and commercial end-users of our EV chargers. Under this agreement, ChargeLab will support us in the pre-production stage of our EV charging products by performing testing sessions to ensure and validate solid firmware compliance with the Open Charge Point Protocol.

When required, we modify standard products to meet specific customer requirements. Such modifications include, but are not limited to, redesigning commercial products to meet MIL-STD requirements for military applications based on COTS products and to meet other customized product requirements. We continually seek to improve our product power density, adaptability and efficiency, while attempting to anticipate changing market demands for increased functionality, such as PFC controlled digital signal processors, customized firmware and improved electromagnetic interference (“EMI”) filtering. We also continue to attempt to differentiate all of our products from commodity-type products by enhancing, modifying and customizing our existing product portfolio through our engineering integrating laboratory located in California.

The development of our new custom and emerging product solutions is driven by our ability to provide our customers with advanced technologies that meet their product needs within a short turnaround time at a competitive price point. We believe that we are successfully executing our strategic account focus, as evidenced by the award of second and third generation product development contracts from some of our customers. In addition, our standard contract for custom power solutions includes a multi-year high-volume production forecast that could allow us to secure long-term production guarantees while providing an environment that promotes the development of our IP portfolio.

Product design and development expenditures were approximately $119,000 and $206,000 for the three months ended March 31, 2023 and 2022, respectively. The significant decrease in product design and development expenditures in the most recent period was due to costs incurred related to the development of our EV charging products in the three months ended March 31, 2022.

Key Design Consideration for Safety Compliance

TurnOnGreen’s EVSE product line (product) complies with several safety requirements and regulations to ensure electric safety and prevent hazardous accidents, in which safety requirements for the EV supply equipment and the EV battery. To facilitate the safety requirements in our EVSE product line, key requirements of electrical safety are presented. These crucial design rules implemented in our products including functional requirements, constructional requirements, personal protection against electric shock, insulation coordination, electromagnetic compatibility and charging control were implemented to fulfil the electrical safety completely.

To meet national and international safety standards requirements, we use step design methodology including product design review, product testing, approval, certificate, and listing. To obtain the safety certification for our EVSE product, we designed the product to by compliance with the safety requirements and standards for North America. The major standards reflected in our EVSE product are listed below.

•	UL 2202 - Electric Vehicle Charging System Equipment (AC to DC)
•	UL 2594 - Electric Vehicle Supply Equipment (AC to AC)
•	UL 9741 - Bidirectional Electric Vehicle (EV) Charging System Equipment
•	UL 2231-1 - Personnel Protection Systems for Electric Vehicle Supply Circuits – General Requirements
•	UL 2231-2 - Personnel Protection Systems for Electric Vehicle Supply Circuits – Protective Devices for Use in Charging Systems
•	UL 2251 - Electric Vehicle Plugs, Receptacles and Couplers
•	Electromagnetic compatibility (EMC) - Requirements FCC part 15 subpart B
•	National Electrical Code (NEC) Article 625 - Vehicle Charging System

Electric shock hazard, fire hazard and injury hazard are three major concerns for all EV charging systems address by the various standards. TurnOnGreen corresponding design of our EVSE product considering these standard requirements to prevent above-mentioned hazards. To assure we design and manufacture safe charging equipment, we compliance with the major standards and we have implemented crucial design rules to meet these requirements for the different element of our EVSE product include construction of exterior and interior, personal protection against electric shock, insulation coordination, electromagnetic compatibility, charging control, and the like.

Competitive Strengths and Competition

We offer highly engineered, feature-rich, high-grade power conversion and power system solutions on a global scale. We believe that we differentiate ourselves from our competition and have been able to grow our business as a result of the following key competitive strengths:

•	Custom-Made Products. We have designed our base model power system platform so that it can be quickly and economically adapted to the specific power needs of any hosting platform or OEM, which minimizes the time between customer consultation and delivery of the products.

•	Specialized Technical Expertise. We benefit from more than 50 years of expertise in power technologies and energy management. This has given us a wealth of experience in designing and manufacturing AC/DC power conversion solutions, and positions us to benefit from the ongoing transformation towards eMobility with smarter and greener EV charging infrastructure solutions.

•	Diverse Product and Customer Base and Revenue Streams. We have a diverse power supply product and customer base. With our growing EV charging solution segment, we will receive additional revenue streams through a range of different sources such as energy sales, hardware sales, network management services, advertising sales and energy services. We will also offer customers a variety of business model options, particularly with respect to our EV charging solution installation and maintenance services.

•	Minimal Non-Recurring Engineering Expenses. Our ability to seamlessly modify our base model power system platform to produce bespoke products for our customer needs results in minimal NRE expenses, meaning that we generally avoid charging our OEM customers for such NRE expenses.

•	Emphasis on Product Design Development Efforts. We have strategically deployed engineering groups around the world to facilitate communication with and access to our global customer base and manufacturing facilities. This enables us to develop cutting-edge products to support highly complex and evolving markets such as eMobility, cloud computing, military and aerospace.

We compete in two operating segments, power solutions and EV charging solutions.

Power Electronic Segment. Our competition in the power solutions industry includes many companies located throughout the world. Many of our competitors, including Bel Fuse, Artesyn Embedded Technologies, TDK-Lambda, Delta Electronics, Murata and Mean-Well Power Supplies, have greater fiscal and marketing resources and a more expansive geographic presence than we do. We also face competition from current and prospective customers who may decide to internally design and manufacture power supplies needed for their products. Further, certain larger OEMs tend to contract only with larger power supply manufacturers. We believe that our power system solutions and advanced technology are superior to our competitors’ power supplies based in part on our use of the latest power technology processing and controls, which make our power supplies highly customized and efficient. In addition, we believe the power-to-volume ratio makes our power solutions more compact compared to what is offered by our competitors and is suitable for custom infrastructures to meet our customers’ requirements.

Notably, the flexibility of our power system products provides us with another advantage by employing an adjustable power range and a selectable number of output product design platforms. We believe that we are in a competitive position with our targeted customers that need a high-quality, compact product that can be readily modified to meet specific requirements. We have also designed the base model power system platform so that it can be quickly and economically modified and adapted to the specific power needs of any hosting platform or OEM. This emphasis on flexibility has allowed us to provide samples of modified power systems to OEM customers only a few days after initial consultation. This is an important capability given the emphasis placed by OEMs on “time to market.” It also results in very low NRE expenses, which allow us generally not to charge our OEM customers for NRE expenses related to tailoring a power system to a customer’s specific requirements. We believe that this approach gives us an additional advantage over our competitors, many of which charge their customers for NRE expenses.

Electrical Vehicle Supply Equipment and Network Segment. Our EVSE business segment competes directly with several companies in the North American market. We expect to face competition across multiple verticals in the future as demand for EVSE increases. The EV charging market has grown significantly over the past five years and can be divided into the three following macro segments:

•	Public open network Level 2 and Level 3 charging;

•	Commercial fleet closed network charging; and

•	Residential single and multi-family home charging.

Growth in the North American market has primarily been driven by a subset of companies including Tesla, ChargePoint, Blink Charging, EVGO Electrify America, and SemaConnect. These companies primarily focus on the growth of public open network charging solutions but are increasingly diversifying into commercial and residential closed network sales. The EVSE competitive market is fragmented, and not necessarily aligned with the EV needs of tomorrow. As EVSE charging standards are established and the market is consolidated, we expect that the competitive landscape will favor our approach to market segmentation, strategic partnerships and product development. EV driver charging behavior indicates that residential and commercial closed network charging are the areas with the most potential for growth, as an estimated of 85% of EV drivers charge at home or at work.

The competitive landscape for closed network residential EVSE sales can be found in the ecommerce segment, where there are several product and class competitors that vary in size and market reach. This segment is primarily driven by purchasing decisions that are dictated by price, consumer reviews and product features. Competitors will likely consolidate in the future to establish larger open charging networks, cooperative relationships with OEM’s, and other EVSE product-based companies. As new alliances emerge in the market, EVSE manufactures that have greater market share, access to more dynamic and user-friendly software and hardware will put us at a competitive disadvantage. If we are slow to adapt to changing market conditions and EV innovations our growth will be limited, which would negatively affect our ability to scale business and operations.

Intellectual Property and Proprietary Technology

We rely on a combination of trade secrets, industry expertise, confidential procedures and contractual provisions to protect our intellectual property. Given the continuous updates and revisions that we are making to our products, we believe that the cost of obtaining patents would outweigh the benefits of doing so. However, we may seek to obtain patents in the future as we continue to develop unique core technologies.

We do not patent technology developed by us and we cannot be sure that others will not independently develop the same or similar technology or otherwise obtain access to our technology. To protect our rights in these areas, we require all employees, consultants and others who work for or with us to enter into confidentiality agreements. We cannot be sure, however, that these agreements will provide meaningful protection for our trade secrets, know-how or other information in the event of any unauthorized use, misappropriation or disclosure.

We have a registered trademark with the United States Patent and Trademark Office and the International Register of Marks maintained under the Madrid Agreement and Protocol for “DP Digital Power Flexible Power.” In February 2021, we submitted an application for the trademark “TurnOnGreen Inc.” to the United States Patent and Trademark Office. This application remains pending.

Currently we are not planning to apply for a protected patent for some of the products we have developed for EV charging supply equipment. However, we will maintain the IP of the proprietary products and solutions we developed for the eMobility market and some other adjacent markets. We periodically monitor for infringements on our intellectual property and have never encountered such an infringement. We do not believe that our lack of patents is material to our ongoing business.

Environmental Matters and Other Government Regulations

Our businesses are heavily regulated in most of our markets. We handle power electronics products mainly in the form of power conversion. We must take into account several standards for electronic safety to protect the health of humans and animals. We serve diverse markets including automotive, medical and healthcare, defense and aerospace, and industrial and telecommunications, each of which has its own set of their safety regulations and standards with which we must comply. Compliance with these laws has not been a material cost to us and has not had a material effect upon our capital expenditures, earnings or competitive position.

Environmental Matters. We are subject to various federal, state local and non-U.S. laws and regulations relating to environmental protection, including the discharge, treatment, storage, disposal and remediation of hazardous substances and wastes. We continually assess our compliance status and management of environmental matters to ensure that our operations are in compliance with all applicable environmental laws and regulations. Investigation, remediation and operation and maintenance costs associated with environmental compliance and management of sites are a normal, recurring part of our operations. Because we typically use third party manufacturing sources for our products, compliance with these laws has not been a material cost to us and has not had a material effect upon our capital expenditures, earnings or competitive position.

Government Contracts. The U.S. government and foreign governments may terminate any of our government contracts at their convenience, as well as for default based on our failure to meet specified performance requirements. If any of our U.S. government contracts were to be terminated for convenience, we would generally be entitled to receive payment for work completed and allowable termination or cancellation costs. If any of our government contracts were to be terminated for default, generally the U.S. government would pay only for the work that has been accepted and could require us to pay the difference between the original contract price and the cost to re-procure the contract items, net of the work accepted from the original contract. The U.S. government can also hold us liable for damages resulting from the default.

Medical Device Power Supplies. Our medical power supplies must incorporate one or more means of protection (“MOP”) to avoid electrocution. A MOP can be safety insulation, a protective earth, a defined creepage distance, an air gap (clearance) or other protective impedance. These can be used in various combinations – having two MOPs means if one fails, there is another in place. We must comply with a standard that treats operators and patients, resulting in the classifications “means of operator protection” and “means of patient protection.” The latter requirements are more stringent because the patient may be physically connected via an AP and unconscious when the fault occurs.

 Non-U.S. Sales. Our non-U.S. sales are subject to both U.S. and non-U.S. governmental regulations and procurement policies and practices, including regulations relating to import-export control, tariffs, investment, exchange controls, anti-corruption and repatriation of earnings. Non-U.S. sales are also subject to varying currency, political and economic risks.

Backlog

As of March 31, 2023 and December 31, 2022, our backlog was approximately $4.8 million and $4.4 million, respectively. Due to the nature of our manufacturing process and customer base, we purchase and ship products to our customers without experiencing a significant backlog and recognize certain revenue at a point in time when goods are transferred and other revenue over time using the cost-to-cost measure of progress.

Human Resources

As of July 24, 2023, we have approximately 20 full-time employees and two part-time employees, of whom two individuals were in engineering, five in production, eight in customer support, sales and marketing, and seven in general and administrative. Our employees are not covered by any collective bargaining agreements. We consider relations with our employees to be good.

We believe that we have been successful in attracting experienced and capable personnel. All of our employees have entered into agreements with our company or Ault requiring them not to disclose our proprietary information, assigning to us all rights to inventions made during their employment and prohibiting them from competing with us.

Properties

We lease our executive offices in Milpitas, California. Our total rent expense for this office, which consists of 31,165 square feet, is $67,000 per month. Our current lease expires on January 31, 2026.

Legal Proceedings

We are involved in litigation arising from matters in the ordinary course of business. We are regularly subject to claims, suits, regulatory and government investigations, and other proceedings involving labor and employment, commercial disputes, and other matters. Such claims, suits, regulatory and government investigations, and other proceedings could result in fines, civil penalties, or other adverse consequences.

Certain of these outstanding matters include speculative or indeterminate monetary amounts. We record a liability when we believe that it is probable that a loss has been incurred and the amount can be reasonably estimated. If we determine that a loss is reasonably possible and the loss or range of loss can be estimated, we disclose the reasonably possible loss. We evaluate developments in our legal matters that could affect the amount of liability that has been previously accrued, and the matters and related reasonably possible losses disclosed, and make adjustments as appropriate. Significant judgment is required to determine both likelihood of there being and the estimated amount of a loss related to such matters.

With respect to our outstanding matters, based on our current knowledge, we believe that the amount or range of reasonably possible loss will not, either individually or in aggregate, have a material adverse effect on our business, consolidated financial position, results of operations, or cash flows. However, the outcome of such matters is inherently unpredictable and subject to significant uncertainties.

MANAGEMENT OF TURNONGREEN

The names and ages of our executive officers and directors, and their positions with us, are as follows:

Name	Age	Position
Amos Kohn	63	Founder, Chief Executive Officer and Chairman

Marcus Charuvastra	44	President and Director

Douglas Gintz	56	Chief Technology Officer and Director

David J. Katzoff	61	Chief Financial Officer, Secretary and Treasurer

Executive Officers and Directors

The principal occupations for the past five years (and, in some circumstances, for prior years) of each of the executive officers and directors of our company are as follows:

Amos Kohn has been our Chief Executive Officer and the Chairman of our Board of Directors since the date of the Acquisition. Previously, he was the Founder and Chief Executive Officer and a member of the board of directors of the former TOGI since its formation in January 2020. He has led Digital Power for more than 15 years, and currently he is leading TurnOnGreen as the Chief Executive Officer and architect of its EVSE portfolio. He served as a director of Ault from 2003 to 2020, its President and Chief Executive Officer from 2008 to 2017 and President from 2017 to 2020. Prior to his appointment as President and Chief Executive Officer of Digital Power Corporation, Mr. Kohn held executive roles with several U.S. and international companies. For more than 30 years, Mr. Kohn has provided leadership, oversight and strategic direction for worldwide privately held and publicly traded companies in the high-technology sector. He holds a Bachelor of Science degree in electrical and electronics engineering and a Certificate of Business Administration from the University of California, Berkeley, and was a Major (Ret) in the Israeli Defense Forces. He is named as an inventor on several U.S. and international patents. We believe that Mr. Kohn’s extensive executive-level management experience in diversified industries expanding companies into new markets including power electronics, eMobility, telecommunications and defense give him the qualifications and skills to serve as one of our directors.

Marcus Charuvastra has been our President since the date of the Acquisition and served as the President of TOGI between January 2022 and September 2022, and served as its Chief Revenue Officer between June 2021 and September 2022. Mr. Charuvastra is an accomplished leader with 20 years of experience in strategic planning, sales, services, marketing and business and organizational development. He joined our Board of Directors in September 2022. Mr. Charuvastra spent nine years at Targeted Medical Pharma, Inc. serving as Vice President of Operations and as the Managing Director of this microcap biotech start-up, from 2012 to May 2021. During his tenure, he was instrumental in guiding Targeted Medical Pharma’s initial public offering. Mr. Charuvastra was previously Director of Sales and Marketing at Physician Therapeutics from 2009 to 2012 and was responsible for building the sales and distribution network in the United States and abroad. Mr. Charuvastra is an accomplished leader with 20 years of experience in strategic planning, sales, services, marketing and business and organizational development. He is a graduate of UCLA. We believe that Mr. Charuvastra’s extensive experience in strategic planning and sales and marketing give him the qualifications and skills to serve as one of our directors.

Douglas Gintz has been our Chief Technology Officer since the date of the Acquisition and served as the Chief Technology Officer of TOGI between February 2021 and September 2022. He joined our Board of Directors in September 2022. Mr. Gintz is responsible for driving strategic software initiatives and delivering key technologies essential to the market penetration of our EV charging solutions business. Mr. Gintz also currently serves as the Chief Technology Officer and Director of Global Technology Implementation at Ault since February 2021. Mr. Gintz's previous leadership roles include Chief Executive Officer of Pacific Coders, LLC from August 2002 to January 2022, and Chief Technology Officer of Endocanna Health, Inc. from January 2019 to January 2021. Mr. Gintz served at Targeted Medical Pharma, Inc., a publicly traded microcap, as Chief Marketing Officer and Technology Officer, from January 2018 to December 2019, and Chief Technology Officer and Chief Information Officer from January 2012 to May 2016. Mr. Gintz has over 30 years of hands-on experience bringing products to market. Specializing in emerging technologies, Mr. Gintz has developed manufacturing compliance systems, DNA reporting engines, medical billing software, e-commerce applications, and retail software for companies ranging from startups to multinational corporations. We believe that Mr. Gintz’s extensive experience in emerging technologies give him the qualifications and skills to serve as one of our directors.

David J. Katzoff has been our Chief Financial Officer since the date of the Acquisition and served as the Chief Financial Officer of TOGI since December 2021. Mr. Katzoff has served as Senior Vice President of Finance for Ault since January 2019. Mr. Katzoff has served as the Chief Operating Officer of Alzamend Neuro, Inc., a biotechnology firm dedicated to finding the treatment, prevention and cure for Alzheimer’s disease from December 2020 and currently serves as its Chief Financial Officer as of August 5, 2022. From November 2019 to December 2020, Mr. Katzoff served as their Senior Vice President Operations. From 2015 to 2018, Mr. Katzoff served as Chief Financial Officer of Lumina Media, LLC, a privately held media company and publisher of life-style publications. From 2003 to 2017, Mr. Katzoff served as Vice President Finance for Local Corporation, a publicly held local search company. Mr. Katzoff received a B.S. in Business Management from the University of California at Davis.

No family relationship exists among any of the directors or executive officers of TurnOnGreen. No arrangement or understanding exists between any director or executive officer and any other person pursuant to which any director or executive officer was selected as a director or executive officer of TurnOnGreen. All executive officers are appointed annually by the board of directors. Directors serve until the next annual meeting of our stockholders and until their successors are elected and qualified.

Code of Business Conduct and Code of Ethics

Our board of directors has adopted a code of business conduct, which applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. Our board of directors has also adopted a code of ethics that applies to all our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of our code of business conduct and code of ethics will be posted on the investor relations page on our website. We intend to disclose any amendments to our code of ethics, or waivers of its requirements, on our website or in filings under the Exchange Act.

Board of Directors

Our business and affairs are managed under the direction of our board of directors. Our board of directors is currently composed of three members, none of whom qualifies as “independent” under the listing standards of Nasdaq. Prior to the Acquisition, we had only two directors, neither of whom was independent.

Director Independence

We use the definition of “independence” of the Nasdaq Marketplace Rules to make this determination. Rule 5605(a)(2) of the Nasdaq Marketplace Rules provides that an “independent director” is a person other than an officer or employee of the company or any other individual having a relationship which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Rule 5605(a)(2) generally provides that a director cannot be considered independent if:

•	the director is, or at any time during the past three years was, an employee of the company or its parent;

•	the director or a family member of the director accepted any compensation from the company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exemptions, including, among other things, compensation for board or board committee service);

•	the director is an immediate family member of an individual who is, or at any time during the past three years was, employed by the company as an executive officer;

•	the director or a family member of the director is a partner in, controlling stockholder of, or an executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exemptions);

•	the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officers of the company served on the compensation committee of such other entity; or

•

the director or a family member of the director is a current partner of our company’s outside auditor, or at any time during the past three years was a partner or employee of our company’s outside auditor, and who worked on the company’s audit.

Board Oversight of Cybersecurity Risks

Our company faces a number of risks, including cybersecurity risks and those other risks described under the section titled “Risk Factors” included in this prospectus. At this stage of our development, our board of directors, as a group, will actively oversee cybersecurity risks and will be committed to the prevention, timely detection and mitigation of the effects of any such incidents on our company’s operations. While our board of directors will oversee cybersecurity risk management, our management will be responsible for day-to-day risk management processes. Our board of directors has tasked our Chief Technology Officer and other management with the responsibility to manage our cybersecurity initiatives including with respect to our company’s supply chain and suppliers. Our board of directors will receive regular reports from management, including our Chief Technology Officer, on material cybersecurity risks and the degree of our company’s exposure to those risks. Management will also work with third-party service providers to maintain appropriate controls. We believe this approach is the most effective approach for addressing our company’s cybersecurity risks at this time.

EXECUTIVE COMPENSATION

Summary Compensation Table

Imperalis did not pay any compensation to its Chief Executive Officer during the last two fiscal years through the Acquisition and there were no executive officers serving as of the end of the last two fiscal years whose compensation exceeded $100,000.

The following table sets forth summary compensation information for the following persons: (i) all persons serving as our principal executive officer during the years ended December 31, 2022 and 2021, and (ii) our two other most highly compensated executive officers who received compensation during the years ended December 31, 2022 and 2021 of at least $100,000 and who were executive officers on December 31, 2022. We refer to these persons as our “named executive officers” in this prospectus. The following table includes all compensation earned by the named executive officers for the respective period, regardless of whether such amounts were actually paid during the period:

Name and principal position	Year	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Amos Kohn	2022	350,000		—	—	—	30,540	380,540
Chief Executive Officer	2021	350,000		2,500	—	—	30,640	383,140
Marcus Charuvastra	2022	125,000		40,000	5,271	—	1,127	171,398
President	2021	92,387	(1)	27,250	—	—	751	120,388

(1)       Mr. Charuvastra’s 2021 annual salary was $125,000. The figure in the table reflects the fact that he was hired on April 6, 2021.

Employment Agreements

As of the date of this prospectus, we have no contract, agreement, plan or arrangement, whether written or unwritten, that provides for payments to an executive officer at, following or in connection with any termination, including without limitation, resignation, severance, retirement or a constructive termination of an executive officer, or a change in control of our company or a change in the executive officer’s responsibilities, with respect to each executive officer.

Termination Provisions

As of the date of this prospectus, we have no contract, agreement, plan or arrangement, whether written or unwritten, that provides for payments to a named executive officer at, following, or in connection with any termination, including without limitation resignation, severance, retirement or a constructive termination of a named executive officer, or a change in control of the company or a change in the named executive officer’s responsibilities, with respect to each named executive officer, other than with respect to Mr. Kohn.

Outstanding Equity Awards at Fiscal Year End

As of December 31, 2022, none of our named executive officers held any unexercised options, stock that had not vested or other equity incentive plan awards.

Equity Compensation Plan Information

We do not have any securities authorized for issuance or outstanding under an equity compensation plan or equity compensation grants made outside of such a plan.

Director Compensation

To date, we have not paid any of our directors any compensation for serving on our Board.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

 Ault will continue to perform certain administrative services for TurnOnGreen. These services include certain use of Ault’s management information system, assistance in the preparation of federal and state tax returns and handling of certain cash management services.

Imperalis Note

On December 15, 2021, Ault Lending, a wholly owned subsidiary of Ault, entered into an exchange agreement with Imperalis pursuant to which Imperalis issued to Ault Lending a convertible promissory note (the “Imperalis Note”) in the principal amount of $101,529, in exchange for prior promissory notes dated August 18, 2021 and November 5, 2021 issued by Imperalis to Ault Lending in the aggregate principal amount of $100,000, which had accrued and unpaid interest of $1,529 as of December 15, 2021. The terms of the Imperalis Note provide for (i) an interest rate at 10% per annum, (ii) a maturity date of December 15, 2023, and (iii) conversion of the principal, together with accrued but unpaid interest thereon, into shares of Imperalis common stock at Ault Lending’s option at a conversion price of $0.01 per share. On October 12, 2022, Ault Lending received 10,990,142 shares of Imperalis common stock upon the conversion of principal and accrued interest on the Imperalis Note in the aggregate amount of $109,901.

Securities Purchase Agreement

As previously reported on a Current Report on Form 8-K filed by Imperalis on March 21, 2022, on March 20, 2022, Ault and Imperalis entered into a Securities Purchase Agreement (the “Agreement”) with TurnOnGreen, a wholly owned subsidiary of Ault. Pursuant to the Agreement, at the closing of the Agreement, which occurred on September 6, 2022, Ault (i) delivered to Imperalis all of the outstanding shares of common stock of TurnOnGreen held by Ault, and (ii) eliminated all of the intercompany accounts between Ault and TurnOnGreen evidencing historical equity investments made by Ault to TurnOnGreen, in the approximate amount of $36,000,000, all in consideration for the issuance by Imperalis to Ault (the “Acquisition”) of an aggregate of 25,000 newly designated shares of Series A Preferred Stock (the “Series A Preferred Stock”), with each such share having a stated value of $1,000. The Series A Preferred Stock has an aggregate liquidation preference of $25 million, is convertible into shares of Imperalis’ common stock, at Ault’s option, is redeemable by Ault, and entitles Ault to vote with the common stock on an as-converted basis.

Immediately following the closing, TurnOnGreen became a wholly owned subsidiary of Imperalis. Further, through an upstream merger whereby the TurnOnGreen ceased to exist, which was consummated on September 8, 2022, Imperalis owns the former TurnOnGreen’s two operating subsidiaries, TOG Technologies and Digital Power. Imperalis dissolved its dormant subsidiary but will continue the existing business operations of TurnOnGreen as a publicly traded company under the name Imperalis Holding Corp., but it has also filed a d/b/a certificate in the State of Nevada under the name TurnOnGreen, Inc. The closing was subject to Ault’s delivery to Imperalis of audited financial statements of TurnOnGreen and other customary closing conditions.

On September 5, 2022, Ault, Imperalis and TurnOnGreen entered into an amendment to the Agreement (the “Amendment”), pursuant to which Imperalis agreed to (i) use commercially reasonable efforts to effectuate a distribution by Ault of 140,000,000 shares of common stock beneficially owned by Ault (the “Distribution”), including the filing of a registration statement (the “Distribution Registration Statement”) with the SEC, (ii) to issue to Ault warrants to purchase an equivalent number of shares of common stock to be issued in the Distribution (the “Warrants”), and (iii) to register the Warrants and the shares of common stock issuable upon exercise of the Warrants on the Distribution Registration Statement.

Our Chief Financial Officer and Chief Technology Officer are also officers of Ault. Our Chairman and Chief Executive Officer previously served as a director of Ault. See “Management.”

Policies and Procedures for Related Party Transactions

The TurnOnGreen audit committee, when established, will have the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between TurnOnGreen and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. The policy regarding transactions between TurnOnGreen and related persons will provide that a related person is defined as a director, executive officer or greater than 5% beneficial owner of common stock, in each case since the beginning of the most recently completed year, and any of their immediate family members. An investor may obtain a written copy of this policy, once adopted, by sending a written request to TurnOnGreen Inc., 1421 McCarthy Blvd., Milpitas, California 95035, Attention: Legal Department. TurnOnGreen’s audit committee charter that will be in effect, once adopted, will provide that the audit committee shall review and approve or disapprove certain related party transactions, including material transactions with Ault.

Allocation of General Corporate Expenses

Ault provides human resources, accounting, and other services to the Company. The Company obtains its business insurance under Ault. The accompanying financial statements include allocations of these expenses. The allocation method calculates the appropriate share of overhead costs to the Company by using the Company’s revenue as a percentage of total revenue of Ault. The Company believes the allocation methodology used is reasonable and has been consistently applied, and results in an appropriate allocation of costs incurred. However, these allocations may not be indicative of the cost had the Company been a stand-alone entity or of future services. Ault allocated $153,000 and $670,000 of costs for the three months ended March 31, 2023 and the year ended December 31, 2022, respectively. The increase is primarily due to certain officer salaries and benefits being fully allocated to the Company upon completion of the Acquisition.

Contributions From Ault

The Company previously received funding from Ault to cover any shortfalls on operating cash requirements. In addition to the allocation of general corporate expenses, the Company received $0.6 million and $2.9 million for the three months ended March 31, 2023 and the year ended December 31, 2022, respectively. These amounts are reflected in additional paid-in capital.

Sales to Related Party

The Company recognized $0 and $25,000 in revenue in the three months ended March 31, 2023 and the year ended December 31, 2022, respectively, from sales to another subsidiary of Ault or businesses in which Ault holds an investment.

Related Party Convertible Note

Ault Lending and the Company are both subsidiaries of Ault. David Katzoff, who serves as our Chief Financial Officer, is also the manager of Ault Lending. As a result, Ault Lending is deemed a related party.

As part of the Acquisition, the Company acquired a convertible note from Ault Lending, in the principal amount of $102,000. The convertible note accrued interest at 10% per annum, was due on December 15, 2023, and the principal, together with any accrued but unpaid interest on the amount of principal, was convertible into shares of Common Stock at Ault Lending’s option at a conversion price of $0.01 per share. On October 12, 2022, Ault Lending converted the principal and accrued interest on the note in the aggregate amount of $109,901, into 10,990,142 shares of the Company’s common stock.

Related Party Advances

On December 9, 2022, our Chief Executive Officer, Amos Kohn, loaned us $25,000, which was recorded in related party advances and used for working capital purposes. The note carried no interest, unless it goes into default, and was due and payable on the maturity date of March 9, 2023. As of the date of this filing, we have not made any payments and therefore the note has gone into default and is now accruing interest at 14% per annum.

In January 2023, our Chief Executive Officer, Amos Kohn, loaned us $26,000. The note has no annual interest and matured April 10, 2023, and was used for working capital purposes. If any event of default occurs, the full principal amount of this Note, together with interest, fees and any other amounts due will immediately become due and payable in cash. Upon an event of default, the interest rate on this Note will be 14% per annum. As of the date of this filing, we have not made any payments and therefore the note has gone into default and is now accruing interest at 14% per annum.

During the three months ended December 31, 2022, our President, Marcus Charuvastra, advanced us $14,000, and a non-officer employee of our company advanced us $13,000. The advances were unsecured, interest-free and had no fixed terms of repayment. The loans were used for working capital purposes and recorded as related party advances. In January 2023, the $14,000 advance from Marcus Charuvastra, our President, was repaid in full.

During the three months ended March 31, 2023, a non-officer employee of our company advanced us $25,000. The advance is unsecured, interest-free and has no fixed terms of repayment. The loan was used for working capital purposes and recorded as related party advances.

As of March 31, 2023 and December 31, 2022, there were balances due to our officers and non-officer employee of $76,000 and $52,000, respectively.

Related Party Accounts Payable

The Company is a majority owned subsidiary of Ault. During the year ended December 31, 2022, Ault made vendor payments on behalf of Imperalis amounting to $28,000. This intercompany balance due to Ault was reflected in accounts payable in the audited financial statements for the year ended December 31, 2022. During the three months ended March 31, 2023, it was determined that these intercompany payables should be treated as contributed capital. As of March 31, 2023, Ault had contributed capital to Imperalis in the amount of $35,000, which is reflected in additional paid-in capital. See “Contributions From Ault” above.

PRINCIPAL STOCKHOLDERS OF TURNONGREEN COMMON STOCK

The following table sets forth certain information regarding beneficial ownership of our common stock based on 172,694,837 shares issued and outstanding as of the close of business on the First Distribution Record Date by (i) each person who is known by the company to own beneficially more than 5% of any classes of outstanding common stock, (ii) each director of the company, (iii) each of the named executive officers and (iv) all directors and executive officers of the company as a group.

Name and Address of Beneficial Owners of Common Stock (1)	Number of shares beneficially owned before the Distribution	% of Common Stock	Number of shares beneficially owned after the Distribution (2)	% of Common Stock (2)
Amos Kohn	-	- - -	75,608 (3)	*
Marcus Charuvastra	-	- - -	-	- - -
David J. Katzoff	-	- - -	81,216 (4)	*
Douglas Gintz	-	- - -	55,120 (5)	*
Directors and Officers (Four persons)	-	- - -	211,944	*
Ault Alliance, Inc. (6)	537,456,408	94.7%	397,456,408	69.8%

________________________

*          Represents less than 1% of the outstanding shares.

(1)       Unless otherwise indicated, the business address of each of the individuals is c/o TurnOnGreen, Inc., 1421 McCarthy Blvd., Milpitas, California 95035.

(2)       Ownership numbers and percentages are based on shares of TurnOnGreen common stock that will be owned by each beneficial owner assuming the Distribution is effected in full.

(3)       Consists of (i) 12,400 shares of TurnOnGreen common stock and warrants to purchase 12,400 shares of TurnOnGreen common stock at an exercise price of $0.10 per share received in the First Distribution, (ii) 4,650 shares of TurnOnGreen common stock and warrants to purchase 4,650 shares of TurnOnGreen common stock at an exercise price of $0.10 per share to be received in the Second Distribution and (iii) 20,754 shares of TurnOnGreen common stock and warrants to purchase 20,754 shares of TurnOnGreen common stock at an exercise price of $0.10 per share to be received in subsequent distributions, provided that Mr. Kohn maintains the same number of shares of Ault common stock on each record date of subsequent distributions.

(4)       Consists of (i) 13,320 shares of TurnOnGreen common stock and warrants to purchase 13,320 shares of TurnOnGreen common stock at an exercise price of $0.10 per share received in the First Distribution, (ii) 4,995 shares of TurnOnGreen common stock and warrants to purchase 4,995 shares of TurnOnGreen common stock at an exercise price of $0.10 per share to be received in the Second Distribution and (iii) 22,293 shares of TurnOnGreen common stock and warrants to purchase 22,293 shares of TurnOnGreen common stock at an exercise price of $0.10 per share to be received in subsequent distributions, provided that Mr. Katzoff maintains the same number of shares of Ault common stock on each record date of subsequent distributions.

(5)       Consists of (i) 9,040 shares of TurnOnGreen common stock and warrants to purchase 9,040 shares of TurnOnGreen common stock at an exercise price of $0.10 per share received in the First Distribution, (ii) 3,390 shares of TurnOnGreen common stock and warrants to purchase 3,390 shares of TurnOnGreen common stock at an exercise price of $0.10 per share to be received in the Second Distribution and (iii) 15,130 shares of TurnOnGreen common stock and warrants to purchase 15,130 shares of TurnOnGreen common stock at an exercise price of $0.10 per share to be received in subsequent distributions, provided that Mr. Gintz maintains the same number of shares of Ault common stock on each record date of subsequent distributions.

(6)       Before the Distribution is effected, Ault Alliance, Inc. will beneficially own 537,456,408 shares of TurnOnGreen common stock, consisting of (a) 129,363,756 shares held by BitNile, Inc., (b) 11,015,142 shares held by Ault Lending, and (c) 397,077,510 shares underlying the Series A Preferred Stock. After the Distribution is effected in full, Ault Alliance, Inc. will beneficially own 397,456,408 shares of TurnOnGreen common stock, consisting of (i) 378,898 shares held by BitNile, Inc. and (ii) 397,077,510 shares underlying the Series A Preferred Stock. Ault may be deemed to beneficially own the shares beneficially owned by BitNile, Inc. as BitNile, Inc. is a wholly owned subsidiary of Ault. Milton C. Ault III, the Executive Chairman of Ault, exercises voting and dispositive power over the shares owned by Ault. The business address of each of these entities and individuals is 11411 Southern Highlands Parkway, Suite 240, Las Vegas, Nevada 89141.

DESCRIPTION OF TURNONGREEN CAPITAL STOCK

Our authorized capital stock consists of 750,000,000 shares of common stock, par value $0.001 per share, and 50,000,000 shares of preferred stock, par value of $0.001 per share. We have designated 25,000 shares of preferred stock as series A convertible redeemable preferred stock (the “Series A Preferred Stock”). As of the First Distribution Record Date, there were 172,694,837 shares of common stock and 25,000 shares of Series A Preferred Stock outstanding.

A description of the material terms and provisions of our articles of incorporation affecting the rights of holders of our capital stock is set forth below. The description is intended as a summary only.

TurnOnGreen Common Stock

The holders of our common stock have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by our board of directors. Holders of common Stock are also entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs.

The holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and in such event, the holders of the remaining shares will not be able to elect any of our directors. The holders of 50% of the outstanding common stock constitute a quorum at any meeting of shareholders, and the vote by the holders of a majority of the outstanding shares or a majority of the shareholders at a meeting at which quorum exists are required to effect certain fundamental corporate changes, such as liquidation, merger or amendment of our articles of incorporation.

Except as otherwise required by law or as may be provided by the resolutions of the Board of Directors authorizing the issuance of common stock, all rights to vote and all voting power will be vested in the holders of common stock. Each share of common stock will entitle the holder thereof to one vote.

Except as may be provided by the resolutions of the Board of Directors authorizing the issuance of common stock, cumulative voting by any shareholder is expressly denied.

Upon any liquidation, dissolution or winding-up of the corporation, whether voluntary or involuntary, the remaining net assets of the company will be distributed pro rata to the holders of the common stock.

TurnOnGreen Preferred Stock

Our preferred stock may be issued in one or more classes or series by the board of directors, who has the authority to designate the rights, preferences and other aspects of each class or series of preferred stock, without further vote or action by the stockholders. If shares of preferred stock with voting rights are issued, such issuance could affect the voting rights of the holders of our common stock by increasing the number of outstanding shares having voting rights, and by the creation of class or series voting rights. If the Board of Directors authorized the issuance of shares of preferred stock with conversion rights, the number of shares of common stock outstanding could potentially be increased by up to the authorized amount. Issuance of preferred stock could, under certain circumstances, have the effect of delaying or preventing a change in control of our company and may adversely affect the rights of the holders of our common stock. Also, preferred stock could have preferences over our common stock (and other series of preferred stock) with respect to dividend and liquidation rights. We currently have no plans to issue any preferred stock.

TurnOnGreen Series A Preferred Stock

There are 25,000 shares of Series A Preferred Stock issued and outstanding. Each share of Series A Preferred Stock has a stated value of $1,000, for an aggregate value of $25 million.

In the event that the company is liquidated, dissolved or wound up, then before any distribution or payment is made to the holders of any common stock or any other class or series of junior stock, the holders of Series A Preferred Stock are entitled to receive liquidating distributions in an amount equal to the stated value for each share of Series A Preferred Stock held by such holders.

Dividends on the Series A Preferred Stock accrue daily and are cumulative from, and including, the date of original issue and will be payable quarterly on the last day of each calendar quarter out of funds legally available therefore, at the rate of 10% per annum based on a 360-day calendar year.

Each holder will be entitled to vote on an “as converted” basis with holders of outstanding shares of our common stock, voting together as a single class, with respect to any and all matters presented to the stockholders for their action or consideration. For so long as the holder will continue to hold any shares of Series A Preferred Stock issued to it on the date of the Acquisition, the holder will be entitled to elect a number of directors to the Board of Directors equal to a percentage determined by the number of Series A Preferred Stock beneficially owned by the holders, determined on an “as converted” basis, divided by the sum of the number of shares of common stock outstanding plus the number of Series A Preferred Stock outstanding on an “as converted” basis, provided that the number of directors that the holders are entitled to elect will never be less than a majority of our board of directors.

Each share of Series A Preferred Stock may be convertible at the holder’s option into shares of common stock of the company where the conversion price will be the stated value of each share of Series A Preferred Stock divided by 80% of the volume-weighted average price of our common stock over the ten days immediately preceding the date of conversion. The conversion price will be subject to standard anti-dilution provisions in connection with any stock split, stock dividend, subdivision or similar reclassification of the common stock as well as carry full-ratchet protection.

Upon the one-year anniversary of the Acquisition, the shares of Series A Preferred Stock will be subject to redemption in cash at the option of the holder in an amount per share equal to the stated value plus all accrued and unpaid dividends thereon.

TurnOnGreen Warrants

Distribution Warrants

On the First Distribution Date, TurnOnGreen issued and delivered to Ault, and Ault then delivered to the Agent, at the close of business on the First Distribution Record Date, warrants (the “First Distributed Warrants”) to purchase 58,610,760 shares of TurnOnGreen common stock. On or before the Second Distribution Date, TurnOnGreen will issue and deliver to Ault, and Ault will then deliver to the Agent, at the close of business on the Second Distribution Record Date, warrants (the “Second Distributed Warrants”) to purchase a number shares of TurnOnGreen common stock equal to the number of shares to be distributed in the Second Distribution. The Second Distributed Warrants will be distributed to Ault stockholders on the Second Distribution Record Date, without any consideration being paid by such holders, on the basis of 15 warrants each to purchase one share of TurnOnGreen common stock for every share of Ault common stock held on the Second Distribution Record Date. For any subsequent distribution, TurnOnGreen will issue and deliver to Ault, and Ault will then deliver to the Agent, at the close of business on a distribution record date to be set by Ault, warrants (the “Subsequently Distributed Warrants” and, together with the First Distributed Warrants and Second Distributed Warrants, the “Warrants”) to purchase a number of shares of TurnOnGreen common stock equal to the number of shares to be distributed in such subsequent distribution. The Subsequently Distributed Warrants will be distributed to Ault stockholders on a distribution date to be set by Ault, without any consideration being paid by such holders, on an equal basis that will result in the issuance of warrants to purchase a total of 140,000,000 shares of TurnOnGreen common stock, assuming the Distribution is effected in full. Accordingly, in order to be entitled to receive the full benefits of the Distribution, a stockholder must be a holder of record of Ault common stock on each distribution record date. The warrants will be issued in registered form under the warrant agency agreement between the Warrant Agent and us. The warrants will initially be represented only by one or more global warrants deposited with the Warrant Agent, as custodian on behalf of DTC and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Exercisability. The Warrants are immediately exercisable following the Distribution (the “Initial Exercise Date”) and will expire on the five-year anniversary of the First Distribution Record Date. The Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to the Warrant Agent a duly executed exercise notice and payment in full in immediately available funds for the number of shares of TurnOnGreen common stock purchased upon such exercise. Pursuant to the Warrants and the warrant agency agreement, no fractional shares of common stock will be issued in connection with the exercise of the Warrants. In lieu of receiving fractional shares, holders who would otherwise be entitled to receive a fractional share of TurnOnGreen common stock will receive cash for such fractional interest. Such cash will be derived from the sale of fractional interests by the Agent on behalf of holders otherwise entitled to fractional shares.

Exercise Price. Each Warrant received, or to be received, in connection with the Distribution entitles, or will entitle, the holder to purchase one share of common stock at an exercise price of $0.10 per share (the “Exercise Price”).

Trading Market. “Trading Market” means any of the following markets or exchanges on which the common stock is listed or quoted for trading on the date in question: the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the NYSE American, the New York Stock Exchange, on any quotation tier of OTC Markets Group (or any successors to any of the foregoing).

Call Feature. If, after the Initial Exercise Date, (i) the VWAP for each of the 20 consecutive trading days (the “Measurement Period,” which 20 consecutive trading day period will not have commenced until after the Initial Exercise Date) exceeds 300% of the Exercise Price (subject to adjustment for forward and reverse stock splits, recapitalizations, stock dividends and the like after the Initial Exercise Date), (ii) the daily dollar volume on each trading day during the Measurement Period exceeds $1.0 million per trading day, and (iii) the holder is not in possession of any information that constitutes, or might constitute, material non-public information provided by the company, any of its subsidiaries, or any of their officers, directors, employees, agents or affiliates, then we may, through the Warrant Agent, within one trading day of the end of such Measurement Period, call for cancellation of all or any portion of the Warrants for which a notice of exercise has not yet been delivered for consideration equal to $0.001 per share.

“VWAP” stands for volume-weighted average price and means, for any date, the price determined by the first of the following clauses that applies: (a) if the common stock then listed or quoted on a Trading Market, the daily volume-weighted average price of the common stock for such date (or the nearest preceding date) on the Trading Market on which the common stock is then listed or quoted as reported by Bloomberg L.P. (based on a trading day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b)  if OTCQB or OTCQX is not a Trading Market, the volume-weighted average price of a share of common stock for such date (or the nearest preceding date) on the OTCQB or OTCQX, as applicable, (c) if the common stock is not then listed or quoted for trading on the OTCQB or OTCQX and if prices for common stock are then quoted on the Pink Open Market, operated by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of common stock so reported, or (d) in all other cases, the fair market value of the common stock as determined by an independent appraiser selected in good faith by the holder and reasonably acceptable to the company, the fees and expenses of which will be paid by the company.

Beneficial Ownership Limitations. The Warrants entitle the holders to purchase shares of our common stock for a period of five years from the First Distribution Record Date, subject to certain beneficial ownership limitations.

Transferability. Subject to applicable laws, the Warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing. The Warrants are not presently being listed for trading on any stock market or exchange. Without an active trading market, the liquidity of the Warrants will be limited.

Rights as a Stockholder. Except by virtue of such holder’s ownership of shares of TurnOnGreen common stock, the holder of a Warrant does not have the rights or privileges of a holder of shares of TurnOnGreen common stock, including any voting rights, until the holder exercises the Warrant.

Warrant Agent. The warrants will be issued in registered form under the warrant agency agreement between the Warrant Agent and us. The warrants will initially be represented only by one or more global warrants deposited with the Warrant Agent, as custodian on behalf of DTC and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

FAR Holdings Warrants

On April 6, 2023, we entered into a purchase agreement with FAR Holdings International, LLC (the “FAR Holdings”) pursuant to which we borrowed $250,000 and issued to FAR Holdings, among other things, warrants (the “FAR Warrants”) to purchase an aggregate of 1,000,000 shares of our common stock. The FAR Warrants are immediately exercisable and entitle FAR Holdings to purchase shares of our common stock for a period of five years at an exercise price of $0.044 per share, subject to adjustment. The exercise price of the FAR Warrants is subject to adjustment for customary stock splits, stock dividends, combinations or similar events.

 Anti-Takeover Law, Charter Provisions, Limitations of Liability and Indemnification

Chapter 78 of the Nevada Revised Statutes (the “NRS”), our articles of incorporation and our bylaws contain provisions that may have the effect of delaying, deferring or preventing another party from acquiring control of the company. These provisions may discourage and prevent coercive takeover practices and inadequate takeover bids.

Nevada Law

NRS 78.378 through 78.3793, commonly referred to as the “Control Share Act,” contains provisions governing the acquisition of a “controlling interest” in certain corporations. The Control Share Act generally provides that any person or entity who, individually or in association with others, acquires 20% or more of the outstanding voting shares of an “issuing corporation” (as defined in the NRS) may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights in whole or in part. The Control Share Act provides that a person or entity, individually or in association with others, acquires a “controlling interest” whenever it acquires, direct or indirect, ownership of outstanding voting shares of an issuing corporation in an amount that would be sufficient, but for the provisions of the Control Share Act, to enable the acquirer, individually or in association with others, to directly or indirectly exercise voting power in the election of directors within any of the following three ranges: 20 to 33-1/3%; 33-1/3 to 50%; or more than 50%.

The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from the provisions of the Control Share Act through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do not exempt our common stock from the Control Share Act.

The Control Share Act is only applicable to acquisitions of a controlling interest in an “issuing corporation” which is defined in the NRS as a Nevada corporation which (i) has 200 or more stockholders, at least 100 of whom have had an address in Nevada appearing on the stock ledger of the corporation at all times during the 90 days immediately preceding the date in question, and (ii) does business in Nevada directly or through an affiliated corporation.

At this time, we do not believe we have 100 stockholders of record who have an address in Nevada and we do not conduct business in Nevada directly or through an affiliated corporation. Therefore, we do not believe that the provisions of the Control Share Act currently apply to acquisitions of our shares. At such time as they may apply, the provisions of the Control Share Act may discourage companies or persons interested in acquiring a significant interest in or control of us, regardless of whether such acquisition may be in the interest of our stockholders.

NRS 78.411 through 78.444, commonly referred to as the “Business Combination Act,” may also have an effect of delaying or making it more difficult to effect a change in control of our company and certain other business combinations and transactions. The Business Combination Act generally prohibits a resident domestic Nevada corporation (in general, a Nevada corporation with 200 or more stockholders of record) from entering into certain business “combinations” with an “interested stockholder” or the interested stockholder's affiliates or associates during the two-year period after the stockholder first became an interested stockholder, unless certain requirements and conditions are met. The Business Combination Act defines “combination” to include, among other things, any merger or consolidation with an “interested stockholder” or any entity that is or will become an affiliate or associate of the interested stockholders, or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an “interested stockholder” or any affiliate or associate of the interested stockholder, of assets having (i) an aggregate market value equal to more than 5% of the aggregate market value of the assets of the corporation, (ii) an aggregate market value equal to more than 5% of the aggregate market value of all outstanding voting shares of the corporation, or (iii) representing more than 10% of the earning power or net income of the corporation.

For purposes of the Business Combination Act, an “interested stockholder” means any person or entity who is: (i) the beneficial owner, directly or indirectly, of 10% or more of the outstanding voting shares of a resident domestic corporation, or (ii) an affiliate or associate of the resident domestic corporation and at any time within two years immediately before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the then outstanding voting shares of the resident domestic corporation. A corporation that is subject to the Business Combination Act may not engage in any “combination” with an interested stockholder for two years after the interested stockholder acquires its shares unless the combination or purchase meets the requirements, if any, in the corporation’s articles of incorporation, and is approved by the board of directors before the interested stockholder acquired such shares. If approval is not obtained, then after the expiration of the two-year period, the business combination may be consummated with the approval of the board of directors or a majority of the voting power held by disinterested stockholders, or if the combination satisfies specific fair value requirements as further set forth in the Business Combination Act.

Articles of Incorporation and Bylaws

Nevada corporate law provides that a corporation’s stockholders are not entitled to the right to cumulate votes in the election of directors unless the corporation’s articles of incorporation provide otherwise. Our articles of incorporation do not provide for cumulative voting in the election of directors. Accordingly, the holders of a majority of our outstanding shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they so choose. The absence of cumulative voting rights makes it more difficult for stockholders to replace our board of directors or for a third party to obtain control of our company by replacing our board of directors. Other than as described above, our articles of incorporation and bylaws do not contain any explicit provisions that would have an effect of delaying, deferring or preventing a change in control of our company.

Limited Liability and Indemnification

Our articles of incorporation provide that, to the fullest extent permitted by the Nevada Revised Statutes, individual liability of directors and officers is eliminated. Our articles of incorporation also provide that our directors and officers and certain other persons shall be indemnified and held harmless, to the fullest extent permitted by the Nevada Revised Statutes, against all expenses, liability and loss (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by them in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that they, or a person of whom they are the legal representative, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise. We have also agreed to indemnify each of our directors and officers against certain liabilities, including liabilities under the Securities Act.

Neither our articles of incorporation nor by-laws prevent us from indemnifying our officers, directors and agents to the extent permitted under the NRS. NRS Section 78.7502 generally provides that a corporation may indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys' fees, actually and reasonably incurred by them in connection with any defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding as set forth in NRS Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.

NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that they are or were a director, officer, employee or agent of the corporation, or are or were serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with the action, suit or proceeding if they: (a) are not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that they are or were a director, officer, employee or agent of the corporation, or are or were serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by them in connection with the defense or settlement of the action or suit if they: (a) are not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which they reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of any appeals taken there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise specifically provided by statute or agreement, no person other than a corporation is individually liable for a debt or liability of the corporation, unless the person acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a person acts as the alter ego of a corporation.

Disclosure of the SEC’s Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the above provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the shares of common stock being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Provisions of Our Charter that May Have an Anti-Takeover Effect

Other than our authorized but unissued “blank check” preferred stock available for future issuance without stockholder approval, our articles of incorporation do not contain any provisions that may be deemed to have an anti-takeover effect or may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

While certain provisions of Nevada law may have an anti-takeover effect, these provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and in the policies formulated by the board, and to discourage certain types of transactions that may involve an actual or threatened change of control. In that regard, these provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

Stock Trading

TurnOnGreen common stock is quoted on the Pink Open Market (Current Information), operated by OTC Markets Group Inc., under the symbol IMHC. Application has been submitted to have the shares of TurnOnGreen common stock to be received in the Distribution listed for quotation on the OTCQB Market.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is Computershare, 8742 Lucent Blvd., Suite 225, Highlands Ranch, CO 80129.

LEGAL MATTERS

The validity of the TurnOnGreen common stock and warrants to be received in the Distribution will be passed upon for TurnOnGreen by Olshan Frome Wolosky LLP, New York, New York.

EXPERTS

The consolidated financial statements of Imperalis Holding Corp. (d/b/a TurnOnGreen, Inc.) and Subsidiaries as of December 31, 2022 and 2021 and for each of the two years in the period ended December 31, 2022 included in this prospectus and in this registration statement have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report thereon, and included in this prospectus and registration statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus constitutes a part of a registration statement on Form S-1 filed by us with the SEC under the Securities Act with respect to the securities offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. We have omitted certain parts of the registration statement, as allowed by the rules and regulations of the SEC. You may wish to inspect the registration statement and the exhibits to that registration statement for further information with respect to us and our common stock and warrants offered by this prospectus. Copies of the registration statement and the exhibits to such registration statement are on file at the offices of the SEC and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the SEC described below. Statements contained or incorporated by reference in this prospectus concerning the provisions of certain documents are necessarily summaries of the material provisions of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

We file annual reports, quarterly and current reports, proxy statements and other information with the SEC. The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov.

We maintain an Internet website at www.turnongreen.com. All of our reports filed with the SEC (including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and proxy statements) are accessible through the Investor Relations section of our website, free of charge, as soon as reasonably practicable after electronic filing. The reference to our website in this prospectus is an inactive textual reference only and is not a hyperlink. The contents of our website are not part of this prospectus, and you should not consider the contents of our website in making an investment decision with respect to our securities.

F-1

IMPERALIS HOLDING CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2023 (Unaudited)	December 31, 2022
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$21,000	$95,000
Accounts receivable	716,000	1,022,000
Inventories	2,461,000	2,595,000
Prepaid expenses	693,000	684,000
TOTAL CURRENT ASSETS	3,891,000	4,396,000

Property and equipment, net	397,000	326,000
Right-of-use assets	1,533,000	1,661,000
Other noncurrent assets	270,000	270,000
TOTAL ASSETS	$6,091,000	$6,653,000

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable	$1,066,000	$1,147,000
Accrued expenses and other current liabilities	2,366,000	1,971,000
Operating lease liability, current	578,000	561,000
Related party advances	76,000	52,000
TOTAL CURRENT LIABILITIES	4,086,000	3,731,000

LONG TERM LIABILITIES
Operating lease liability, non-current	1,102,000	1,251,000
Other long term liabilities	72,000	59,000
TOTAL LIABILITIES	5,260,000	5,041,000

COMMITMENTS AND CONTINGENCIES
REDEEMABLE CONVERTIBLE PREFERRED STOCK
Preferred stock series A subject to possible redemption, 50,000,000 shares authorized: 25,000 issued and outstanding at stated redemption value of $1,000 per share as of March 31, 2023 and December 31, 2022	25,000,000	25,000,000

STOCKHOLDER’S DEFICIT:
Common Stock, par value $0.001 a share; 750,000,000 shares authorized: 172,694,837 shares issued and outstanding at March 31, 2023 and December 31, 2022	173,000	173,000
Additional paid-in capital	13,421,000	12,691,000
Accumulated deficit	(37,763,000)	(36,252,000)
TOTAL STOCKHOLDERS’ DEFICIT	(24,169,000)	(23,388,000)
TOTAL LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT	$6,091,000	$6,653,000

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-2

IMPERALIS HOLDING CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2023	2022
Revenue	$876,000	$1,129,000
Cost of revenue	517,000	666,000
Gross profit	359,000	463,000

Operating expenses:
Research and development	119,000	206,000
General and administration	857,000	849,000
Selling and marketing	392,000	341,000
Total operating expenses	1,368,000	1,396,000
Operating loss	(1,009,000)	(933,000)
Other expense:
Interest	2,000	-
Total other expense	2,000	-
Net loss	(1,011,000)	(933,000)

Preferred Dividends	(500,000)	-
Net loss available to common stockholders	$(1,511,000)	$(933,000)

Net loss per common share basic and diluted:	$(0.01)	$-

Weighted average common shares, basic and diluted	172,694,837	-

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-3

IMPERALIS HOLDING CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT

Three Months Ended March 31, 2023 and 2022

(Unaudited)

	Common Stock		Additional		Total
	Shares	Amount	Paid in Capital	Accumulated Deficit	Stockholders’ Deficit
Balance, January 1, 2023	172,694,837	$173,000	$12,691,000	$(36,252,000)	$(23,388,000)
Contribution from Parent	-	-	730,000	-	730,000
Preferred dividends	-	-	-	(500,000)	(500,000)
Net loss	-	-	-	(1,011,000)	(1,011,000)
Balance, March 31, 2023	172,694,837	$173,000	$13,421,000	$(37,763,000)	$(24,169,000)

	Common Stock		Additional		Total
	Shares	Amount	Paid in Capital	Accumulated Deficit	Stockholders’ Deficit
Balance, January 1, 2022	-	$-	$9,383,000	$(31,393,000)	$(22,010,000)
Contribution from Parent	-	-	1,010,000	-	1,010,000
Net loss	-	-	-	(933,000)	(933,000)
Balance, March 31, 2022	-	$-	$10,393,000	$(32,326,000)	$(21,933,000)

 The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-4

IMPERALIS HOLDING CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

	For the Three Months Ended March 31,
Cash flows from operating activities:	2023	2022
Net loss	$(1,511,000)	$(933,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	22,000	6,000
Amortization of right-of-use assets	128,000	120,000
Increase in contribution from parent for corporate overhead	153,000	60,000
Changes in operating assets and liabilities
Accounts receivable	306,000	225,000
Prepaid expenses and other assets	(95,000)	1,019,000
Inventory	134,000	(1,321,000)
Accounts payable	(81,000)	91,000
Lease and warranty liabilities	(119,000)	16,000
Other current liabilities	395,000	23,000
Net cash used in operating activities	(668,000)	(694,000)

Cash flows from investing activities:
Purchase of property and equipment	(7,000)	(75,000)
Cash used in investing activities	(7,000)	(75,000)

Cash flows from financing activities:
Proceeds from contribution from parent	577,000	950,000
Related party advances, net of payments	24,000	-
Net cash provided by financing activities	601,000	950,000

Net (decrease) increase in cash and cash equivalents	(74,000)	181,000
Cash at beginning of period	95,000	112,000
Cash at end of period	$21,000	$293,000

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-5

IMPERALIS HOLDING CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2023

1. DESCRIPTION OF BUSINESS

Overview

Imperalis Holding Corp. d/b/a TurnOnGreen, Inc. (“IMHC” or “Imperalis”), through its wholly owned subsidiaries Digital Power Corporation (“Digital Power”) and TOG Technologies (collectively, the “Company”), is an emerging electric vehicle (“EV”) electrification infrastructure solutions and premium custom power products company. The Company designs, develops, manufactures and sells highly engineered, feature-rich, high-grade power conversion systems and power system solutions for mission-critical applications and processes electronic products as well as EV charging solutions to diverse industries, markets and sectors including e-Mobility, medical, military, telecommunications, and industrial.

IMHC was incorporated in Nevada on April 5, 2005 and is a subsidiary of Ault Alliance, Inc., a Delaware corporation (the “Parent” or “Ault”), and currently operates as a reporting segment of Ault.

2. LIQUIDITY AND GOING CONCERN

The accompanying condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred recurring net losses and operations have not provided sufficient cash flows. Management believes that the Company will continue to incur operating and net losses each quarter until at least the time it begins significant deliveries of its products. The Company’s inability to continue as a going concern could have a negative impact on the Company, including its ability to obtain needed financing. In view of these matters, there is substantial doubt about the Company’s ability to continue as a going concern.

The Company intends to finance its future development activities and its working capital needs largely through the sale of equity securities with some additional funding from other sources, including term notes until such time as funds provided by operations are sufficient to fund working capital requirements. The condensed consolidated financial statements of the Company do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

3. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”), the instructions to Form 10-Q and Regulation S-X and do not include all the information and disclosures required by GAAP. The Company has made estimates and judgments affecting the amounts reported in the Company’s condensed consolidated financial statements and the accompanying notes. The actual results experienced by the Company may differ materially from the Company’s estimates. The condensed consolidated financial information is unaudited and reflects all normal adjustments that are, in the opinion of management, necessary to provide a fair statement of results for interim periods presented. These condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K filed with the SEC on April 5, 2023.

Significant Accounting Policies

Other than as noted below, there have been no material changes to the Company’s significant accounting policies previously disclosed in the 2022 Annual Report.

Leases

 The Company acts as sublessor in a leasing arrangement related to a sublease of one of the Company's leased office spaces. Fixed sublease payments received are recognized on a straight-line basis over the sublease term.

F-6

Capitalized Software Development Costs - Cloud Computing Arrangements

The Company enters into cloud computing arrangements which comprise of hosting arrangements which are service contracts, whereby the Company gains access to use enterprise software hosted by the vendor on an as-needed basis for a period of time in exchange for a subscription fee. Implementation costs for cloud computing arrangements are capitalized if certain criteria are met and consist of internal and external costs directly attributable to developing and configuring cloud computing software for its intended use. These capitalized implementation costs are presented within property and equipment on the balance sheets and are amortized over the term of the associated hosting arrangement on a straight-line basis. The monthly access fee is recognized within general and administrative expenses.

New Accounting Guidance – Recently Adopted

In October 2021, the Financial Accounting Standards Board (“FASB”) issued accounting standards update 2021-08, “Business Combinations (Topic 805), Accounting for Contract Assets and Contract Liabilities from Contracts with Customers,” which requires contract assets and contract liabilities acquired in a business combination to be recognized and measured by the acquirer on the acquisition date in accordance with ASC 606, Revenue from Contracts with Customers. The guidance will result in the acquirer recognizing contract assets and contract liabilities at the same amounts recorded by the acquiree. The guidance should be applied prospectively to acquisitions occurring on or after the effective date. The guidance is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Early adoption is permitted, including in interim periods, for any financial statements that have not yet been issued. We adopted ASU 2021-08 as of January 1, 2023, and the adoption had no impact on our condensed consolidated financial statements as we have not had any business combinations in 2023.

The FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326) in 2016. The new guidance replaces the incurred loss impairment approach in legacy U.S. GAAP with a methodology that reflects future credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. For trade and other receivables, loans and other financial instruments, we are required to use a forward-looking expected loss model rather than the incurred loss model for recognizing credit losses, which reflects losses that are probable. The guidance is effective for fiscal years beginning after December 15, 2019. In November 2019, the FASB issued ASU 2019-10, Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842), which pushes back the effective date for public business entities that are smaller reporting companies, as defined by the SEC, to fiscal years beginning after December 15, 2022. We adopted ASC 326 as of January 1, 2023, and the adoption had no impact on our condensed consolidated financial statements.

Recent Accounting Pronouncements not yet Adopted

The Company does not expect that any recently issued accounting guidance will have a significant effect on its consolidated financial statements.

4. REVENUE DISAGGREGATION

The Company’s disaggregated revenues consisted of the following:

	For the Three Months Ended March 31,
	2023	2022
Primary Geographical Markets
North America	$784,000	$1,012,000
Europe	-	19,000
Other	92,000	98,000
Total Revenue	$876,000	$1,129,000

Major Goods
Power supply units	$825,000	$1,096,000
EV chargers	51,000	33,000
Total Revenue	$876,000	$1,129,000

Timing of Revenue Recognition
Revenue recognized over time	$3,000	$-
Goods transferred at a point in time	873,000	1,129,000
Total Revenue	$876,000	$1,129,000

F-7

The following table provides the percentage of total revenue attributable to a single customer from which 10% or more of total revenue is derived:

	For the Three Months Ended		For the Three Months Ended
	March 31, 2023		March 31, 2022
	Total Revenue	Percentage of	Total Revenue	Percentage of
	by Major	Total Company	by Major	Total Company
	Customers	Revenue	Customer	Revenue
Customer A	$142,000	16%	$261,000	23%
Customer B	$97,000	11%	$165,000	12%

5. TRADE RECEIVABLES

As of March 31, 2023 and December 31, 2022, the Company had related party receivables of $0 and $25,000, respectively.

The following table provides the percentage of total trade receivables attributable to a single customer that accounts for 10% or more of the Company’s outstanding receivables:

	As of	As of
	March 31, 2023	December 31, 2022
Customer A	17.2%	10.9%
Customer B	12.9%	9.9%
Customer C	10.5%	-%
Customer D	10.1%	3.8%
Customer E	1.0%	19.5%
Customer F	2.2%	16.6%

6. PROPERTY AND EQUIPMENT

As of March 31, 2023 and December 31, 2022, property and equipment consisted of the following:

	March 31, 2023	December 31, 2022
Machinery and equipment	$559,000	$667,000
Computers and software	89,000	-
Leasehold improvements, furniture and equipment	208,000	207,000
EV chargers	118,000	115,000
Gross property and equipment	974,000	989,000
Less: accumulated depreciation and amortization	(577,000)	(663,000)
Property and equipment, net	$397,000	$326,000

Depreciation and amortization expense related to property and equipment was $22,000 and $6,000 for the three months ended March 31, 2023 and 2022, respectively.

Asset retirement obligations as of each March 31, 2023 and December 31, 2022, were $3,000.

7. INVENTORIES

As of March 31, 2023 and December 31, 2022, inventories consisted of:

	March 31, 2023	December 31, 2022
Raw materials, parts and supplies	$773,000	$788,000
Finished products	1,688,000	1,807,000
Total inventories	$2,461,000	$2,595,000

F-8

8. WARRANTY LIABILITY

As of March 31, 2023 and December 31, 2022, the Company’s total accrued warranty liability was as follows:

	March 31, 2023	December 31, 2022
Beginning warranty liability	$59,000	$54,000
Warranty expenses incurred	-	-
Additional liability accrued	-	5,000
Total accrued warranty	59,000	59,000
Less: accrued warranty - current	$16,000	$16,000
Accrued warranty – non-current	$43,000	$43,000

9. ACCRUED EXPENSESAND OTHER CURRENT LIABILITIES

As of March 31, 2023 and December 31, 2022, accrued expenses, warranty and other current liabilities consisted of the following:

	March 31, 2023	December 31, 2022
Customer prepayments	$202,000	$276,000
Accrued legal contingencies	681,000	681,000
Dividends payable	1,139,000	639,000
Warranty liability, current	16,000	17,000
Other accrued liabilities	89,000	103,000
Accrued payroll and payroll taxes	239,000	255,000
Total other current liabilities	$2,366,000	$1,971,000

10. LEASES

Office and Warehouse Leases and Sublease

During the three months ended March 31, 2023, the Company was a lessee/sublessor for a certain office space lease. No residual value guarantees have been provided by the sublessee and we recognized $11,000 of income related to the sublease. Fixed sublease payments received are recognized on a straight-line basis over the sublease term and netted against operating lease expenses.

The components of net lease expenses, recorded within operating expenses on the Company's Condensed Consolidated Statements of Operations for the three-month period ended March 31, 2023 and 2022, was as follows:

	Three Months Ended March 31, 2023	Three Months Ended March 31, 2022
Operating lease cost	$162,000	$162,000
Short-term lease cost	-	-
Variable lease cost	-	-
Less: Sublease income	(11,000)	-
Total	$151,000	$162,000

11. RELATED PARTY TRANSACTIONS

Ault Lending, LLC (“Ault Lending” or “AL”) and the Company are both subsidiaries of Ault. David Katzoff, who serves as the Company’s Chief Financial Officer, is also the manager of Ault Lending. As a result, AL is deemed a related party.

Allocation of General Corporate Expenses

Ault provides human resources, accounting, and other services to the Company. The Company obtains its business insurance under Ault. The accompanying financial statements include allocations of these expenses. The allocation method calculates the appropriate share of overhead costs to the Company by using the Company’s revenue as a percentage of total revenue of Ault. The Company believes the allocation methodology used is reasonable and has been consistently applied, and results in an appropriate allocation of costs incurred. However, these allocations may not be indicative of the cost had the Company been a stand-alone entity or of future services. Ault allocated $153,000 and $60,000 of costs for the three months ended March 31, 2023 and 2022, respectively. These costs were treated as additional paid-in capital.

F-9

Contributions From Parent

The Company previously received funding from Ault to cover any shortfalls on operating cash requirements. In addition to the allocation of general corporate expenses, the Company received $577,000 and $950,000 for the three months ended March 31, 2023 and 2022, respectively. These amounts are reflected in additional paid-in capital.

Related Party Receivables

As of March 31, 2023 and December 31, 2022, the Company had related party receivables of $0 and $25,000, respectively.

Related Party Advances

During the quarter ended March 31, 2023, our Officer, Amos Kohn loaned to the Company $26,000. The note has no annual interest, matured on April 10, 2023, and was used for working capital purposes. Upon an event of default, the interest rate on this Note will be 14% per annum. As of the date of this report we have not made any payments and therefore the note is in default and is now accruing interest at 14% per annum.

During the quarter ended March 31, 2023, a non-officer employee of the Company advanced us $25,000. The advance is unsecured, interest-free and has no fixed terms of repayment. The loan was used for working capital purposes and recorded as related party advances.

On December 9, 2022, our Officer, Amos Kohn loaned the Company $25,000, which was recorded in related party advances and used for working capital purposes. The note carried no interest, unless it goes into default, and was due and payable on the maturity date of March 9, 2023. As of the date of this report we have not made any payments and therefor the note is in default and is now accruing interest at 14% per annum. During the quarter ended March 31, 2023, the Company incurred an interest expense of $1,000 in relation to this note.

During the quarter ended December 31, 2022, our Officer Marcus Charuvastra advanced the Company $14,000, and a non-officer employee of the Company advanced us $13,000. The advances were unsecured, interest-free and had no fixed terms of repayment. The loans were used for working capital purposes and recorded as related party advances.

During the quarter ended March 31, 2023, the $14,000 advance from Marcus Charuvastra, the Company’s President, and the $13,000 advance from the non-officer employee were repaid in full.

As of March 31, 2023 and December 31, 2022, there were balances due to the Company’s officers and non-officer employee of $76,000 and $52,000, respectively.

12. COMMITMENTS AND CONTINGENCIES

Litigation Matters

The Company is involved in litigation arising from other matters in the ordinary course of business. The Company is regularly subject to claims, suits, regulatory and government investigations, and other proceedings involving labor and employment, commercial disputes, and other matters. Such claims, suits, regulatory and government investigations, and other proceedings could result in fines, civil penalties, or other adverse consequences.

Certain of these outstanding matters include speculative, substantial or indeterminate monetary amounts. The Company records an undiscounted liability for contingent losses, including future legal costs, settlements and judgments, when we consider it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. If the Company determines that a loss is reasonably possible and the loss or range of loss can be estimated, the Company discloses the reasonably possible loss. The Company evaluates developments in its legal matters that could affect the amount of liability that has been previously accrued, and the matters and related reasonably possible losses disclosed, and makes adjustments as additional information becomes available. Significant judgment is required to determine both the likelihood of there being, and the estimated amount of a loss related to such matters.

F-10

Gordon v. Digital Power Corporation

On or about November 21, 2019, the plaintiff-William Gordon, filed a complaint against defendant, DPC, alleging wrongful termination and disability discrimination. The arbitration was conducted during October 2022. Aside from the opening and responding trial briefs, the arbitrator requested additional briefing on two subjects, undisclosed principal liability, and disclosed principal liability, both of which were submitted. In February 2023 the arbitrator entered an interim award against us and in favor of Mr. Gordon in the amount of $428,602 inclusive of interest. The award was based on Mr. Gordon’s employment agreement with DPC, and Mr. Gordon’s promissory note with Coolisys. Mr. Gordon was deemed the prevailing party and will be entitled to bring a motion for attorney’s fees in addition to the interim awarded amount.

The Company has accrued $681,000 in connection with legal contingencies as of each March 31, 2023 and December 31, 2022.

With respect to the Company’s outstanding litigation matters, based on the Company’s current knowledge, the Company believes that the amount or range of reasonably possible loss will not, either individually or in aggregate, have a material adverse effect on the Company’s business, consolidated financial position, results of operations, or cash flows. However, the outcome of such matters is inherently unpredictable and subject to significant uncertainties.

Non-cancelable Obligations

In the normal course of business, we enter into non-cancelable obligations with certain parties to purchase services, such as technology equipment and subscription-based cloud service arrangements. As of March 31, 2023, we had outstanding non-cancelable purchase obligations with terms of two years or longer aggregating $60,000.

13. LOSS PER SHARE

In accordance with ASC 260, Earnings Per Share, the basic loss per common share is computed by dividing the net loss available to common stockholders by the weighted average number of common stock outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional shares of common stock that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.

The Company excluded the potential common stock equivalents outstanding from the calculation of diluted weighted average net loss per share for the three months ended March 31, 2023 and 2022, which would be anti-dilutive due to the net loss from continuing operations in those periods.

Anti-dilutive securities, which are convertible into or exercisable for the Company's common stock, consist of the following at March 31, 2023 and 2022:

	March 31,
	2023	2022
Convertible notes	10,961,000	20,367,000
Convertible preferred stock	25,000,000	25,000,000
Total	35,961,000	45,367,000

14. STOCKHOLDERS’ DEFICIT

Authorized Capital

The Company is authorized to issue seven hundred fifty million (750,000,000) shares of Common Stock, par value $0.001 per share and ten million (10,000,000) shares of preferred stock, par value $0.001 per share, of which twenty-five thousand shares (25,000) have been designed as Series A Convertible Redeemable Preferred Stock, par value $0.001 per share and the remaining authorized shares of preferred stock are “blank check” shares, which can be issued with various rights as determined by the Board. The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of Common Stock of the Corporation, voting together as a single class. As of each March 31, 2023 and December 31, 2022, there were 172,694,837 shares of Common Stock issued and outstanding and as of each March 31, 2023 and December 31, 2022, there were 25,000 shares of series A preferred stock issued and outstanding.

F-11

Common Stock

The holders of the Company’s Common Stock have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by the Company’s board of directors. Holders of Common Stock are also entitled to share ratably in all of the Company’s assets available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the Company’s affairs.

Except as otherwise required by law or as may be provided by the resolutions of the Board of Directors authorizing the issuance of Common Stock, all rights to vote and all voting power shall be vested in the holders of Common Stock. Each share of Common Stock shall entitle the holder thereof to one vote.

Upon any liquidation, dissolution or winding-up of the corporation, whether voluntary or involuntary, the remaining net assets of the Company shall be distributed pro rata to the holders of the Common Stock.

15. CONVERTIBLE NOTES PAYABLE

Convertible notes payable at March 31, 2023 and December 31, 2022, were comprised of the following:

	Conversion price per share	Interest rate	Due date	March 31, 2023	December 31, 2022
Opportunity fund convertible notes payable	$0.005	10%	January 14, 2024	$45,000	$45,000
Total convertible notes payable				$45,000	$45,000

The Company has Convertible Promissory notes payable to Opportunity Fund, LLC in the amount of $45,000 (the “Note”). The Note allows for advances up to maximum amount of $75,000. The principal, together with any accrued but unpaid interest on the amount of principal, is convertible upon request by the noteholder at a conversion price of $0.005 per share.

As of March 31, 2023 and December 31, 2022, the outstanding convertible notes payable had accrued interest of $10,000 and $9,000, respectively.

16. SUBSEQUENT EVENTS

Entry into a Material Definitive Agreement

On April 6, 2023 (the “Closing Date”), the Company entered into a Purchase Agreement (the “Agreement”) with FAR Holdings International, LLC (the “Investor”) pursuant to which the Company borrowed $250,000 and issued a promissory note to the Investor in the principal face amount of $300,000. The Company also issued to the Investor warrants (the “Warrants”) to purchase an aggregate of 1,000,000 shares of common stock, par value $0.001 per share of the Company (the “Warrant Shares”).

The promissory note was issued with an original issuance discount of $50,000, and bears no interest. The Company is required to pay the Investor $100,000 on May 6, 2023, June 6, 2023, and the maturity date of July 6, 2023. The promissory note also allows prepayment without any penalty. The promissory note contains a single event of default if the Company fails to make payments within five business days when due, then the Company must pay the Investor a default fee of three percent (3%) of the amount due.

The Warrants entitle the holder to purchase shares of Common Stock for a period of five years at an exercise price of $0.044 per share, subject to adjustment. The exercise price of each Warrant is subject to adjustment for customary stock splits, stock dividends, combinations or similar events.

As of the date of this report we have not made any payments and therefore the promissory note is in default and a default fee of $3,000 is now due.

F-12

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Imperalis Holding Corp. and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Imperalis Holding Corp. (formerly known as TurnOnGreen, Inc.) and Subsidiaries (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for each of the years in the period ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022, and the results of its operations and its cash flows for each of the years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 3, the Company has incurred recurring losses, operations have not provided sufficient cash flows, and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2021.

New York, NY

April 5, 2023

F-13

IMPERALIS HOLDING CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2022	2021
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$95,000	$112,000
Accounts receivable	1,022,000	627,000
Inventories	2,595,000	1,246,000
Prepaid expenses	684,000	1,800,000
TOTAL CURRENT ASSETS	4,396,000	3,785,000

Property and equipment, net	326,000	111,000
Right-of-use assets	1,661,000	244,000
Other noncurrent assets	270,000	290,000
TOTAL ASSETS	$6,653,000	$4,430,000

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable	$1,147,000	$657,000
Operating lease liability, current	561,000	73,000
Related party advances	52,000	-
Accrued expenses, warranty and other current liabilities	1,971,000	519,000
TOTAL CURRENT LIABILITIES	3,731,000	1,249,000

LONG TERM LIABILITIES
Warranty, non-current	43,000	-
Deferred revenue, non-current and asset retirement obligation	16,000	-
Operating lease liability, non-current	1,251,000	191,000
TOTAL LIABILITIES	5,041,000	1,440,000

COMMITMENTS AND CONTINGENCIES (NOTE 16)
REDEEMABLE CONVERTIBLE PREFERRED STOCK
Preferred stock series A subject to possible redemption, 50,000,000 shares authorized: 25,000 issued and outstanding at stated redemption value of $1,000 per share as of December 31, 2022, and 10,000,000 shares authorized: 25,000 issued and outstanding at stated redemption value of $1,000 per share as of December 31, 2021	25,000,000	25,000,000

STOCKHOLDER’S DEFICIT:
Common Stock, par value $0.001 a share; 750,000,000 shares authorized: 172,694,837 shares issued and outstanding as of December 31, 2022, and 200,000,000 shares authorized: 161,704,695 issued and outstanding as of December 31, 2021	173,000	-
Additional paid-in capital	12,691,000	9,383,000
Accumulated deficit	(36,252,000)	(31,393,000)
TOTAL STOCKHOLDERS’ DEFICIT	(23,388,000)	(22,010,000)
TOTAL LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT	$6,653,000	$4,430,000

The accompanying notes are an integral part of these consolidated financial statements.

F-14

IMPERALIS HOLDING CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
	2022	2021
Revenue	$5,522,000	$5,346,000
Cost of revenue	3,504,000	3,662,000
Gross profit	2,018,000	1,684,000

Operating expenses:
Research and development	697,000	504,000
General and administration	4,014,000	2,097,000
Selling and marketing	1,522,000	910,000
Total operating expenses	6,233,000	3,511,000
Operating loss	(4,215,000)	(1,827,000)
Other expense:
Interest expense, related party	3,000	-
Interest expense	2,000	-
Total other expense	5,000	-
Net loss	(4,220,000)	(1,827,000)

Preferred Dividends	(639,000)	-
Net loss available to common stockholders	$(4,859,000)	$(1,827,000)

Net loss per common share basic and diluted:	$(0.09)	$-

Weighted average common shares, basic and diluted	54,273,016	-

The accompanying notes are an integral part of these consolidated financial statements.

F-15

IMPERALIS HOLDING CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT

	Common Stock		Additional		Total
	Shares	Amount	Paid in Capital	Accumulated Deficit	Stockholders’ Deficit
Balance, January 1, 2022	-	$-	$9,383,000	$(31,393,000)	$(22,010,000)
Contribution from Parent	-	-	1,010,000	-	1,010,000
Net loss	-	-	-	(933,000)	(933,000)
Balance, March 31, 2022	-	-	10,393,000	(32,326,000)	(21,933,000)
Contribution from Parent	-	-	1,250,000	-	1,250,000
Net loss	-	-	-	(1,004,000)	(1,004,000)
Balance, June 30, 2022	-	-	11,643,000	(33,330,000)	(21,687,000)
Contribution from Parent	-	-	409,000	-	409,000
Common stock assumed upon acquisition of net assets	161,704,695	162,000	-	-	162,000
Net loss	-	-	-	(486,000)	(486,000)
Balance, September 30, 2022	161,704,695	162,000	12,052,000	(33,816,000)	(21,602,000)
Contribution from Parent			540,000	-	540,000
Common stock issued upon conversion of promissory notes	10,990,142	11,000	99,000	-	110,000
Preferred dividends	-	-	-	(639,000)	(639,000)
Net loss	-	-	-	(1,797,000)	(1,797,000)
Balance, December 31, 2022	172,694,837	$173,000	$12,691,000	$(36,252,000)	$(23,388,000)

	Common Stock		Additional		Total
	Shares	Amount	Paid in Capital	Accumulated Deficit	Stockholders’ Deficit
Balance, January 1, 2021	-	$-	$4,840,000	$(29,566,000)	$(24,726,000)
Contribution from Parent	-	-	673,000	-	673,000
Net loss	-	-	-	(298,000)	(298,000)
Balance, March 31, 2021	-	-	5,513,000	(29,864,000)	(24,351,000)
Contribution from Parent	-	-	1,161,000	-	1,161,000
Net income	-	-	-	34,000	34,000
Balance, June 30, 2021	-	-	6,674,000	(29,830,000)	(23,156,000)
Contribution from Parent	-	-	1,076,000	-	1,076,000
Net loss	-	-	-	(496,000)	(496,000)
Balance, September 30, 2021	-	-	7,750,000	(30,326,000)	(22,576,000)
Contribution from Parent	-	-	1,633,000	-	1,633,000
Net loss	-	-	-	(1,067,000)	(1,067,000)
Balance, December 31, 2021	-	$-	$9,383,000	$(31,393,000)	$(22,010,000)

The accompanying notes are an integral part of these consolidated financial statements.

F-16

IMPERALIS HOLDING CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

	For the Year Ended December 31,
Cash flows from operating activities:	2022	2021
Net loss	$(4,859,000)	$(1,827,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	51,000	25,000
Amortization of right-of-use assets	488,000	68,000
Increase in net parent investment for corporate overhead	670,000	330,000
Changes in operating assets and liabilities
Accounts receivable	(395,000)	245,000
Prepaid expenses and other current assets	1,116,000	(1,708,000)
Inventory	(1,349,000)	(914,000)
Other noncurrent assets	20,000	(270,000)
Accounts payable	508,000	(409,000)
Accrued expenses and other current liabilities	1,382,000	(64,000)
Lease, warranty and other non-current liabilities	(301,000)	183,000
Net cash used in operating activities	(2,669,000)	(4,341,000)

Cash flows from investing activities:
Purchase of property and equipment	(263,000)	(18,000)
Net cash used in investing activities	(263,000)	(18,000)

Cash flows from financing activities:
Proceeds from investment from parent	2,863,000	4,213,000
Related party advances	52,000	-
Net cash provided by financing activities	2,915,000	4,213,000

Net decrease in cash and cash equivalents	(17,000)	(146,000)
Cash and cash equivalents at beginning of period	112,000	258,000
Cash and cash equivalents at end of period	$95,000	$112,000

Non-cash investing and financing activities
Recognition of new operating lease right-of-use assets and lease liabilities	$1,905,000	$-
Acquisition of assets, net of liabilities assumed	214,000	-
Conversion of principal and accrued interest on promissory note	110,000	-

The accompanying notes are an integral part of these consolidated financial statements.

F-17

IMPERALIS HOLDING CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022

1. DESCRIPTION OF BUSINESS

Overview

Imperalis Holding Corp (“IMHC” or “Imperalis”), through its wholly owned subsidiaries Digital Power Corporation (“Digital Power”) and TOG Technologies (collectively, the “Company”), is an emerging electric vehicle (“EV”) electrification infrastructure solutions and premium custom power products company. The Company designs, develops, manufactures and sells highly engineered, feature-rich, high-grade power conversion systems and power system solutions for mission-critical applications and processes electronic products as well as EV charging solutions to diverse industries, markets and sectors including e-Mobility, medical, military, telecommunications, and industrial.

IMHC was incorporated in Nevada on April 5, 2005 and is a subsidiary of Ault Alliance, Inc. (formerly known as BitNile Holdings, Inc.) a Delaware corporation (the “Parent” or “Ault”) and currently operates as a reporting segment of Ault.

Recapitalization and Reorganization

On March 20, 2022, Ault and IMHC entered into a Securities Purchase Agreement (the “Agreement”) with TurnOnGreen, Inc., a Nevada corporation (“TOGI”), a then wholly owned subsidiary of the Parent. Pursuant to the Agreement, at the Closing, which occurred on September 6, 2022, the Parent delivered to IMHC all of the outstanding shares of common stock of TOGI held by the Parent in consideration for the issuance by IMHC to the Parent (the “Acquisition”) of an aggregate of 25,000 newly designated shares of Series A Preferred Stock (the “Series A Preferred Stock”), with each such share having a stated value of $1,000. The Series A Preferred Stock has an aggregate liquidation preference of $25 million, is convertible into shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) at the Parent’s option, is redeemable by the Parent, and entitles the Parent to vote with the Common Stock on an as-converted basis.

Immediately following the Acquisition, TOGI became a wholly owned subsidiary of IMHC, and subsequent thereto, TOGI was merged with and into IMHC, pursuant to which TOGI ceased to exist. The acquisition was treated as an asset acquisition and the equity of the Company was retroactively restated for the conversion of 1,000 shares for 25,000 shares of preferred stock upon completion of the Acquisition.

Pursuant to Accounting Standards Codification (“ASC”) 250-10 and ASC 805-50, the Acquisition was recognized prospectively for all periods. While IMHC was deemed to be the legal acquirer of TOGI, TOGI was considered the acquiror and predecessor for accounting and financial reporting purposes and, therefore, was deemed to be the receiving entity and is presented on a stand-alone basis for all periods. The accompanying financial statements have been prospectively updated as a result of the asset acquisition under common control, which was completed on September 6, 2022.

As a result of the Acquisition, prior period shares and per share amounts appearing in the accompanying consolidated financial statements have not been adjusted until the date of the Acquisition as a part of the net assets acquired.

2. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements are presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). References to GAAP issued by the Financial Accounting Standards Board (“FASB”) in these notes to the consolidated financial statements are to the FASB Accounting Standards Codification (“ASC”). The consolidated financial statements include the accounts of the Company and its subsidiaries and all intercompany transactions have been eliminated in consolidation. All significant intercompany accounts have been eliminated in consolidation.

Accounting Estimates

The preparation of financial statements, in conformity with GAAP, requires management to make estimates, judgments and assumptions. The Company’s management believes that the estimates, judgments, and assumptions used are reasonable based upon information available at the time they are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements, and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates. Key estimates include allowances for inventory obsolescence, accruals of certain liabilities including product warranties, useful lives of assets, asset retirement obligations and valuation allowance related to deferred tax assets.

F-18

 Revenue Recognition

The Company recognizes revenue under ASC 606, Revenue from Contracts with Customers. The core principle of the revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The following five steps are applied to achieve that core principle:

•	Step 1: Identify the contract with the customer,
•	Step 2: Identify the performance obligations in the contract,
•	Step 3: Determine the transaction price,
•	Step 4: Allocate the transaction price to the performance obligations in the contract, and
•	Step 5: Recognize revenue when the company satisfies a performance obligation.

The Company recognizes revenue primarily from four different types of contracts:

•	Product sales and installation - The Company generates revenues from the sale of its products through a direct and indirect sales force and primarily receives fixed consideration for sales of products. Some contracts contain a combination of product sales with a service such as installation of the products, which is expected to be performed in the near term. Such services are distinct and accounted for as separate performance obligations. For sales, the Company’s performance obligations to deliver products are satisfied at the point in time when products are shipped to the customer, which is when the customer obtains control over the goods. The installation service on these types of contracts is usually completed within six to twelve weeks.

•	The Company recognizes installation service revenue over time using the cost-to-cost measure of progress, which measures an installation obligation’s progress toward completion based on the ratio of actual contract costs incurred to date to the Company’s estimated costs at completion. Significant judgment may be required by management in the cost estimation process for these contracts, which is based on the knowledge and experience of the Company’s project managers, subcontractors and financial professionals. Total estimated costs to complete projects include direct labor, material, permits and subcontractor costs.

The Company also provides standard assurance warranties on product functionality, which are not separately priced or considered material.

Some of the Company’s contracts with distributors include stock rotation rights after six months for slow-moving inventory, which represents variable consideration. The Company uses an expected value method to estimate variable consideration and constrains revenue for estimated stock rotations until it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur. To date, returns have been insignificant.

•	Network fees - Represents a stand-ready obligation whereby the Company is obligated to perform over a period of time and, as a result, revenue is deferred and recognized on a straight-line basis over the contract term for annual contracts. Network agreements can also be billed per charging session in accordance with a contractual relationship between the Company and the owner of the station and, as a result, revenue is recognized when a particular charging session is complete.

•	Charging service revenue - company-owned charging stations - Revenue is recognized at the point when a particular charging session is completed.

Because the Company’s product sales agreements have an expected duration of one year or less, the Company has elected to adopt the practical expedient in ASC 606-10-50-14(a) of not disclosing information about its remaining performance obligations.

Sales Tax Collected From Customers

As a part of the Company’s normal course of business, sales taxes are collected from customers in accordance with local regulations. Sales taxes collected are remitted, in a timely manner, to the appropriate governmental tax authority on behalf of the customer. The Company’s policy is to present revenue and costs net of sales taxes.

F-19

Deferred Revenue

Deferred revenue consists of billings on contracts where performance has commenced, and payments have been received in advance of revenue recognition. Deferred revenue is recognized in revenue as the related revenue recognition criteria are met.

Asset Retirement Obligations

The Company has determined that it is obligated by contractual or regulatory requirements to remove facilities or perform other remediation upon retirement of certain assets. Determination of the amounts to be recognized in our consolidated financial statements is based upon numerous estimates and assumptions, including expected settlement dates, future retirement costs, future inflation rates and the credit-adjusted risk-free interest rates. These estimates and assumptions are very subjective. In addition, there are other external factors which could significantly affect the ultimate settlement costs or timing for these obligations, including changes in environmental regulations and other statutory requirements and fluctuations in industry costs. As a result, the Company’s estimates of asset retirement obligations are subject to revision due to the factors described above. Changes in estimates prior to settlement result in adjustments to both the liability and related asset values.

Asset retirement obligations represent the present value of the estimated costs to remove the commercial charging stations and restore the sites to the condition prior to installation. The Company reviews estimates of removal costs on an ongoing basis.

Cash and Cash Equivalents

The Company’s cash is maintained in checking accounts with reputable financial institutions. These balances may, at times, exceed the U.S. Federal Deposit Insurance Corporation insurance limits. As of December 31, 2022 and December 31, 2021, the Company had cash of $95,000 and $112,000, respectively. The Company has not experienced any losses on deposits of cash and cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts

The Company’s receivables are recorded when billed and represent claims against third parties that will be settled in cash. The carrying amount of the Company’s receivables, net of the allowance for doubtful accounts, represents their estimated net realizable value. The Company individually reviews all accounts receivable balances and based upon an assessment of current creditworthiness, estimates the portion, if any, of the balance that will not be collected. The Company estimates the allowance for doubtful accounts based on historical collection trends, age of outstanding receivables and existing economic conditions. If events or changes in circumstances indicate that a specific receivable balance may be impaired, further consideration is given to the collectability of those balances and the allowance is adjusted accordingly. A customer’s receivable balance is considered past-due based on its contractual terms. Past-due receivable balances are written-off when the Company’s internal collection efforts have been unsuccessful in collecting the amount due. Based on an assessment, as of December 31, 2022 and December 31, 2021, of the collectability of invoices, an allowance for doubtful accounts was not recorded against the Company’s accounts receivable.

Leases

The Company accounts for its leases under ASC 842, Leases. Under this guidance, arrangements meeting the definition of a lease are classified as operating or financing leases. Operating leases are recognized as Right-of-use (“ROU”) assets, Operating lease liability, current, and Operating lease liability, non-current on the consolidated balance sheets. Lease assets and liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. As most of the leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of future payments. In certain of the lease agreements, the Company receives rent holidays and other incentives. The Company recognizes lease costs on a straight-line basis over the lease term without regard to deferred payment terms, such as rent holidays, that defer the commencement date of required payments. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Leasehold improvements are capitalized at cost and amortized over the lesser of their expected useful life or the life of the lease, without assuming renewal features, if any, are exercised. The Company elected the practical expedient in ASC 842 and does not separate lease and non-lease components for any of its leases.

Inventory

Inventories, inclusive of raw materials and finished goods, are valued at the lower of cost or net realizable value after using the first-in, first-out method. Inventory write-offs are provided to cover risks arising from technological obsolescence as the Company’s products are mostly original equipment manufactured for its clients.

F-20

The Company periodically assesses its inventories valuation with respect to obsolete items by reviewing revenue forecasts and technological obsolescence and moving such items into a reserve for obsolescence. When inventories on hand exceed the foreseeable demand or become obsolete, the value of excess inventory, which at the time of the review was not expected to be sold, is written off.

Property and Equipment, Net

Property and equipment are stated at cost, net of accumulated depreciation. Major additions and improvements are capitalized, while replacements, maintenance and repairs, which do not improve or extend the life of the respective assets, are expensed as incurred. When property and equipment is retired or otherwise disposed of the cost and accumulated depreciation are removed from the related accounts and any resulting gain or loss is included in the results of operations for the respective period. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, at the following rates:

Useful Lives
Asset	(In Years)
Computer software and office and computer equipment	3 - 5
Machinery and equipment, automobiles, furniture, and fixtures	3 - 15
Leasehold improvements	Over the term of the lease or the life of the asset, whichever is shorter

Warranty

The Company offers a warranty period for all its manufactured products to function free from defects in material and workmanship under normal use and service for one to two years on most products and up to five years for rugged power products for the defense and aerospace markets. For the Company’s electric vehicle supply equipment product line, the Company offers up to a three-year extended warranty beyond the manufacturing warranty period, although not considered material to its revenue stream. The Company also provides end user technical support for up to fifteen (15) years on many of its products that have long lifetimes. The Company estimates the costs that may be incurred under its warranty and records a liability in the amount of such costs at the time product revenue is recognized. Factors that affect the Company’s warranty liability include the number of units sold, the sector product being used, historical rates of warranty claims, and cost per claim. The Company periodically assesses the adequacy of its recorded warranty liability.

Litigation

The Company records an undiscounted liability for contingent losses, including future legal costs, settlements and judgments, when it considers it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated.

Income Taxes

The Company determines its income taxes under the asset and liability method in accordance with ASC No. 740, Income Taxes, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the fiscal year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the fiscal years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the Consolidated Statements of Operations in the period that includes the enactment date.

The Company accounts for uncertain tax positions in accordance with ASC No. 740-10-25. ASC No. 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under ASC No. 740-10-25, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. To the extent that the final tax outcome of these matters is different than the amount recorded, such differences impact income tax expense in the period in which such determination is made. Interest and penalties, if any, related to accrued liabilities for potential tax assessments are included in income tax expense. ASC No. 740-10-25 also requires management to evaluate tax positions taken by the Company and recognize a liability if the Company has taken uncertain tax positions that more likely than not would not be sustained upon examination by applicable taxing authorities. Management of the Company has evaluated tax positions taken by the Company and has concluded that as of December 31, 2022 and December 31, 2021, there were no uncertain tax positions taken, or expected to be taken, that would require recognition of a liability that would require disclosure in the financial statements.

F-21

Impairment of Long-lived Assets

The Company analyzes its long-lived assets for potential impairment at least annually or when changes in circumstances indicate a possibility of impairment. Impairment losses are recorded on long-lived assets when indicators of impairment are present. When the carrying value of an asset exceeds the associated undiscounted expected future cash flows, it is considered to be impaired and is written down to fair value. During the years ended December 31, 2022 and 2021, the Company recognized no impairment of long-lived assets.

Segments

The Company determined that its two primary brands constitute its two operating segments. However, the Company’s operating segments continue to be aggregated into one reportable segment based on the similarity in economic characteristics, other qualitative factors and the objectives and principles of ASC 280, Segment Reporting.

Receivables and Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and trade receivables.

Trade receivables of the Company and its subsidiaries are mainly derived from sales to customers located primarily in the U.S. The Company performs ongoing credit evaluations of its customers and to date has not experienced any material losses.

Recent Accounting Pronouncements not yet Adopted

In October 2021, the Financial Accounting Standards Board (“FASB”) issued accounting standards update 2021-08, “Business Combinations (Topic 805), Accounting for Contract Assets and Contract Liabilities from Contracts with Customers,” which requires contract assets and contract liabilities acquired in a business combination to be recognized and measured by the acquirer on the acquisition date in accordance with ASC 606, Revenue from Contracts with Customers. The guidance will result in the acquirer recognizing contract assets and contract liabilities at the same amounts recorded by the acquiree. The guidance should be applied prospectively to acquisitions occurring on or after the effective date. The guidance is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Early adoption is permitted, including in interim periods, for any financial statements that have not yet been issued. The Company does not expect this guidance to have a material impact on its consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses, which requires a financial asset (or a group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial asset(s) to present the net carrying value at the amount expected to be collected on the financial asset. The guidance is effective for fiscal years beginning after December 15, 2019. In November 2019, the FASB issued ASU 2019-10, Financial Instruments—Credit Losses (Topic 326), which pushes back the effective date for public business entities that are smaller reporting companies, as defined by the SEC, to fiscal years beginning after December 15, 2022. Early adoption is permitted. The Company does not expect this guidance to have a material impact on its consolidated financial statements.

The Company does not expect that any other recently issued accounting guidance will have a significant effect on its consolidated financial statements.

3. GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred recurring net losses and operations have not provided sufficient cash flows. The Company believes that it will continue to incur operating and net losses each quarter until at least the time it begins significant deliveries of its products. The Company’s inability to continue as a going concern could have a negative impact on the Company, including its ability to obtain needed financing, and could adversely affect the trading price of the Company’s common stock. These factors create substantial doubt about the Company’s ability to continue as a going concern for at least one year after the date that the Company’s audited consolidated Financial Statements are issued. The Company intends to finance its future development activities and its working capital needs largely through the sale of equity securities with some additional funding from other sources, including term notes until such time as funds provided by operations are sufficient to fund working capital requirements. The consolidated financial statements of the Company do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

F-22

4. REVENUE DISAGGREGATION

The Company’s disaggregated revenues consisted of the following:

	For the Year Ended December 31,
	2022	2021
Primary Geographical Markets
North America	$4,514,000	$4,684,000
Europe	115,000	359,000
Other	893,000	303,000
Total Revenue	$5,522,000	$5,346,000

Major Goods
Power supply units	$5,214,000	$5,328,000
EV chargers	308,000	18,000
Total Revenue	$5,522,000	$5,346,000

Timing of Revenue Recognition
Revenue recognized over time	$22,000	$-
Goods transferred at a point in time	5,500,000	5,346,000
Total Revenue	$5,522,000	$5,346,000

The Company’s related party sales consisted of the following:

	For the Year Ended December 31,
	2022	2021
Related Party
Subsidiaries of Ault	$26,000	$23,000
Entities Ault holds an investment interest in	1,000	-
Total Revenue	$27,000	$23,000

The following table provides the percentage of total revenue attributable to a single customer from which 10% or more of total revenue is derived:

	For the Year Ended		For the Year Ended
	December 31, 2022		December 31, 2021
	Total Revenue	Percentage of	Total Revenue	Percentage of
	by Major	Total Company	by Major	Total Company
	Customers	Revenue	Customer	Revenue
Customer A	$935,000	17%	$933,000	17%
Customer B	$-	-%	$628,000	12%

5. TRADE RECEIVABLES

As of December 31, 2022 and 2021, the Company had related party receivables of $25,000 and $4,000, respectively. As of December 31, 2022, receivables from five customers made up 64% of the Company’s receivables. As of December 31, 2021 four customers made up 49% of the outstanding receivables with only one customer being the same customer as referred to with respect to the December 31, 2022 concentration.

An allowance for doubtful accounts is determined with respect to those amounts that the Company and its subsidiaries have determined to be doubtful of collection. As of December 31, 2022 and December 31, 2021, there were no allowances for doubtful accounts.

F-23

6. PROPERTY AND EQUIPMENT

As of December 31, 2022 and 2021, property and equipment consisted of the following:

	December 31, 2022	December 31, 2021
Machinery and equipment	$667,000	$680,000
Computers	-	483,000
Leasehold improvements, furniture and equipment	207,000	249,000
EV chargers	115,000	-
Property and equipment, gross	989,000	1,412,000
Less: accumulated depreciation and amortization	(663,000)	(1,301,000)
Property and equipment, net	$326,000	$111,000

Depreciation and amortization expense related to property and equipment was $51,000 and $25,000 for the years ended December 31, 2022, and 2021, respectively.

7. INVENTORIES

As of December 31, 2022 and 2021, inventories consisted of:

	December 31, 2022	December 31, 2021
Finished products	$1,807,000	$594,000
Raw materials, parts and supplies	788,000	652,000
Total inventories	$2,595,000	$1,246,000

8. ASSET RETIREMENT OBLIGATIONS

Asset retirement obligation activity for the year ended December 31, 2022, was as follows:

December 31,
2022
Beginning balance	$-
Liabilities incurred	3,000
Accretion expense	-
Ending balance	$3,000

9. WARRANTY LIABILITY

As of December 31, 2022, and 2021, the Company’s total accrued warranty liability was as follows:

	December 31, 2022	December 31, 2021
Beginning warranty liability	$54,000	$43,000
Warranty expenses incurred	-	-
Additional liability accrued	5,000	11,000
Total accrued warranty	$59,000	$54,000

10. OTHER CURRENT LIABILITIES

As of December 31, 2022, and 2021, accrued expenses consisted of the following:

	December 31,
	2022	2021
Customer prepayments	$276,000	$259,000
Accrued legal liabilities	681,000	-
Dividends payable	639,000	-
Other accrued liabilities	120,000	46,000
Accrued payroll and payroll taxes	255,000	214,000
Total other current liabilities	$1,971,000	$519,000

F-24

11. LEASES

Site Host Agreements

The Company has certain agreements with owners of automobile parking sites (“Site Hosts”), which allow the Company to operate its charging stations on the Site Hosts’ premises. These agreements have been deemed operating leases and may include one or more provisions to compensate the Site Hosts, such as fixed fees, cost reimbursements, revenue sharing or payments per customer charge and may also include renewal options. The expenses related to these agreements will be booked as general and administrative expenses prior to becoming operational and as cost of sales when operational (generating revenue). The Company did not have any Site Host agreement revenues in 2022 as no sites were operational but expects to start generating revenues in the first quarter of 2023.

Office and Warehouse Leases

The Company leases offices and warehouse space under operating leases requiring periodic payments. The following table provides a summary of leases by balance sheet category as of December 31, 2022:

December 31, 2022
Operating right-of-use assets	$1,661,000
Operating lease liability – current	561,000
Operating lease liability – non-current	1,250,000

The components of lease expenses for the period ended December 31, 2022, were as follows:

Year Ended December 31, 2022
Operating lease cost	$648,000
Short-term lease cost	-
Variable lease cost	-

The following tables provides a summary of other information related to leases for the year ended December 31, 2022:

December 31, 2022
Cash paid for amounts included in the measurement of lease liabilities:	-
Operating cash flows related to operating leases	$517,000
Right-of-use assets obtained in exchange for new operating lease liabilities	1,905,000
Weighted-average remaining lease term – operating leases	2.9 years
Weighted-average discount rate – operating leases	8%

Payments due by period of lease liabilities under the Company’s non-cancellable operating leases as of December 31, 2022, were as follows:

2023	$682,000
2024	693,000
2025	609,000
2026	51,000
2027	-
Total lease payments	2,035,000
Less interest	(224,000)
Present value of lease liabilities	$1,811,000

12. RELATED PARTY TRANSACTIONS

Ault Lending, LLC (formerly known as Digital Power Lending, LLC) (“Ault Lending” or “AL”) and the Company are both subsidiaries of Ault. David Katzoff, who serves as the Company’s Chief Financial Officer, is also the manager of Ault Lending. As a result, AL is deemed a related party.

F-25

Allocation of General Corporate Expenses

Ault provides human resources, accounting, and other services to the Company. The Company obtains its business insurance under Ault. The accompanying financial statements include allocations of these expenses. The allocation method calculates the appropriate share of overhead costs to the Company by using the Company’s revenue as a percentage of total revenue of Ault. The Company believes the allocation methodology used is reasonable and has been consistently applied, and results in an appropriate allocation of costs incurred. However, these allocations may not be indicative of the cost had the Company been a stand-alone entity or of future services. Ault allocated $670,000 and $330,000 of costs for the years ended December 31, 2022, and 2021, respectively.

Contributions From Parent

The Company previously received funding from Ault to cover any shortfalls on operating cash requirements. In addition to the allocation of general corporate expenses, the Company received $2.9 million and $4.2 million for the years ended December 31, 2022, and 2021, respectively. These amounts are reflected in additional paid-in capital.

Sales to Related Party

The Company recognized $27,000 and $23,000 in revenue in the years ended December 31, 2022, and 2021, respectively, from sales to another subsidiary of Ault or businesses that Ault holds an investment in. As of December 31, 2022, and 2021, the Company had related party receivables of $25,000 and $4,000, respectively.

Related Party Advances

On December 9, 2022, our Officer, Amos Kohn loaned the Company $25,000, which was recorded in related party advances and used for working capital purposes. The note carried no interest, unless it goes into default, and was due and payable on the maturity date of March 9, 2023. As of the date of this report we have not made any payments and therefore the note has gone into default and is now accruing interest at 14% per annum.

During the quarter ended December 31, 2022, our President, Marcus Charuvastra advanced the Company $14,000, and a non-officer employee of the Company advanced us $13,000. The advances were unsecured, interest-free and had no fixed terms of repayment. The loans were used for working capital purposes and recorded as related party advances.

As of December 31, 2022, and 2021, there were balances due to the Company’s officers and non-officer employee of $52,000 and $nil, respectively.

Accounts Payable – Related Party

The Company is a majority owned subsidiary of Ault. During the year ended December 31, 2022, Ault made vendor payments on behalf of IMHC amounting to $28,000. This intercompany balance due to Ault is reflected in accounts payable.

13. CONVERTIBLE NOTES PAYABLE

Convertible notes payable at December 31, 2022, and 2021, were comprised of the following:

	Conversion price per share	Interest rate	Due date	December 31, 2022	December 31, 2021
Opportunity fund convertible notes payable	$0.005	10%	January 14, 2024	$45,000	$-
Total convertible notes payable				$45,000	$-

As part of the Acquisition, the Company acquired Convertible Promissory notes payable to Opportunity Fund, LLC in the amounts of $25,000 and $20,000, respectively (collectively the “Note”). The Note allows for advances up to maximum amount of $75,000, bears interest at ten percent (10%) per annum, and is due January 14, 2024. The principal, together with any accrued but unpaid interest on the amount of principal, is convertible upon request by the noteholder at a conversion price of $0.005 per share, with conversions limited such that no conversions will be allowed to the extent that, following such conversion, the noteholder would become the beneficial owner of more than 9.99% of our common stock. As of December 31, 2022, the outstanding convertible notes payable had accrued interest of $9,000.

F-26

14. INCOME TAXES

The Company files its tax returns as part of its stockholder’s consolidated federal and state income tax filings. The estimated deferred tax assets and tax liabilities is based on if the Company had filed on a stand-alone basis and not as part of a consolidated return. The following is a geographical breakdown of loss before the provision for income tax, for the years ended December 31, 2022, and 2021:

	2022	2021
Pre-tax loss
U.S. Federal	$(4,219,000)	$(1,827,000)
Foreign	-	-
Total	$(4,219,000)	$(1,827,000)

The federal and state income tax (provision) benefit is summarized as:

	2022	2021
Current
U.S. Federal	$-	$-
U.S. State	-	-
Foreign	-	-
Total current provision	-	-
Deferred
U.S. Federal	-	-
U.S. State	-	-
Foreign	-	-
Total deferred provision (benefit)	-	-
Total provision (benefit) for income taxes	$-	$-

Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and income tax purposes and (b) operating losses and tax credit carryforwards. Significant components of the Company’s deferred taxes as of December 31 were as follows:

	2022		2021
Deferred tax asset:
Net operating loss		$6,037,000		$5,302,000
Intangible asset basis		132,000		146,000
Deferred rent liability		507,000		-
Inventory adjustments		148,000		-
174 R&D capitalization		144,000		-
Asset retirement obligation		1,000		-
Settlement liability		161,000		74,000
Accrued warranty		12,000		12,000
Total deferred tax asset		7,142,000		5,534,000

Deferred tax liability:
ROU assets		(465,000)		(68,000)
Fixed asset basis		(65,000)		(15,000)
Total deferred income tax liabilities		(530,000)		(83,000)
Net deferred income tax assets		6,591,000		5,451,000
Valuation allowance		(6,612,000)		(5,451,000)
Deferred tax asset (liability), net	$	(-)	$	(-)

F-27

Events which may restrict utilization of a company’s net operating loss and credit carryforwards include, but are not limited to, certain ownership change limitations as defined in Internal Revenue Code Section 382 and similar state provisions. In the event the Company has had a change of ownership, utilization of carryforwards could be restricted to an annual limitation. The annual limitation may result in the expiration of net operating loss carryforwards before utilization. The Company has not undertaken a study to determine if its net operating losses are limited. In the event the Company previously experienced an ownership change, or should experience an ownership change in the future, the amount of net operating loss carryovers available in any taxable year could be limited and may expire unutilized. The impact of any such limitations or expirations would not have a material impact on the financials since all the deferred tax assets for the Company’s attributes are fully offset by a valuation allowance.

ASC 740 requires that the tax benefit of net operating losses, temporary differences and credit carryforwards be recorded as an asset to the extent that management assesses that realization is “more likely than not.” Realization of the future tax benefits is dependent on the Company’s ability to generate sufficient taxable income within the carryforward period. Because of the Company’s recent history of operating losses, management believes that recognition of the deferred tax assets arising from the above-mentioned future tax benefits is currently not likely to be realized and, accordingly, has provided a valuation allowance.

The valuation allowance increased by $1,161,000, and $308,000 during the years ended December 31, 2022, and 2021, respectively. Net operating losses and tax credit carryforwards as of December 31, 2022, and 2021 were as follows:

	2022 Amount	Expiration Years
Net operating losses, federal (Post December 31, 2017)	$10,378,000	Do Not Expire
Net operating losses, federal (Pre-January 1, 2018)	11,185,000	2022 to 2037
Net operating losses, state	21,597,000	2029 to 2041

	2021 Amount	Expiration Years
Net operating losses, federal (Post December 31, 2017)	$7,860,000	Do Not Expire
Net operating losses, federal (Pre-January 1, 2018)	11,185,000	2022 to 2037
Net operating losses, state	18,653,000	2029 to 2041

The effective tax rate of the Company’s provision (benefit) for income taxes as of December 31, 2022, and 2021 differed from the federal statutory rate as follows:

	2022	2021
Statutory Rate	21.00%	21.00%
State Tax	6.98%	6.98%
Permanent Differences	(0.57)%	-
Changes in VA	(28.06)%	-16.87%
True-ups	0.65%	-11.11
Total	0.00%	0.00%

The Company’s statute of limitations remains open for various taxable years in various U.S. federal and California jurisdictions.

15. LOSS PER SHARE

In accordance with ASC 260, Earnings Per Share, the basic loss per common share is computed by dividing the net loss available to common stockholders by the weighted average number of common stock outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional shares of common stock that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. The Company had 10,736,066 and 0 of potential common Stock equivalents outstanding as of December 31, 2022, and 2021, respectively, related to convertible notes payable and accrued interest. The Company excluded the potential common stock equivalents outstanding from the calculation of diluted weighted average net loss per share for each of the years ended December 31, 2022, and 2021, which would be anti-dilutive due to the net loss from continuing operations in those periods.

F-28

16. COMMITMENTS AND CONTINGENCIES

Litigation Matters

The Company is involved in litigation arising from other matters in the ordinary course of business. The Company is regularly subject to claims, suits, regulatory and government investigations, and other proceedings involving labor and employment, commercial disputes, and other matters. Such claims, suits, regulatory and government investigations, and other proceedings could result in fines, civil penalties, or other adverse consequences.

Certain of these outstanding matters include speculative, substantial or indeterminate monetary amounts. The Company records an undiscounted liability for contingent losses, including future legal costs, settlements and judgments, when we consider it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. If the Company determines that a loss is reasonably possible and the loss or range of loss can be estimated, the Company discloses the reasonably possible loss. The Company evaluates developments in its legal matters that could affect the amount of liability that has been previously accrued, and the matters and related reasonably possible losses disclosed, and makes adjustments as additional information becomes available. Significant judgment is required to determine both the likelihood of there being, and the estimated amount of a loss related to such matters.

Gordon v. Digital Power Corporation

On or about November 21, 2019, the plaintiff-William Gordon, filed a complaint against defendant, DPC, alleging wrongful termination and disability discrimination. The arbitration was conducted during October 2022. Aside from the opening and responding trial briefs, the arbitrator requested additional briefing on two subjects, undisclosed principal liability, and disclosed principal liability, both of which were submitted. In February 2023 the arbitrator entered an interim award against us and in favor of Mr. Gordon in the amount of $428,602 inclusive of interest. The award was based on Mr. Gordon’s employment agreement with DPC, and Mr. Gordon’s promissory note with Coolisys. Mr. Gordon was deemed the prevailing party and will be entitled to bring a motion for attorney’s fees in addition to the interim awarded amount.

The Company had accrued liabilities of $0.7 million and $0.1 million for legal matters that were contingencies as of December 31, 2022, and 2021, respectively.

With respect to the Company’s outstanding litigation matters, based on the Company’s current knowledge, the Company believes that the amount or range of reasonably possible loss will not, either individually or in aggregate, have a material adverse effect on the Company’s business, consolidated financial position, results of operations, or cash flows. However, the outcome of such matters is inherently unpredictable and subject to significant uncertainties.

17. STOCKHOLDERS’ DEFICIT

Common Stock

The holders of the Company’s Common Stock have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by the Company’s board of directors. Holders of Common Stock are also entitled to share ratably in all of the Company’s assets available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the Company’s affairs.

Except as otherwise required by law or as may be provided by the resolutions of the Board of Directors authorizing the issuance of Common Stock, all rights to vote and all voting power shall be vested in the holders of Common Stock. Each share of Common Stock shall entitle the holder thereof to one vote.

Upon any liquidation, dissolution or winding-up of the corporation, whether voluntary or involuntary, the remaining net assets of the Company shall be distributed pro rata to the holders of the Common Stock.

As part of the Acquisition, the Company acquired a convertible note from Ault Lending, in the principal amount of $102,000. The convertible note accrued interest at 10% per annum, is due on December 15, 2023. The principal, together with any accrued but unpaid interest on the amount of principal, was convertible into shares of Common Stock at Ault Lending’s option at a conversion price of $0.01 per share. On October 12, 2022, Ault Lending converted the principal and accrued interest on the note in the aggregate amount of $109,901, into 10,990,142 shares of Common Stock.

F-29

Series A Preferred Stock

There are 25,000 shares of Series A Preferred Stock issued and outstanding. Each share of Series A Preferred Stock has a stated value of $1,000, for an aggregate value of $25 million.

In the event that the Company is liquidated, dissolved or wound up, then before any distribution or payment is made to the holders of any Common Stock or any other class or series of junior stock, the holders of Series A Preferred Stock are entitled to receive liquidating distributions in an amount equal to the stated value for each share of Series A Preferred Stock held by such holders.

Dividends on the Series A Preferred Stock accrue daily and are in cumulative form, and including, the date of original issue and shall be payable quarterly on the last day of each calendar quarter out of funds legally available therefore, at the rate of eight percent (8%) per annum based on a 360 day calendar year.

Each holder shall be entitled to vote on an “as converted” basis with holders of outstanding shares of our common stock, voting together as a single class, with respect to any and all matters presented to the stockholders for their action or consideration. For so long as the holder shall continue to hold any shares of Series A Preferred Stock issued to it on the date of the Acquisition, the holder shall be entitled to elect a number of directors to the Board of Directors equal to a percentage determined by the number of Series A Preferred Stock beneficially owned by the holders, determined on an “as converted” basis, divided by the sum of the number of shares of Common Stock outstanding plus the number of Series A Preferred Stock outstanding on an “as converted” basis, provided, that the number of directors that the holders are entitled to elect shall never be less than a majority of our board of directors.

Upon the one-year anniversary of the Acquisition, the shares of Series A Preferred Stock shall be subject to redemption in cash at the option of the holder in an amount per share equal to the stated value plus all accrued and unpaid dividends thereon. In accordance with FASB ASC Topic 480, “Distinguishing Liabilities from Equity”, paragraph 10-S99, redemption provisions not solely within the control of a company require ordinary shares subject to redemption to be classified outside of permanent equity. Accordingly, all of the shares of Series A Preferred Stock are presented as temporary equity, outside of the shareholders’ deficit section of the Company’s condensed balance sheets.

18. SUBSEQUENT EVENTS

The Company’s Chief Executive Officer loaned to the Company $26,000 in January 2023. The note has no annual interest and matures April 10, 2023, and was used for working capital purposes. If any event of default occurs, the full principal amount of this Note, together with interest, fees and any other amounts due will immediately become due and payable in cash. Upon an event of default, the interest rate on this Note will be 14% per annum.

In January 2023, the $14,000 advance from Marcus Charuvastra, the Company’s President, was repaid in full.

On December 9, 2022, the Company’s Chief Executive Officer, Amos Kohn loaned the Company $25,000 through a promissory note, which was recorded in related party advances, carried no interest, was used for working capital purposes and was due March 9, 2023. The note carried no interest unless it went into default for any reason. As of the date of this report we have not made any payments and therefore the note has gone into default and is now accruing interest at 14% per annum.

F-30

Imperalis Holding Corp.

(d/b/a TurnOnGreen, Inc.)

56,405,175 Shares of Common Stock and

Warrants to Purchase 56,405,175 Shares of Common Stock

(and 56,405,175 Shares of Common Stock Underlying the Warrants)

_________________________

PROSPECTUS

_________________________

July 24, 2023